  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996

                                                     REGISTRATION NO. 333-03627
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                         ADEZA BIOMEDICAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     2835                    77-0054952
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                               ----------------
                                1240 ELKO DRIVE
                              SUNNYVALE, CA 94089
                                (408) 745-0975
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                DANIEL O. WILDS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ADEZA BIOMEDICAL CORPORATION
                                1240 ELKO DRIVE
                              SUNNYVALE, CA 94089
                                (408) 745-0975
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
         JOSHUA L. GREEN, ESQ.                  ROBERT L. JONES, ESQ.
       WILLIAM W. ERICSON, ESQ.                JULIA L. DAVIDSON, ESQ.
           VENTURE LAW GROUP           COOLEY GODWARD CASTRO HUDDLESON & TATUM
      A PROFESSIONAL CORPORATION                FIVE PALO ALTO SQUARE
          2800 SAND HILL ROAD             PALO ALTO, CALIFORNIA 94306-2155
     MENLO PARK, CALIFORNIA 94025                  (415) 843-5000
            (415) 854-4488

                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                  STATEMENT.

                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          ADEZA BIOMEDICAL CORPORATION

                             CROSS REFERENCE SHEET

  PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF
              INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

      ITEM NUMBER AND HEADING
 IN FORM S-1 REGISTRATION STATEMENT       HEADING OR LOCATION IN PROSPECTUS
- ------------------------------------ -------------------------------------------
 1. Forepart of Registration State-
    ment and Outside Front Cover
    Page of Prospectus..............  Outside Front Cover Page; Front of
                                      Registration  Statement
 2. Inside Front and Outside Back
    Cover Pages of Prospectus....... Inside Front and Outside Back Cover Pages

 3. Summary Information, Risk Fac-
    tors and Ratio of Earnings to
    Fixed Charges................... Prospectus Summary; The Company; Risk
                                     Factors
 4. Use of Proceeds................. Use of Proceeds

 5. Determination of Offering
    Price........................... Underwriters

 6. Dilution........................ Dilution

 7. Selling Security Holders........ Principal and Selling Stockholders

 8. Plan of Distribution............ Outside and Inside Front Cover Pages;
                                     Underwriters

 9. Description of Securities to be
    Registered...................... Description of Capital Stock

10. Interests of Named Experts and
    Counsel......................... Legal Matters; Experts

11. Information with Respect to the
    Registrant...................... Outside and Inside Front Cover Pages;
                                      Prospectus Summary; Risk Factors; The
                                      Company; Use of Proceeds; Dividend Policy;
                                      Capitalization; Dilution; Selected
                                      Consolidated Financial Data; Management's
                                      Discussion and Analysis of Financial
                                      Condition and Results of Operations;
                                      Business; Management; Certain
                                      Transactions; Principal and Selling
                                      Stockholders; Description of Capital
                                      Stock; Shares Eligible for Future Sale;
                                      Underwriting; Legal Matters; Experts;
                                      Additional Information; Glossary of Terms;
                                      Consolidated Financial Statements

12. Disclosure of Commission
    Position on Indemnification for
    Securities Act Liabilities...... Not applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION -- DATED JUNE 18, 1996

PROSPECTUS
- --------------------------------------------------------------------------------
                                2,500,000 Shares

                      [LOGO OF ADEZA BIOMEDICAL APPEARS HERE]

                                  Common Stock
- --------------------------------------------------------------------------------
All of the 2,500,000 shares of common stock, par value $0.001 per share (the "Common Stock"), offered hereby are being sold by Adeza Biomedical Corporation ("Adeza" or the "Company").

Prior to this offering there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

The Common Stock has been approved for inclusion in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "ADZA."

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 6 TO 16 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

- --------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------
                                                  Underwriting
                                      Price to   Discounts and    Proceeds to
                                       Public    Commissions(1)   Company(2)
- -----------------------------------------------------------------------------
Per Share...........................    $             $               $
- -----------------------------------------------------------------------------
Total(3)............................   $             $               $
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

(1) The Company and certain stockholders of the Company (the "Selling Stockholders") have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $750,000.
(3) The Selling Stockholders have granted the several Underwriters 30-day over-allotment options to purchase up to 375,000 additional shares of Common
    Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to
    Public will be $   , the total Underwriting Discounts and Commissions will
    be $   , the total Proceeds to Company will be $   , and the total Proceeds
    to Selling Stockholders will be $   . See "Principal and Selling
    Stockholders" and "Underwriting."
- --------------------------------------------------------------------------------
The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and the Selling Stockholders and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One
New York Plaza, New York, New York, on or about     , 1996.
PRUDENTIAL SECURITIES INCORPORATED
                            NEEDHAM & COMPANY, INC.
                                                     TUCKER ANTHONY INCORPORATED
     , 1996

DIAGNOSING PROBLEMS IN WOMEN'S HEALTH CARE

PREMATURE BIRTH


Premature birth is a life-threatening
problem affecting 10% of all births in
the United States. More than 20,000
infants die each year in the United States
from premature delivery. Surviving infants
often suffer lifelong mental and physical
handicaps,and the high cost of neonatal        [DRAWING OF CHEMICAL STRUCTURE]
intensive care imposes a significant
financial burden.

Adeza received an expedited PMA from
the FDA for a fetal fibronection fFN
ELISA (Enzyme-Linked Immunosorbent Assay)
test to aid in the diagnosis of premature
birth in symptomatic women. Adeza is
preparing PMA supplements for the use of
the ELISA in asymptomatic women and for
a point-of-care dipstick test.                   fFN: A Biochemical Indicator
                                                      For Premature Birth



           [PHOTOS]                         [DIAGRAMMED DRAWING]




PREECLAMPSIA                                ENDOMETRIOSIS/INFERTILITY

Preeclampsia, severe hypertension during    Endometriosis is a serious condition
pregnancy, is a leading cause of            afflicting 10% of all women of
maternal death and affects 7% of all        reproductive age in the United
pregnancies in the United States.           States.
If the condition progresses to eclampsia,
the lives of both mother and baby are at    Adeza is developing analytical
risk.                                       software and less-invasive
                                            biochemical assays to identify
Adeza has developed an ELISA-based          women with endometriosis and
diagnostic test to confirm severe           endometriosis-related infertility.
preeclampsia in symptomatic women.
Preclinical evaluations are in
progress in the United States, Europe
and Australia.

Adeza is a registered trademark of the
Company, and the Adeza logo is a trademark
ofthe Company. This Prospectus also                     [LOGO OF
contains trademarks and trade names of              ADEZA BIOMEDICAL
other companies.                                      CORPORATION]


- --------------------------------------------------------------------------------
IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." The Common Stock offered hereby involves a high degree of risk. Unless otherwise indicated, the information in this Prospectus (i) assumes that the Underwriters' over-allotment options will not be exercised, (ii) reflects the one-for-2.4 reverse stock split effected in connection with the Company's reincorporation in Delaware prior to the effectiveness of this offering and
(iii) gives effect to the automatic conversion of all outstanding shares of Series 1 Preferred Stock and Series 2 Preferred Stock into an equal number of shares of Common Stock upon the completion of this offering. Certain terms are defined in the Glossary of Terms beginning on page 65 of this Prospectus.

                                  THE COMPANY

  Adeza Biomedical Corporation ("Adeza" or the "Company") develops and markets diagnostic products and services for women's reproductive health care. The Company's primary focus is the development and marketing of proprietary tests for the diagnosis of pregnancy-related and female reproductive disorders, including premature and late birth, preeclampsia, endometriosis and infertility. The Company believes its products and services will result in improved patient management, with a consequent reduction in both patient risk and overall cost of care.

  The Company has received an expedited premarket approval ("PMA") from the Food and Drug Administration ("FDA") to market its proprietary enzyme-linked immunosorbent assay ("ELISA") diagnostic (the "fFN ELISA Test") for use in women with symptoms of premature birth. The fFN ELISA Test is the only FDA-approved immunodiagnostic test for this disorder and represents a significant advance over currently used evaluation techniques. This test measures the presence of fetal fibronectin ("fFN") in the vaginal fluid of pregnant women in order to assess the likelihood of premature birth. The Company believes that its fFN-based products have the potential to become an element of standard prenatal care. The Company will distribute the fFN ELISA Test in the United States through an exclusive strategic distribution arrangement with Matria Healthcare, Inc. ("Matria"), a leading women's health care company. Matria began shipment of fFN ELISA Tests to a select number of initial customers in the United States in April 1996 and is expected to commence full-scale marketing efforts in the second half of 1996. The Company has been selling the fFN ELISA Test in Japan since 1995 through an exclusive arrangement with Daiichi Pure Chemicals Co. Ltd. ("Daiichi") and in Europe through a limited number of distributors.

  The women's reproductive health care market represents a large and increasingly important part of the health care economy, with an estimated $20 billion spent annually in the United States on obstetrical and gynecological ("Ob/Gyn") care. Pregnancy-related disorders being addressed by the Company, including premature birth and preeclampsia, represent significant opportunities within the women's reproductive health care market. The American College of Obstetrics and Gynecology estimates that of the annual four million births in the United States, approximately 400,000 are premature, and approximately 300,000 births are affected by preeclampsia, which accounts for 10% to 25% of premature births. CIGNA Corporation estimates that the costs associated with premature births in the United States are greater than $4.7 billion per year. The Company also targets the reproductive disorder of endometriosis, which in the United States is estimated to afflict six million women of reproductive age. Endometriosis is also closely associated with another of the Company's other targeted markets, infertility. Annual expenditures in the United States for the diagnosis and treatment of infertility are estimated to be approximately $2.0 billion.

  Adeza's goal is to become a global leader in the diagnosis and treatment of pregnancy-related and female reproductive disorders by designing, developing and marketing proprietary diagnostic tests and services for the women's reproductive health care market. In addition to the fFN ELISA Test, the Company is developing several other products for this market. The Company is preparing supplements to its PMA ("PMA Supplements") for the use of the fFN ELISA Test in assessing the likelihood of premature birth in asymptomatic women, and for the use of a point-of-care rapid assay (the "fFN Dipstick Test") for assessing the likelihood of premature birth in symptomatic women. Clinical trials have been completed by the National Institutes of Health (the "NIH") which support the use of the fFN ELISA Test for asymptomatic women. The Company is currently conducting clinical trials to support the use of the fFN Dipstick in symptomatic women. Additionally, the Company is in the process of designing clinical trials for the use of the fFN Dipstick Test in assessing the likelihood of successful induction of labor at term, which may be useful in avoiding complications related to late birth. The Company's proprietary fFN vertical flow membrane test (the "fFN Vertical Flow Test") for the assessment of premature rupture of amniotic membranes ("ROM") has been introduced for sale in Japan. Finally, the Company has developed a proprietary test based on cellular fibronectin (the "cFN Test") for the diagnosis of preeclampsia, a leading cause of maternal death and fetal complications in the United States. The cFN Test is currently undergoing preclinical evaluations in the United States, Europe and Australia. The Company also maintains a significant product development program with the goal of introducing additional proprietary diagnostics and therapeutics for the women's reproductive health care market.

  The Company intends to increase acceptance and create long-term demand for its products and services by marketing to physicians, hospitals, other health care providers and third-party payors. The Company, together with its strategic partners and distributors, will educate this target market as to the cost-effectiveness and improved patient care that its products and services provide through a variety of means, including marketing evaluations, seminars, workshops, publications and professional and trade meetings. The Company believes that the trend toward management of health care costs will lead to increased awareness of and emphasis on disease prevention and early patient management, which will increase demand for its cost-effective diagnostic tests and services.

  The Company owns or has licenses to 23 United States patents, and the Company owns, has licenses to or options to license technology covered by another 16 pending United States patent applications, each in the area of pregnancy-related and reproductive disorder diagnostics. To date, sales of the Company's products have generated limited revenues which have not been sufficient to cover the Company's operating expenses. The Company has not been profitable since inception and had incurred a cumulative net loss of $27.3 million through March 31, 1996.

  The Company's principal executive offices are located at 1240 Elko Drive, Sunnyvale, California 94089 and its telephone number is (408) 745-0975.

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE OFFERING

Common Stock Offered by the Company.................  2,500,000 shares
Common Stock to be Outstanding after this
 Offering(1)........................................  7,863,669 shares
Use of Proceeds.....................................  To fund research and development, expand sales and marketing activities,
                                                      fund clinical trials, repay
                                                      outstanding indebtedness and for
                                                      working capital and general corporate
                                                      purposes. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol..............  ADZA

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS
                                                                   ENDED
                                    YEAR ENDED DECEMBER 31,      MARCH 31,
                                    -------------------------  ---------------
                                     1993     1994     1995     1995    1996
                                    -------  -------  -------  ------  -------
CONSOLIDATED STATEMENTS OF OPERA-
 TIONS DATA:
REVENUES:
  Contract revenues...............  $   967  $ 1,977  $ 3,416  $  167  $   --
  Product sales...................      504      316      541      99      152
                                    -------  -------  -------  ------  -------
Total revenues....................    1,471    2,293    3,957     266      152
OPERATING COSTS AND EXPENSES:
  Research and development, in-
   cluding manufacturing
   start-up costs and costs of
   product sales..................    4,320    3,635    3,460     785      830
  Selling, general and administra-
   tive...........................    3,128    1,928    1,725     371      418
                                    -------  -------  -------  ------  -------
Total operating costs and ex-
 penses...........................    7,448    5,563    5,185   1,156    1,248
                                    -------  -------  -------  ------  -------
Loss from operations..............   (5,977)  (3,270)  (1,228)   (890)  (1,096)
Interest income (expense) and oth-
 er, net..........................     (132)    (390)      84      16       19
                                    -------  -------  -------  ------  -------
Net loss..........................  $(6,109) $(3,660) $(1,144) $ (874) $(1,077)
                                    =======  =======  =======  ======  =======
Pro forma net loss per share(2)...                    $ (0.21) $(0.16) $ (0.20)
                                                      =======  ======  =======
Shares used in computing pro forma
 net loss per share(2)............                      5,446   5,446    5,448

                                                              MARCH 31, 1996
                                                           ---------------------
                                                           ACTUAL AS ADJUSTED(3)
                                                           ------ --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................. $1,027    $28,177
Working capital...........................................    235     27,385
Total assets..............................................  1,860     29,010
Capital lease obligations, net of current portion.........     36         36
Total stockholders' equity................................    669     27,819

- --------
(1) Excludes (i) 579,270 shares of Common Stock issuable upon exercise of stock options outstanding as of May 9, 1996 with a weighted average exercise price of $1.21 per share, (ii) 404,468 shares of Common Stock issuable upon exercise of warrants outstanding at May 9, 1996 with a weighted average exercise price of $2.74 per share, (iii) 662,025 shares reserved for future issuance as of May 9, 1996 under the Company's 1995 Stock Option and Restricted Stock Plan, (iv) 250,000 shares reserved for future issuance as of May 9, 1996 under the Company's 1996 Employee Stock Purchase Plan and
    (v) 200,000 shares reserved for future issuance as of May 9, 1996 under the Company's 1996 Directors' Stock Option Plan. See "Management--Stock Option and Incentive Plans" and "Description of Capital Stock."

(2) See Note 1 of Notes to Consolidated Financial Statements for information concerning calculation of the pro forma net loss per share.

(3) As adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share after deducting underwriting discounts and commissions and estimated offering expenses and the receipt of the estimated net proceeds therefrom. Does not reflect application of a portion of the net proceeds for repayment of indebtedness that may be incurred after March 31, 1996 under the Company's $2.0 million line of credit from certain existing investors. See "Use of Proceeds" and Notes 5 and 9 to Notes to Consolidated Financial Statements.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section below.

  UNCERTAINTY OF MARKET ACCEPTANCE. Sales of the Company's products have generated limited revenues to date. The Company's fFN ELISA Test is the only Company product that has received FDA approval for sale and marketing in the United States and has generated only limited sales in international markets. There can be no assurance that the fFN ELISA Test or any of the Company's other existing or future products, including the fFN Dipstick Test, will gain any degree of market acceptance among physicians, hospitals, other health care providers and third-party payors, even if reimbursement and necessary regulatory approvals are obtained. The Company believes that the commercial success of its products will depend on the acceptance of such products by its strategic partners and distributors and by physicians, hospitals, other health care providers and third-party payors as clinically useful and cost effective, and there can be no assurance that any such acceptance will be achieved. Acceptance will also depend upon the ability of the Company and its strategic partners and distributors to train physicians, hospitals and other health care providers to use the fFN ELISA Test and the Company's other products, and the willingness of such individuals to learn to use these products. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Adeza Solution for Premature and Late Birth/Successful Induction of Labor," "Business--Sales & Marketing; Strategic Corporate Alliances" and "Business--Third-Party Reimbursement."

  DEPENDENCE ON fFN ELISA TEST. The fFN ELISA Test is the primary product being marketed by the Company and will remain so for the near term both in the United States and internationally. The Company has been granted an expedited PMA to market the fFN ELISA Test for the assessment of the likelihood of premature birth in symptomatic women. In order to market the fFN ELISA Test for additional indications in the potentially larger market, the Company will be required to obtain additional regulatory approvals. The Company plans to use the results of a clinical trial performed by the NIH to file a supplement to the Company's PMA (a "PMA Supplement") for use of the fFN ELISA Test in asymptomatic women. There can be no assurance that a PMA Supplement will be submitted for this indication, that further clinical trials will not be required in addition to the NIH trials or that the PMA Supplement will be approved on a timely basis, if at all. The Company will also be required to obtain additional regulatory approvals for the use of the fFN Dipstick Test in assessing the likelihood of premature birth in symptomatic women, for which clinical trials are in progress, and for the use of the fFN Dipstick Test in assessing the likelihood of successful induction of labor in women at term, for which the Company is in the process of designing clinical trials. To date, the Company has had only limited commercial sales of the fFN ELISA Test in international markets and has only recently begun shipping to a limited number of customers in the United States. There can be no assurance that the fFN ELISA Test or any other product developed by the Company will be safe or effective, capable of being manufactured in commercial quantities at acceptable costs, approved by appropriate regulatory or reimbursement authorities or successfully marketed. Furthermore, because the fFN ELISA Test represents the Company's principal near-term focus, the Company could be required to cease operations if the fFN ELISA Test is not successfully commercialized, and even limited failure of the fFN ELISA Test to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Adeza Solution for Premature and Late Birth/Successful Induction of Labor."

  DEPENDENCE ON STRATEGIC PARTNERS AND DISTRIBUTORS. The Company depends on strategic partners and distributors for substantially all currently anticipated sales. Matria has exclusive rights to market and distribute the fFN ELISA Test and the fFN Dipstick Test, as well as the right to participate in the development of and distribute immunodiagnostic products for premature birth that are developed by or acquired for development by the Company in the United States, Canada and Puerto Rico. The Company currently expects that it will derive a substantial portion of its United States revenues for the foreseeable future from sales of its fFN ELISA Test and fFN Dipstick Test through Matria. The loss of Matria as a strategic partner or the failure of Matria to effectively market and distribute the Company's fFN ELISA Test and the fFN Dipstick Test would have a material adverse effect on the Company's business, financial condition and results of operations. Because the Company's products are sold to physicians, hospitals and other health care providers, to be effective, strategic partners and distributors must possess sufficient technical, marketing and sales resources and must devote these resources to education of its target market, physician training and continuing product support. The amount, timing and effectiveness of the resources that Matria will devote to promoting the fFN ELISA Test or any other of the Company's products is not within the control of the Company, and the Company does not have the contractual right to terminate its marketing agreement with Matria for failure to sell more than a minimum number of products. In addition, Matria may terminate this agreement in the event a product competitive with either the fFN ELISA Test or the fFN Dipstick Test captures a specified percentage of the market for such product or in the event Matria determines it is unable to legally market either the fFN ELISA Test or the fFN Dipstick Test due to the patent position of any third party. Furthermore, Matria was recently formed by the merger of Tokos Medical Corporation and HealthDyne, Inc., and the failure of such merged companies to be successfully integrated or a change in strategic focus of the merged entity could have a material adverse effect on Matria's ability to market and sell the Company's products, including the fFN ELISA Test. There can also be no assurance that Matria will continue to market and support the Company's existing or future products effectively or at all, or that Matria will not be adversely affected by economic conditions or industry demand. Matria's failure to successfully market and support the Company's products in the United States would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the Company expects it will be dependent on entering into agreements with additional strategic partners and distributors for sales and marketing of any future products in the United States, if and when such products are developed. See "--No Assurance of Successful Product Development" and "Business--Sales & Marketing; Strategic Corporate Alliances."

  The Company anticipates that international sales will continue to represent a significant portion of its total revenues in the future. Daiichi has exclusive rights to market and distribute the fFN ELISA Test and the fFN Vertical Flow Test in Japan. See "Business--Sales & Marketing; Strategic Corporate Alliances." Additionally, the Company currently has a limited network of other distributors that market the Company's products in Taiwan, portions of Europe, Scandinavia, Japan and South Korea. The Company's international sales are dependent upon the marketing efforts of, and sales by, these distributors. The Company also relies on certain of these distributors to assist it in obtaining product registration and reimbursement approvals in certain international markets. If a distributor fails to invest adequate capital promoting the Company's products and training physicians, hospitals and other health care providers in the proper techniques for utilizing the Company's products, or were to cease operations, the Company would likely be unable to achieve significant sales in the subject territory. In addition, the Company has only limited contact with the majority of the end-users of its products in international markets. Furthermore, Adeza does not currently have distributors in a number of international markets that it has targeted and will need to establish additional international distribution relationships to address these markets. There can be no assurance that the Company will engage qualified distributors in these markets in a timely manner, if at all. Additionally, if the Company is successful in engaging distributors, there can be no assurance that such distributors will perform their obligations as expected or that any revenues will be derived from such arrangements. The failure to engage such distributors or the failure of the distributors to perform their obligations as expected would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales & Marketing; Strategic Corporate Alliances."

  In addition, certain of the arrangements that the Company may enter into in the future with strategic partners may place responsibility on the Company's partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval of potential diagnostic or therapeutic products. Should any strategic partner fail to perform its obligations under such arrangements, the Company's business, financial condition and results of operations could be materially adversely affected.

  UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT. In the United States, physicians, hospitals and other health care providers that perform medical services generally rely on third-party payors, such as private health insurance plans, to reimburse all or part of the cost associated with the treatment of patients. Although reimbursement for diagnosing premature birth has generally been available in the United States, because of the uncertainty relating to health care reform, there can be no assurance that this will continue to be the case. See "--Uncertainty Related to Health Care Reform." Furthermore, there can be no assurance, even if the Company's fFN ELISA Test and other future products are cleared by the FDA for new clinical applications, that reimbursement at acceptable levels, or at all, will be available for such procedures. The Company could also be adversely affected by changes in reimbursement policies of government or private third-party payors, particularly to the extent that any such changes affect reimbursement for diagnostic procedures in which the Company's products are used. Failure by physicians, hospitals and other health care providers to obtain sufficient reimbursement from third-party payors for tests in which the Company's products are used, or adverse changes in government and private third-party payors' policies toward reimbursement for such tests, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Third-Party Reimbursement."

  Market acceptance of the Company's products in international markets may be dependent in part upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and can include both government sponsored and private health care insurance. The Company's fFN ELISA Test and fFN Vertical Flow Test have been approved for reimbursement in Japan. Although the Company will seek additional international reimbursement approvals, obtaining such approvals can require 12 to 18 months or longer, and there can be no assurance that any such approvals will be obtained in a timely manner, if at all. Failure to receive additional international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which the Company is seeking approvals and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Third-Party Reimbursement."

  OPERATING LOSSES; FLUCTUATIONS IN OPERATING RESULTS. Adeza has generated limited revenues from product sales which have not been sufficient to cover its operating expenses. Adeza is substantially dependent upon research and development contracts, external financing such as that being sought in this offering and interest income to pursue its intended business activities. Approximately $15.3 million of the Company's aggregate total revenues to date have consisted of contract revenues received from its strategic partners, primarily Matria and Daiichi, for research and product development. The Company does not expect to generate further material research and development revenues from these strategic agreements. The Company has not been profitable since inception and had incurred a cumulative net loss of $23.7 million through March 31, 1996. Losses have resulted principally from costs incurred in research and development activities, clinical trials, marketing and product introduction expenses and from general and administrative costs. The Company expects to incur additional operating losses at least through 1997. The Company's ability to achieve profitability is dependent on its ability to successfully market and sell its products, to develop and obtain patent protection and regulatory approval for its products, to enter into agreements for product development and commercialization with corporate sponsors and to manufacture its products in a cost-effective manner. There can be no assurance that the Company will successfully develop, commercialize, patent, manufacture or market its products, obtain required regulatory approvals or achieve profitability. Future revenues and results of operations may fluctuate significantly from quarter to quarter and will depend upon, among other factors, actions relating to regulatory and reimbursement matters, the extent to which Matria is successful in achieving market acceptance of the Company's products, the rate at which the Company expands its international distribution network, the progress of clinical trials and the introduction of competitive products for diagnosis of the Company's targeted pregnancy-related and female reproductive disorders. See "--Uncertainty of Market Acceptance," "-- Dependence on fFN ELISA Test" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT. The Company's ability to successfully develop any additional products is uncertain. The Company's research and development programs with respect to certain of its potential products are at an early stage. The Company's goal is to develop, manufacture and market diagnostic tests and, to a lesser extent, therapeutic products concentrating on its targeted pregnancy-related and female reproductive disorders. Except for the Company's fFN ELISA Test and the related specimen collection kit, none of the Company's products have been approved for commercial sale in the United States. Potential new products will require significant additional research, development, preclinical and clinical testing, regulatory approval and additional investment prior to their commercialization, which may not be successful. There can be no assurance that the Company's approach will result in the development of commercially successful products. Additionally, the Company has very limited experience in the development of therapeutic products. See "Business--The Adeza Solution for Premature and Late Birth/Successful Induction of Labor" and "Business--The Adeza Solution for Reproductive Disorders."

  LIMITED MANUFACTURING EXPERIENCE; MANAGEMENT OF EXPANDING OPERATIONS. The Company has only limited experience in manufacturing its products in commercial quantities. The Company currently manufactures its products for research, United States clinical trials, international clinical trials and limited commercial sales. As a result of the receipt of a PMA for the fFN ELISA Test, the Company intends to expand its operations generally, including its manufacturing and laboratory capabilities. Companies often encounter difficulties associated with scaling up production of new products and expanding operations, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. There can be no assurance that the Company will be able to develop the necessary manufacturing capability, build and train the necessary manufacturing, sales and marketing teams, enter into the necessary distribution or collaborative relationships, attract, retain and integrate the required key personnel, or implement the financial and management systems as required to meet any increased demand for its products. Failure of the Company to successfully expand its operations in response to any increased demand for its current and future products, if any, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's manufacturing facilities are subject to applicable FDA regulations regarding Good Manufacturing Practices ("GMP"), international quality standards and other regulatory requirements. Failure by the Company to maintain its facilities in accordance with GMP regulations, international quality standards or other regulatory requirements may entail a delay or termination of production, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Laboratory Services; Manufacturing" and "Business--Government Regulation."

  LIMITED LABORATORY OPERATING EXPERIENCE. The Company has limited experience in providing laboratory services to provide results of its diagnostic tests. The Company intends to provide laboratory results to physicians and other users of the Company's diagnostic tests as a means of ensuring that the users of such products will have ready access to results. The Company believes that such laboratory services could generate a significant portion of the Company's revenues in the near term. The Company expects that over time other commercial laboratories will also provide results of its diagnostic tests. However, no commercial laboratory is currently providing results with respect to the Company's tests, and there can be no assurance that any laboratory other than that of the Company will ultimately provide such results. Failure by the Company to provide accurate and cost-efficient laboratory services and to generate expected revenues through such services would have a material adverse effect on the Company's business, financial condition and results of operations and could expose the Company to significant liability in the event of errors in test results. There can be no assurance that there will be demand for the Company's laboratory services or that such services will generate any additional revenues for the Company. See "Business--Laboratory Services; Manufacturing."

  LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE. The Company has limited experience in sales, marketing and distribution of its products and currently relies on strategic partners and distributors for the sales, marketing and distribution. The Company currently has agreements to sell its fFN ELISA Test and fFN Dipstick Test in the United States, Canada and Puerto Rico through Matria and the fFN ELISA Test and the fFN Vertical Flow Test in Japan through Daiichi. In connection with the commercialization of the fFN ELISA Test, the Company, in conjunction with Matria, is substantially increasing its United States sales and marketing efforts. The Company intends to sell its future products primarily through distributors or by means of strategic relationships, although the Company may also establish a direct sales force to sell certain products. There can be no assurance that the Company's sales and marketing efforts or direct sales force, if established, will be successful. Failure to establish effective distribution or strategic partner relationships or to achieve an effective sales and marketing organization with respect to the Company's future products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Laboratory Services; Manufacturing" and "Business--Sales & Marketing; Strategic Corporate Alliances."

  DEPENDENCE ON LICENSES; POTENTIAL NEED FOR ADDITIONAL COLLABORATORS. The Company's strategy for the research and development of certain of its products contemplates that it will enter into arrangements with collaborators, licensors, licensees and others. The Company may, therefore, be dependent upon the subsequent success of these third parties in performing their responsibilities, including any research activities contemplated under such arrangements. The Company has obtained, and intends to obtain in the future, licensed rights to certain proprietary technologies from individuals, universities and research institutions to which it is, or will be, obligated to pay royalties and milestone payments if it develops products based upon the licensed technology. The Company has a worldwide, sublicensable, exclusive license from the Fred Hutchinson Cancer Research Center to certain patent rights related to fFN, which constitutes the Company's core technology for its fFN ELISA Test and fFN Dipstick Test. There can be no assurance that the Company will be able to enter into additional collaborative, license or other arrangements that the Company deems necessary or appropriate to develop, commercialize and market its products, or that any or all of the contemplated benefits from such collaborative, license or other arrangements will be realized. There can be no assurance that partners or collaborators will not pursue alternative technologies or products either on their own or in collaboration with others, including the Company's competitors, as a means for developing diagnostic or therapeutic products for the Company's targeted pregnancy-related and female reproductive disorders. See "Business--Certain License Agreements; Patents and Proprietary Technology" and "Business-- Advisors and Collaborators."

  RELIANCE ON PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. The Company's ability to compete effectively will depend substantially on its ability to develop and maintain proprietary aspects of its technology. Although the Company has been granted or has exclusive rights to various patents, the Company's success will depend in large part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of third parties. There can be no assurance that the Company's issued patents, any future patents that may be issued as a result of the Company's United States or international patent applications, or the patents that the Company has licensed, will offer any degree of protection to the Company's products against competitive products. There can also be no assurance that any additional patents will be issued from any of the patent applications owned by or licensed to the Company, or that any patents that currently are or may be issued or licensed to the Company or any of the Company's patent applications will not be challenged, invalidated or circumvented in the future, or that any patents issued to or licensed by the Company will not be infringed upon or designed around by others. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Moreover, patent law relating to certain of the Company's fields of interest, particularly as to the scope of claims in issued patents, is still developing and it is unclear how this uncertainty will affect the Company's patent rights.

  The medical device and biotechnology industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in these industries have employed intellectual property litigation as a strategy to gain a competitive advantage. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to or licensed to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

  As is typical in its industry, the Company has received notices from third parties alleging infringement claims. Although there are currently no pending claims or lawsuits against the Company regarding any possible infringement claims, there can be no assurance that infringement claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not have a material adverse effect on the Company's business, financial condition and results of operations. Any litigation or interference proceedings involving the Company will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device and biotechnology industries have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. See "Business--Certain License Agreements; Patents and Proprietary Technology."

  GOVERNMENT REGULATION. The manufacture and sale of medical devices are subject to extensive regulation by numerous government authorities, both in the United States and internationally. In the United States, the principal regulatory authorities are the FDA and corresponding state agencies, such as the California Department of Health Services ("CDHS"). The process of obtaining and maintaining required regulatory clearances is lengthy, expensive and uncertain. The FDA requires companies that desire to market a new medical device or an existing medical device for use for a new indication to obtain either a premarket notification clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act ("510(k)") or a PMA prior to the introduction of such product into the market. In addition, material changes to medical devices are also subject to FDA review and clearance or approval prior to marketing and sale in the United States. Though generally believed to be a shorter, less costly regulatory path than a PMA, the process of obtaining a 510(k) clearance generally requires the submission of supporting data, which can be extensive and extend the regulatory process for a considerable length of time. In addition, the FDA may require review by an advisory panel as a condition for 510(k) clearances, which can further lengthen the regulatory process. The PMA process can take several years from initial filing and requires the submission of extensive supporting data and clinical information. No assurance can be given that any future products or applications developed by the Company will not require approval under the more lengthy and expensive PMA process or that such approval will be received on a timely basis, if at all. If the Company is required to obtain approval for any products pursuant to the PMA procedure or, if the 510(k) process with respect to any products is extended for a considerable length of time, the commencement of commercial sales of the Company's products will be delayed substantially or indefinitely.

  Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA approval, and the requirements may differ. In Europe, the Company will be required to obtain the certifications necessary to enable the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, to be affixed to the Company's products by July 1998 in order to continue sales in member countries of the European Union. The Company has not obtained such certifications, and there can be no assurance that it will be able to do so in a timely manner, if at all. Many countries in which the Company currently operates or intends to operate either do not currently regulate medical devices or have minimal registration requirements; however, these countries may develop more extensive regulations in the future that could adversely affect the Company's ability to market its products. In addition, significant costs and requests by regulators for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its products in the United States or internationally.

  Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the Company's products may be marketed. In addition, in order for companies to obtain such approvals, the FDA and certain foreign regulatory authorities impose numerous additional requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the promotion of approved medical devices for uses other than those specifically cleared for marketing by the FDA. The Company is required to adhere to GMP regulations and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA and the CDHS, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of previously granted approvals and criminal prosecution. Changes in existing regulations or adoption of new government regulations or policies could prevent or delay regulatory approval of the Company's products.

  While the Company has received a PMA after an expedited review for the use of its fFN ELISA Test in assessing the likelihood of premature birth in symptomatic women, there can be no assurance that the Company will be able to obtain additional PMA approvals, that the Company will not be required to seek 510(k) clearances for certain products or indications or that necessary clearances or approvals will be obtained. The Company is preparing a PMA Supplement for the use of its fFN ELISA Test in screening asymptomatic women, but there can be no assurance that this PMA Supplement will be filed or, if filed, will be granted FDA approval. Moreover, regulatory clearances, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Delays in receipt of or failure to receive such approvals or clearances, the loss of previously obtained approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Adeza Solution for Premature and Late Birth/Successful Induction of Labor" and "Business--Government Regulation."

  As a provider of health care related services, the Company is subject to extensive and frequently changing federal, state and local regulations governing licensure, billing, financial relationships, conduct of operations, cost-containment and other aspects of the Company's business relationships. Federal and state certification and licensure programs establish standards for the day-to-day operation of laboratories such as the Company's. Compliance with such standards is verified by periodic inspections and requires participation in proficiency testing programs. There can be no assurance that the Company's laboratory facilities will pass all future inspections conducted to ensure compliance with federal or any other applicable licensure or certification laws. See "Business--Laboratory Services; Manufacturing."


  COMPETITION. There is currently significant competition in the women's reproductive health care market, which the Company expects to increase over time. Currently, the fFN ELISA Test is the only FDA-approved immunodiagnostic test for the assessment of the likelihood of premature birth for symptomatic women. However, there can be no assurance that other, more effective diagnostic tests for the assessment of the likelihood of premature birth will not receive FDA approval in the near future. Other companies and institutions with substantially greater financial, manufacturing, marketing, distribution and technical resources than the Company are engaged in the research and development of products similar to those currently being developed or commercialized by the Company. Some or all of these products may compete directly with the Company's products, and other companies and institutions may choose to enter this market at a later date. Although none of these companies currently concentrates exclusively on products for the women's reproductive health care market, there can be no assurance that these or other companies or institutions will not succeed in developing products or procedures that are more effective than the Company's or that would render the Company's technology or products obsolete or uncompetitive. The Company believes that important competitive factors with respect to the development and commercialization of its products include the relative speed with which it can develop products, establish clinical utility, complete the clinical testing and regulatory approval process, obtain reimbursement and supply commercial quantities of the product to the market. The Company's inability to compete favorably with respect to any of these factors could have a material adverse effect on its business, financial condition and results of operations. Additionally, Matria and the Company's other strategic partners compete with other companies that distribute products related to the women's reproductive health care market to physicians, hospitals and other health care providers, and there can be no assurance that Matria or such other strategic partners will be able to compete favorably with these companies. The Company also competes with other companies for clinical sites to conduct trials. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

  RISK OF LIABILITY; ADEQUACY OF INSURANCE COVERAGE. The medical device and biotechnology industries have historically been litigious, and the Company faces an inherent business risk of financial exposure to product liability claims. Inherent in the manufacturing and distribution of the Company's products is the risk of financial exposure to product liability claims in the event that the use of its products results in personal injury. Although the Company has not experienced any claims to date, there can be no assurance that the Company will not experience losses due to product liability claims in the future. The marketing and sale of health care services through the Company's laboratory could expose the Company to the risk of certain types of litigation. Damages assessed in connection with, and the costs of defending, any legal action could be substantial. Although the Company believes that its present general liability insurance coverage in the amount of $5.0 million per occurrence and $5.0 million in the aggregate is adequate, there can be no assurance that insurance coverage will provide sufficient funds to satisfy judgments which, in the future, may be entered against the Company or that liability insurance in such amounts will be available or affordable in the future. In addition, there can be no assurance that all of the activities encompassed within the Company's business are covered under the Company's policies. The Company may require increased product liability coverage as its products are commercialized and as it provides increased laboratory services. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Furthermore, there can be no assurance that the Company will have sufficient resources to satisfy any liability or litigation expenses that may result from any uninsured or underinsured claims. Any claims or series of claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Laboratory Services; Manufacturing."

  UNCERTAINTY RELATED TO HEALTH CARE REFORM. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. The Company cannot predict what impact the adoption of any federal or state health care reform measures, future private sector reform or market forces may have on its business, financial condition or results of operations. See "Business--Third-Party Reimbursement."

  RISKS ASSOCIATED WITH INTERNATIONAL SALES. In fiscal 1993, 1994 and 1995 and for the three months ended March 31, 1996, international sales accounted for approximately 100%, 45%, 31% and 100%, respectively, of the Company's total revenues. A number of risks are inherent in international operations and transactions.

International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs and difficulties in staffing, coordinating and managing international operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in international currency exchange rates as well as constraints on the Company's ability to maintain or increase prices. All sales of the Company's products and laboratory services are denominated in United States dollars. The international nature of the Company's business subjects it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or the Company's products are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and there can be no assurance that new laws or regulations, or new interpretations of existing laws and regulations, will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. See "Business--Government Regulation" and "Business-- Certain License Agreements; Patents and Proprietary Technology." There can be no assurance that the Company will be able to successfully further commercialize its current products or successfully commercialize any future products in any international market. See "Business--Sales & Marketing; Strategic Corporate Alliances."

  POSSIBLE FUTURE CAPITAL REQUIREMENTS. The Company's capital requirements depend upon numerous factors, including market acceptance of the fFN ELISA Test and other products, the progress of the Company's clinical research and product development programs, the receipt of and time required to obtain regulatory clearances and approvals, the resources the Company devotes to developing, manufacturing and marketing its products and other factors. The timing and amount of such capital requirements cannot accurately be predicted. There can be no assurance that the Company will not require additional funding, or that such additional funding, if needed, will be available on terms acceptable to the Company, or at all. Insufficient capital may require the Company to delay, scaleback or eliminate certain of its research and development programs or to attempt to license to third parties the rights to commercialize products or technologies that the Company itself would otherwise undertake. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  DEPENDENCE ON QUALIFIED PERSONNEL. The Company is highly dependent upon the efforts of its senior management and scientific team. The loss of the services of one or more of these individuals could impede the achievement of its development objectives. Because of the specialized scientific nature of the Company's business, Adeza is also highly dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that Adeza will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs. The Company does not currently have key person insurance on the life of any employee. See "Management-- Executive Officers and Directors."

  NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained upon completion of this offering. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. The factors to be considered in making such determination will include the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market price of securities for companies in businesses similar to that of the Company. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of medical device companies have in the past been, and can in the future be expected to be, especially volatile. The market price of the Common Stock may be subject to volatility from quarter to quarter depending upon announcements regarding the results of regulatory approval filings, clinical studies or other testing, technological innovations or new commercial products by the Company or its competitors, government regulations, developments or disputes concerning proprietary rights, changes in reimbursement levels, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, the issuance of new or changed stock market analyst reports and recommendations and economic and other external factors, as well as continued operating losses by the Company and fluctuations in the Company's financial results. These factors could have a material adverse effect on the Company's business, financial condition and results of operations and may not be indicative of the prices that may prevail in the public market. See "Underwriting" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  CONTROL BY EXISTING STOCKHOLDERS. Following the completion of this offering, officers and directors of the Company, together with entities affiliated with them, will beneficially own approximately 38.5% of the Common Stock of the Company (approximately 35.5% if the Underwriters' over-allotment options are exercised in full). These stockholders, acting as a group, will continue to be able to control the election of all members of the Company's Board of Directors and to determine all corporate actions after the sale of the shares offered hereby. The voting power of these stockholders could also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock."

  SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering and based on the shares outstanding as of April 30, 1996, the Company will have a total of 7,863,669 shares of Common Stock outstanding, assuming no exercise of outstanding warrants for 404,468 shares of Common Stock immediately prior to the closing of this offering and no exercise of options after April 30, 1996. Of these shares, the 2,500,000 shares offered hereby (2,875,000 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 5,363,669 shares of Common Stock outstanding are "restricted shares" as that term is defined by Rule 144 as promulgated under the Securities Act ("Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. All directors and executive officers and certain other stockholders of the Company, holding in the aggregate substantially all of the shares of Common Stock outstanding prior to this offering, have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus (the "Lock-up Period"), or as earlier determined by Prudential Securities Incorporated, on behalf of the Underwriters, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.

  Because of the restrictions noted above, beginning 180 days after the effective date of this offering, 5,334,300 Restricted Shares will be eligible for sale in the public market subject to Rule 144 and Rule 701 of the Securities Act. On December 21, 1996, 16,626 shares held by stockholders will become eligible for sale in the public market pursuant to Rule 144 upon expiration of a two-year holding period from the date such shares were fully paid. An additional 12,743 shares held by stockholders will become eligible for sale in the public market 90 days after the effective date of this offering pursuant to Rule 701.

  In addition, holders of 5,203,465 shares of Common Stock and the holders of warrants to purchase 136,274 shares of Common Stock may require the Company to register their shares of Common Stock under the Securities Act, which would permit such holders to resell a certain amount of their shares without complying with Rule 144. Registration and sale of such shares could have an adverse effect on the trading price of the Common Stock. See "Description of Capital Stock--Registration Rights of Certain Holders."

  As of May 9, 1996, options to purchase a total of 579,270 shares of Common Stock pursuant to the Option Plan were outstanding with a weighted average exercise price of $1.21 per share, all of which were exercisable as of April 30, 1996 and 237,855 of which were fully vested as of such date. An additional 662,025 shares of Common Stock were available for future option grants under the 1995 Stock Option and Restricted Stock Plan. 579,270 shares subject to options held by officers, directors, certain other employees and former employees are subject to lock-up agreements. See "Management--Stock Option and Incentive Plans," "Shares Eligible for Future Sale," "Underwriting" and Notes 5 and 9 to Consolidated Financial Statements.

  Rule 701 under the Securities Act provides that, beginning 90 days after the date of this Prospectus, shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock subject to stock options.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that the sale or availability for shares of additional Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Description of Capital Stock."

  EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions allow the Company to issue preferred stock without any vote or further action by the stockholders, provide for a classified board of directors, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. See "Management" and "Description of Capital Stock."

  ABSENCE OF DIVIDENDS. The Company has not declared or paid dividends on its Common Stock since its inception and does not anticipate declaring or paying cash dividends to its stockholders in the foreseeable future. See "Dividend Policy."

  DILUTION. Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of Common Stock from the initial offering price set forth on the cover of this Prospectus. At an assumed initial offering price of $12.00 per share for the 2,500,000 shares of Common Stock offered hereby, purchasers of the Common Stock will experience immediate dilution of $8.46 per share. See "Dilution." A substantial dilution will occur upon exercise of outstanding options to purchase Common Stock.

                                  THE COMPANY

  The Company was founded and incorporated in California in 1985 as "Aspen Diagnostics Corporation." The Company has operated as "Adeza Biomedical Corporation" since November 1989 and will reincorporate in Delaware prior to the effective date of this offering. In December 1989, the Company merged with Yellowstone Diagnostics Corporation, a health care diagnostics company. The Company's principal executive offices are located at 1240 Elko Drive, Sunnyvale, California, 94089 and its telephone number is (408) 745-0975. As used in this Prospectus, and unless the context requires otherwise, the terms "Adeza" and the "Company" refer to Adeza Biomedical Corporation, a Delaware corporation, its California predecessor and its subsidiary.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby assuming an initial public offering price of $12.00 per share, the mid-point of the price range set forth on the cover of this Prospectus (after deducting underwriting discounts and commissions and estimated offering expenses), are estimated to be approximately $27,150,000.

  The principal purposes of this offering are to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets and to increase the Company's equity capital. The Company currently intends to use approximately $6.0 million of the net proceeds from this offering to fund research and development, approximately $5.0 million to expand the Company's marketing and sales activities, approximately $4.0 million to fund clinical trials, approximately $500,000 to repay outstanding indebtedness to certain of the Company's stockholders that has been incurred under the Company's $2.0 million line of credit from certain existing investors and the balance for working capital and other general corporate purposes. These amounts are estimates, and the amount and timing of the expenditures of the net proceeds for these purposes will depend on numerous factors, including market acceptance of the Company's fFN ELISA Test and other products, the status of the Company's product development efforts, the results of clinical trials, the regulatory approval process, relationships with strategic corporate partners and distributors, competition and manufacturing activities. The Company may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no such acquisitions or investments are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition or investment. The Company's management will have particularly broad discretion to allocate that portion of the net proceeds of this offering estimated to be expended for working capital and general corporate purposes. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, government securities and other investment-grade, interest-bearing securities.

  If the Underwriters' over-allotment options are exercised, the Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on a pro forma basis to reflect the automatic conversion of all outstanding shares of the Company's Series 1 and Series 2 Preferred Stock into Common Stock and the filing of the Company's Restated Certificate of Incorporation to authorize 22,462,220 shares of Common Stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share prior to the effectiveness of this offering and (ii) on a pro forma as adjusted basis to reflect the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                            MARCH 31, 1996
                                                       -------------------------
                                                       PRO FORMA  AS ADJUSTED(1)
                                                       ---------  --------------
                                                            (IN THOUSANDS)
Capital lease obligations, net of current portion..... $     36      $     36
Stockholders' equity:
  Preferred stock, $0.001 par value; issuable in
   series; 10,000,000 shares authorized, no shares
   issued and outstanding, pro forma and as adjusted..      --            --
  Common Stock, $0.001 par value; 22,462,220 shares
   authorized, 5,363,669 and 7,863,669 shares issued
   and outstanding pro forma and as adjusted,
   respectively.......................................        5             8
  Additional paid-in capital..........................   24,455        51,602
  Deferred compensation...............................      (64)          (64)
  Deficit accumulated during development stage........  (23,727)      (23,727)
                                                       --------      --------
    Total stockholders' equity........................      669        27,819
                                                       --------      --------
    Total capitalization.............................. $    705      $ 27,855
                                                       ========      ========

- --------
(1) Excludes (i) 579,270 shares of Common Stock issuable upon exercise of stock options outstanding as of May 9, 1996 with a weighted average exercise price of $1.21 per share, (ii) 404,468 shares of Common Stock issuable upon exercise of warrants outstanding at May 9, 1996 with a weighted average exercise price of $2.74 per share, (iii) 662,025 shares reserved for future issuance as of May 9, 1996 under the Company's 1995 Stock Option and Restricted Stock Plan, (iv) 250,000 shares reserved for future issuance as of May 9, 1996 under the Company's 1996 Employee Stock Purchase Plan and (v) 200,000 shares reserved for future issuance as of May 9, 1996 under the Company's 1996 Directors' Stock Option Plan. See "Management--Stock Option and Incentive Plans" and "Description of Capital Stock."

                                   DILUTION

  Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their Common Stock from the assumed initial public offering price. The pro forma net tangible book value of the Company at March 31, 1996 was approximately $669,000, or $0.12 per share. "Net tangible book value" per share is equal to net tangible assets (tangible assets of the Company less total liabilities) divided by the number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after the completion of this offering. After giving effect to the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses and the application of net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $27,819,000 or $3.54 per share. This represents an immediate increase in pro forma net tangible book value of $3.42 per share to existing stockholders and an immediate dilution in net tangible book value of $8.46 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution as of March 31, 1996:

   Assumed initial public offering price..........................       $12.00
     Pro forma net tangible book value before this offering....... $0.12
     Increase per share attributable to new investors.............  3.42
                                                                   -----
   Adjusted pro forma net tangible book value after this offer-
    ing...........................................................         3.54
                                                                         ------
   Dilution in net tangible book value to new investors...........       $ 8.46
                                                                         ======

  The following table sets forth, on a pro forma basis as of March 31, 1996 after giving effect to the conversion of all outstanding shares of Series 1 and Series 2 Preferred Stock into Common Stock, the difference between the existing stockholders and the purchasers of shares in this offering at an assumed initial public offering price of $12.00 per share (before deducting underwriting discounts and commissions and estimated offering expenses) with respect to the number of shares purchased from the Company, the total cash consideration paid and the average price per share paid:

                         SHARES PURCHASED  TOTAL CASH CONSIDERATION
                         ----------------- ------------------------    AVERAGE PRICE
                          NUMBER   PERCENT     AMOUNT       PERCENT      PER SHARE
                         --------- ------- --------------- --------    -------------
Existing stockholders
 (1).................... 5,363,669   68.2% $    24,855,000       45.3%    $ 4.63
New stockholders (1).... 2,500,000   31.8       30,000,000       54.7      12.00
                         ---------  -----  ---------------  ---------
  Total................. 7,863,669  100.0%     $54,855,000      100.0%
                         =========  =====  ===============  =========

- --------
(1) In the event the Underwriters' over-allotment options are exercised in full, the number of shares held by existing stockholders will be reduced to 4,988,669 shares, or 63.4% of the total number of shares outstanding after this offering, and the number of shares held by new investors will increase to 2,875,000 shares, or 36.6% of the total number of shares outstanding after this offering. See "Principal and Selling Stockholders."

  The foregoing tables assume no exercise of outstanding options or warrants. As of May 9, 1996, there were 579,270 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1995 Stock Option and Restricted Stock Plan with a weighted average exercise price of $1.21 per share and 404,468 shares of Common Stock issuable upon exercise of warrants outstanding with a weighted average exercise price of $2.74 per share. In addition, as of May 9, 1996, 662,025 shares of Common Stock reserved for future issuance under the Company's 1995 Stock Option and Restricted Stock Plan, 250,000 shares of Common Stock reserved for future issuance under the Company's 1996 Employee Stock Purchase Plan and 200,000 shares of Common Stock reserved for future issuance under the Company's 1996 Directors' Stock Option Plan. If all of the outstanding options and warrants were exercised for Common Stock, the dilution per share to new investors would be $8.65 per share. See "Management--Stock Option and Incentive Plans" and Notes 5 and 9 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated statements of operations data set forth below with respect to each of the three years in the period ended December 31, 1995 and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the Consolidated Financial Statements which have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The consolidated statements of operations data for the years ended December 31, 1991 and 1992 and the consolidated balance sheet data at December 31, 1991, 1992 and 1993 are derived from the Company's audited consolidated financial statements not included in this Prospectus. The consolidated statements of operations data for the three months ended March 31, 1995 and 1996 and the consolidated balance sheet data at March 31, 1996 have been derived from the unaudited consolidated financial statements also appearing elsewhere in this Prospectus which have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the full year or for any subsequent period.

                                                                       PERIOD FROM
                                                                        INCEPTION      THREE MONTHS
                                                                       (JANUARY 1985)     ENDED
                                  YEAR ENDED DECEMBER 31,                   TO          MARCH 31,
                          ------------------------------------------   DECEMBER 31,  -----------------
                           1991    1992     1993     1994     1995         1995        1995     1996
                          ------- -------  -------  -------  -------  -------------- --------  -------
CONSOLIDATED STATEMENTS
OF OPERATIONS DATA:                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Contract revenues......  $ 5,299 $ 3,486  $   967  $ 1,977  $ 3,416     $ 15,300    $    167  $   --
 Product sales..........      155     432      504      316      541        1,948          99      152
                          ------- -------  -------  -------  -------     --------    --------  -------
Total revenues..........    5,454   3,918    1,471    2,293    3,957       17,248         266      152
Operating costs and ex-
 penses:
 Research and develop-
  ment, including
  manufacturing start-up
  costs and costs of
  product sales (1).....    3,311   5,161    4,320    3,635    3,460       25,550         785      830
 Selling, general and
  administrative........    2,011   2,819    3,128    1,928    1,725       14,682         371      418
                          ------- -------  -------  -------  -------     --------    --------  -------
 Total operating costs
  and expenses..........    5,322   7,980    7,448    5,563    5,185       40,232       1,156    1,248
                          ------- -------  -------  -------  -------     --------    --------  -------
Income (loss) from oper-
 ations.................      132  (4,062)  (5,977)  (3,270)  (1,228)     (22,984)       (890)  (1,096)
Interest income (ex-
 pense) and other, net..       67      57     (132)    (390)      84          334          16       19
                          ------- -------  -------  -------  -------     --------    --------  -------
Net income (loss).......  $   199 $(4,005) $(6,109) $(3,660) $(1,144)    $(22,650)   $   (874) $(1,077)
                          ======= =======  =======  =======  =======     ========    ========  =======
Pro forma net loss per
 share(2)...............                                     $ (0.21)                $  (0.16) $ (0.20)
                                                             =======                 ========  =======
Shares used in computing
 pro forma net loss per
 share (2)..............                                       5,446                    5,446    5,448

                                          DECEMBER 31,                      MARCH 31,
                          ------------------------------------------------  ---------
                            1991      1992      1993      1994      1995      1996
                          --------  --------  --------  --------  --------  ---------
                                              (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital (defi-
 cit)...................  $  4,838  $  1,387  $ (1,638) $  2,318  $  1,273  $    235
Total assets............     6,603     3,370     2,666     5,175     2,923     1,860
Convertible notes pay-
 able to related par-
 ties, including accrued
 interest...............       --        --      2,262       --        --        --
Capital lease obliga-
 tions, net of current
 portion................       398       372       344       144        49        36
Deferred liability-
 noncurrent.............       750       750       750       --        --        --
Deficit accumulated dur-
 ing the development
 stage..................    (7,732)  (11,737)  (17,846)  (21,506)  (22,650)  (23,727)
Total stockholders' eq-
 uity (deficit).........     4,575     1,408    (1,755)    2,873     1,740       669

- --------
(1) Included in research and development expenses for the period from inception (January 1985) to December 31, 1995 is approximately $553,000 related to the purchase of in-process research and development.
(2) See Note 1 of Notes to Consolidated Financial Statements for information regarding the computation of pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This discussion and analysis contains certain forward-looking statements relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

OVERVIEW

  Adeza was founded in January 1985 and, since its inception, has been a development stage company primarily involved in research and development activities for the women's reproductive health care market. From inception through 1992, the Company focused its efforts on developing an alternative to amniocentesis and diagnostic devices for pregnancy-related and female reproductive disorders. Since current senior management joined the Company in the second half of 1992, Adeza has primarily focused on the development and marketing of proprietary tests for the diagnosis of its targeted pregnancy-related and female reproductive disorders, including premature and late birth, preeclampsia, endometriosis and infertility. Adeza currently relies on its strategic partners and distributors for the sale, marketing and distribution of its products to physicians, hospitals, other health care providers and third-party payors. The Company, together with its strategic partners and distributors, intends to educate its target market as to the clinical usefulness and cost-effectiveness of its products through a variety of means, including marketing evaluations, seminars, workshops, publications and professional and trade meetings.

  In September 1995, the Company received an expedited PMA from the FDA to market its fFN ELISA Test in the United States as an aid in assessing the likelihood of premature birth in symptomatic women. Prior to receiving its PMA, the Company's sales and marketing efforts were focused on selected international markets for the purpose of gathering relevant market data and increasing product awareness. The fFN ELISA Test will be marketed in the United States, Canada and Puerto Rico through Matria, the Company's strategic partner. The Company anticipates that Matria will introduce the fFN ELISA Test in the United States through full-scale marketing efforts commencing in the second half of 1996. The Company currently expects that it will derive a substantial amount of its United States revenues for the forseeable future from sales of its fFN ELISA Test and fFN Dipstick Test through Matria. The Company anticipates that international sales will continue to represent a significant portion of its total revenues in the future and intends to expand its network of international distributors. In general, the Company intends to recognize revenues upon the shipment of products to Matria or upon the completion of the laboratory services conducted by the Company. Adeza may receive additional revenues upon collection of revenues by Matria from its paying customers. The Company recognizes revenues from international sales upon shipment of the product to a strategic partner or distributor.

  Approximately $15.3 million of the Company's aggregate total revenues to date have consisted of contract revenues received from its strategic partners, primarily Matria and Daiichi, for research and product development. In the future, the Company does not expect to generate further material research and development revenues from these agreements with its strategic partners. The Company has also generated approximately $2.1 million since inception through March 31, 1996 from international product sales. Future revenues and results of operations may fluctuate significantly from quarter to quarter and will depend upon, among other factors, actions relating to regulatory and reimbursement matters, the extent to which Matria is successful in achieving market acceptance of the Company's products, the rate at which the Company expands its international distribution network, the progress of clinical trials and the introduction of competitive products for diagnosis of the Company's targeted pregnancy-related and female reproductive disorders.

  The Company had incurred cumulative net losses of $23.7 million through March 31, 1996 in the course of its development activities. Losses have resulted principally from research and development activities, clinical trials, marketing and product introduction expenses and from general and administrative costs. The Company expects to incur additional operating losses at least through 1997. The Company's ability to achieve profitability is dependent on a number of factors, including acceptance of the Company's products by physicians, hospitals, other health care providers and third-party payors, its ability to successfully commercialize the fFN ELISA Test, the ability of the Company's strategic partners to successfully market and distribute its products, its ability to obtain reimbursement from third-party payors for the use of its products and its ability to develop and obtain patent protection and regulatory approval for its products.

RESULTS OF OPERATIONS

 REVENUES

  Contract Revenues. Contract revenues increased from $967,000 in 1993 to $2.0 million in 1994 and $3.4 million in 1995, and were $167,000 for the three months ended March 31, 1995. The Company received no contract revenues in the three months ended March 31, 1996. Contract revenues were primarily earned as research and development milestone payments under the Company's strategic agreements with Matria and Daiichi. The Company does not expect additional material contract revenues under these strategic agreements, as the research and development phase of these agreements has been completed.

  Product Sales. Product sales decreased from $504,000 in 1993 to $316,000 in 1994 and increased to $541,000 in 1995, and also increased from $99,000 in the three months ended March 31, 1995 to $152,000 in the comparable 1996 period. The year-to-year fluctuations were primarily the result of the timing of inventory orders from international distributors. The increase from three-month period to three-month period was primarily the result of increased product sales through Daiichi. The Company expects that Matria will launch full-scale marketing efforts for the fFN ELISA Test in the United States in the second half of 1996 and also expects to expand its international distribution network. There can be no assurance, however, that the Company and Matria will be successful in their efforts to introduce the fFN ELISA Test in the United States or that the Company's efforts to expand its international distribution network will be successful. Additionally, there can be no assurance that the fFN ELISA Test will be accepted as clinically useful or cost effective by physicians, hospitals, other health care providers and third-party payors.

 COSTS AND EXPENSES

  Research and Development. Research and development expenses consist of costs related to product development, clinical trials, start-up manufacturing and product sales. Future manufacturing start-up costs and costs of product sales will be accounted for separately as costs of goods sold following the full-scale commercial introduction of the fFN ELISA Test. The Company's research and development expenses decreased from $4.3 million in 1993 to $3.6 million in 1994 and $3.5 million in 1995 and increased from $785,000 in the three months ended March 31, 1995 to $830,000 in the comparable 1996 three-month period. The decreases from year-to-year were primarily the result of the Company's cost containment efforts, which were achieved through reduced personnel costs, partially offset by increased costs of products sold, outside clinical trial costs and support of third-party research efforts. The increase from three-month period to three-month period was primarily attributable to an increase in the cost of products sold and clinical and regulatory expenses, partially offset by a decrease in research and development expenses. However, the Company expects that research and development expenses will increase in future periods, as the sponsorship by the Company of third-party research and development efforts increase and the Company pursues its research and development of complementary diagnostic products. In addition, the Company expects to report a non-cash charge of approximately $250,000 in the second quarter of 1996 in connection with the issuance of a warrant to the Hutchinson Center. See Note 9 to Notes to Consolidated Financial Statements.

  Selling, General and Administrative. Selling, general and administrative expenses decreased from $3.1 million in 1993 to $1.9 million in 1994 and $1.7 million in 1995, and increased from $371,000 for the three months ended March 31, 1995 to $418,000 for the comparable 1996 period. The decreases from year-to-year were primarily the result of the Company's efforts to reduce overall operating expenses by reducing management and staff personnel. The increase from three-month period to three-month period was primarily attributable to an increase in patent and general corporate legal expenses. The Company expects that selling, general and administrative expenses will increase in future periods as the Company increases its sales and marketing efforts in connection with the commercial introduction of the fFN ELISA Test in the United States, expansion of its international distribution network and increased responsibilities as a public company.

  Interest Income (Expense) and Other, Net. Interest income (expense) and other, net changed from $(132,000) in 1993 to $(390,000) in 1994, primarily reflecting higher outstanding debt balances, and was $84,000 in 1995, primarily reflecting lower outstanding debt balances. Interest income (expense) and other, net increased from $16,000 for the three months ended March 31, 1995 to $19,000 for the comparable 1996 three-month period, primarily reflecting lower outstanding debt balances.

  Income Taxes. At December 31, 1995, the Company had available net operating loss carryforwards for federal and state tax purposes of approximately $18.8 million and $5.1 million, respectively. The federal net operating loss carryforwards will expire at various dates beginning in 2000 through 2010, if not utilized, and the state net operating loss carryforwards will expire in 1996 through 2000, if not utilized. Utilization of the net operating losses and credits will be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. Under its current operating plan, the Company expects that such limitations may result in the expiration of combined federal and state net operating loss carryforwards and credits of approximately $18.7 million prior to their utilization.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations to date primarily through issuances of equity securities, from payments under agreements with strategic partners and, to a lesser extent, cash receipts from product sales. Since inception, the Company raised $23.9 million in aggregate net proceeds from issuances of equity securities and received an additional $15.3 million in payments from strategic partners. Further, in April 1996 the Company entered into a $2.0 million line of credit with certain of its existing investors, specifically Aeneas Venture Corporation, Aspen Venture Partners, L.P., Asset Management Associates, BG Services Limited, Charter Ventures II, L.P., Enterprise Partners and STF II, L.P. Such investors have advanced an aggregate of $500,000 to the Company under this line of credit. All amounts borrowed by the Company under this line of credit bear simple interest at an annual rate equal to the applicable Internal Revenue Service imputed rate in effect at the time such amount is borrowed and will become due and payable upon the earlier of 30 days following the completion of this offering or June 1997.

  The Company's net loss from inception through March 31, 1996 of $23.7 million exceeds the net cash used in operations of $21.1 million for the same period primarily due to non-cash charges of $553,000 for the purchase of in-process research and development and $1.5 million for depreciation and amortization, as well as, to a lesser extent, increases in accounts payable and accrued liabilities. The Company has also invested approximately $1.2 million in capital equipment, facilities improvements and other long-term assets. The level of future capital expenditures will be dependent upon available capital, and the Company currently has no commitments for material capital expenditures.

  At March 31, 1996, the Company's cash and cash equivalents were approximately $1.0 million. The Company anticipates that its existing capital resources, including the $2.0 million credit line obtained from certain existing investors in April 1996 and the anticipated net proceeds from this offering, will be adequate to fund its planned operations through 1997. However, the Company expects to incur substantial additional operating costs related to research and clinical trials, manufacturing start-up, development of reference laboratory facilities and the expansion of its sales and marketing activities. The Company's capital requirements will also depend upon numerous factors, including market acceptance of the fFN ELISA Test and other products, the progress of the Company's clinical research and product development programs, the receipt of and time required to obtain regulatory clearances and approvals, the resources the Company devotes to developing, manufacturing and marketing its products and other factors. The timing and amount of such capital requirements cannot be accurately predicted. There can be no assurance that the Company will not require additional funding, or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Insufficient capital may require the Company to delay, scaleback or eliminate certain of its research and product development programs or to attempt to license to third parties the rights to commercialize products or technologies that the Company itself would otherwise undertake.

                                   BUSINESS

THE COMPANY

  Adeza Biomedical Corporation ("Adeza" or the "Company") develops and markets diagnostic products and services for women's reproductive health care. The Company's primary focus is the development and marketing of proprietary tests for the diagnosis of pregnancy-related and female reproductive disorders, including premature and late birth, preeclampsia, endometriosis and infertility. The Company believes that its products and services will result in improved patient management, with a consequent reduction in both patient risk and overall cost of care. The Company, in conjunction with its strategic partners and distributors, intends to market its products to obstetrical and gynecological ("Ob/Gyn") physicians and third-party payors, who represent a large and increasingly important part of the health care economy.

  The Company has received an expedited premarket approval ("PMA") from the Food and Drug Administration ("FDA") to begin marketing its enzyme-linked immunosorbent assay ("ELISA") diagnostic (the "fFN ELISA Test") for use in women with symptoms of premature birth. The fFN ELISA Test is the only FDA-approved immunodiagnostic test for this disorder and represents a significant advance over currently used evaluation techniques. This test measures the presence of fetal fibronectin ("fFN") in the vaginal fluid of pregnant women in order to assess the likelihood of premature birth. The Company believes that its fFN-based products have the potential to become an element of standard prenatal care. The Company will distribute the fFN ELISA Test in the United States through an exclusive strategic distribution arrangement with Matria Healthcare, Inc. ("Matria"), a leading women's health care company. Matria began shipment of fFN ELISA Tests to a select number of initial customers in the United States in April 1996 and is expected to commence full-scale marketing efforts in the second half of 1996. The Company has been selling the fFN ELISA Test in Japan since 1995 through an exclusive arrangement with Daiichi Pure Chemicals Co. Ltd. ("Daiichi") and in Europe through a limited number of distributors.

  In addition to the fFN ELISA Test, the Company is developing several other products for the women's reproductive health care market. The Company is preparing supplements to its PMA ("PMA Supplements") for the use of the fFN ELISA Test in assessing the likelihood of premature birth in asymptomatic women, and for the use of a point-of-care rapid assay (the "fFN Dipstick Test") for assessing the likelihood of premature birth in symptomatic women. Clinical trials have been completed by the National Institutes of Health (the "NIH") which support the use of the fFN ELISA Test for asymptomatic women, and the Company is conducting clinical trials for the use of the fFN Dipstick Test in symptomatic women. Additionally, the Company is in the process of designing clinical trials for the use of the fFN Dipstick Test in assessing the likelihood of successful induction of labor at term. The Company has also developed a proprietary fFN vertical flow membrane test (the "fFN Vertical Flow Test") for the assessment of premature rupture of amniotic membranes ("ROM"), which has been introduced for sale in Japan. Accurate diagnosis of suspected premature ROM is related to the diagnosis of premature birth and is important for the prevention of potentially serious neonatal infection. In addition, the Company has developed a proprietary diagnostic test based on cellular fibronectin (the "cFN Test") for the pregnancy-related disorder of preeclampsia, a leading causes of maternal death and serious fetal complications in the United States. The cFN Test is currently undergoing preclinical evaluation in the United States, Europe and Australia. The Company also maintains a product development program with the goal of introducing additional proprietary diagnostics and therapeutics for the women's reproductive health care market.

THE ADEZA STRATEGY

  Adeza's goal is to become a global leader in the diagnosis and treatment of pregnancy-related and female reproductive disorders by designing, developing and marketing proprietary diagnostic tests and services for the women's reproductive health care market. Adeza's strategy is to:

  . Penetrate the Market for Premature Birth Diagnostics. The Company's strategy is to have its fFN-based products become an element of standard prenatal care. The Company is focusing its initial marketing efforts on sales of the fFN ELISA Test for symptomatic women through Matria to physicians, hospitals, other health care providers and third-party payors. The Company believes this target market will recognize the significant benefits in patient health and reduced costs arising from use of the fFN ELISA Test as a diagnostic for premature birth. In order to further facilitate market penetration, the Company will also provide a laboratory service to supply fFN ELISA Test results. The Company believes that other commercial laboratories will provide the same service as market penetration of the fFN ELISA Test increases.

  . Leverage Expertise in fFN-based Diagnostics. The Company intends to expand the market for its fFN-based diagnostics to include testing of asymptomatic women for the likelihood of premature birth and testing for the likelihood of successful induction at term. In addition, the Company plans to introduce faster and more convenient formats for its fFN-based products, as represented by the fFN Dipstick Test.

  . Market to Health Care Providers and Third-Party Payors. The Company intends to increase acceptance and create long-term demand for its products and services by marketing to physicians, hospitals, other health care providers and third-party payors. The Company, together with its strategic partners and distributors, will educate this target market as to the cost-effectiveness and improved patient care that its products and services provide through a variety of means, including marketing evaluations, seminars, workshops, publications and professional and trade meetings.

  . Penetrate International Market. The Company may introduce new products into selected international markets for the purpose of gathering relevant market data and increasing market awareness. The Company intends to expand its international distribution network through agreements with strategic partners and distributors that have significant presence and experience in the international women's health care market.

  . Continue Product Innovation. Through a focused research and development program, including joint efforts with various collaborators, the Company is developing additional products for the diagnosis of premature and late birth, preeclampsia, endometriosis and infertility. With the goal of becoming a comprehensive provider, the Company and its collaborators are also researching a variety of complementary therapeutic approaches to these targeted disorders. See "--Research and Development."

PREGNANCY-RELATED DISORDERS

  The women's reproductive health care market represents a large and increasingly important part of the health care economy, with an estimated $20 billion being spent annually in the United States on Ob/Gyn care. Obstetrical care accounts for one in every eight hospital admissions in the United States at an annual cost of over $10 billion. Obstetrical and neonatal tests result in annual expenditures on laboratory services in the United States of approximately $480 million. More than half of all women in the United States of reproductive age visit their Ob/Gyn for primary health care. The Company believes that the social and economic cost of inadequate prenatal care and problem pregnancies has created a significant market opportunity for the Company's products, and accordingly has targeted the pregnancy-related disorders of premature and late birth and preeclampsia.

PREMATURE BIRTH AND LATE BIRTH/SUCCESSFUL INDUCTION AT TERM

  Premature Birth

  Premature birth, defined as delivery between 20 and 37 weeks of gestation, is a major public health problem in the United States and the leading cause of death among newly born babies. Of the estimated four million births in the United States annually, approximately 10% occur prematurely. However, babies born prematurely often have potentially fatal complications affecting the cardiovascular, respiratory, digestive and central nervous systems that are directly related to the premature birth. Even if not fatal, these problems are often associated with long-term physical and developmental disabilities and mental retardation.

  Approximately $4.7 billion is spent annually in the United States for the initial medical care of premature babies and their mothers. Compared to the $10,000 average cost of a term birth, initial medical care for a premature baby averages $20,000 and frequently exceeds $30,000. Over 20,000 premature babies die annually during the neonatal period, and another 300,000 babies, most of which are premature, require intensive care in one of the approximately 600 neonatal intensive care units in the United States. For babies born prior to 28 weeks of gestation or weighing less than two pounds (1,000 grams), initial medical care averages $77,000. In addition, continuing medical costs for significantly premature babies can be substantial as a result of the physical and mental developmental complications that often arise from premature birth.

  With respect to the likelihood of premature birth, pregnant women can generally be divided into two groups: symptomatic, defined as the presence of symptoms indicating the possibility of premature birth and asymptomatic, defined as the absence of symptoms indicating the possibility of premature birth. The challenge for physicians and other health care providers is to be able to accurately and reliably distinguish women who are actually undergoing preterm labor from those with "false" labor symptoms. The Company estimates that approximately 47% of symptomatic women who receive treatment for premature birth may not need such treatment and that 50% of all asymptomatic women who deliver prematurely do not otherwise fall into definable risk categories. Objective assessment of the risk of premature birth in women with symptoms would allow timely and effective patient management. In addition, accurate diagnosis of suspected premature ROM is related to the diagnosis of premature birth, and is important for the prevention of potentially serious infections of the fetus. At least 20% of all women who experience premature birth have also had premature ROM.

  Symptomatic Women. In the United States, approximately 25% of all pregnant women seek unscheduled medical care for symptoms of premature birth, resulting in an estimated one million patient visits each year. Such symptoms may include uterine contractions, backache, pelvic pain, abdominal fullness or discomfort, change in vaginal discharge and/or vaginal bleeding. However, these symptoms are not reliable predictors of premature birth because they commonly occur in both premature and term births, and the Company believes that other evaluation techniques that physicians currently use are not sufficiently reliable to make an accurate diagnosis. Lacking an accurate diagnostic test, physicians currently evaluate the amniotic membranes for rupture, the level of uterine activity and the state of the cervix. However, once the amniotic membranes have ruptured, premature birth is virtually assured. Similarly, once detectable cervical change occurs, the onset of labor and imminent delivery of the baby are virtually unavoidable, regardless of the therapeutic intervention employed. Uterine contractions may be early indicators of premature birth, but are often actually harmless contractions that commonly occur in the last half of term pregnancies.

  Asymptomatic Women. Diagnosis of the likelihood of premature delivery among asymptomatic pregnant women currently depends on the evaluation of known risk factors, such as multiple fetus pregnancies (e.g., twins), poor prenatal care or previous premature birth. However, these risk factors have limited usefulness because approximately 50% of women who deliver prematurely are pregnant for the first time or have no identifiable risk factors. Even when accurately identified, these risk factors (with the exception of multiple fetus pregnancies) are not reliable predictors of premature birth.

  Late Birth/Successful Induction at Term

  Late births are those delivered after 42 weeks of gestation. Approximately 5% of the four million babies born in the United States annually are delivered late. Late birth significantly increases the medical risk for both the mother and baby and, if intervention is required, the overall cost of pregnancy and delivery. The primary risk for late babies is asphyxiation. As a fetus grows in the relatively confined space of the uterus, there is increased likelihood of blood flow disruption resulting from umbilical cord compression. When blood flow through the umbilical cord is compromised, the fetus may lose its source of oxygen and face death or significant disability if not immediately delivered, usually by emergency cesarean section. In addition, women with post-term pregnancies are more likely to develop preeclampsia and therefore be required to deliver their babies via cesarean section, which increases risk to the mother and results in costs of approximately $3,000 more than a term vaginal delivery. In order to limit the risks and costs associated with late birth, physicians typically seek to induce labor at term. The significant risks and costs associated with late birth and reasons of social convenience have led to an increasing reliance on induced labor, which may account for as many as 25% of all term deliveries.

  Physicians induce labor through the application of preparations containing prostaglandin E2 to the vagina to prepare the cervix for delivery and use intravenous administration of pitocin to increase the number and force of uterine contractions. Induction is often accompanied by protracted labor resulting from the uterus and cervix not being prepared to deliver the baby. There currently exists no reliable diagnostic to test whether the physiological preparatory changes necessary for a successful induction have occurred. Physicians currently assess subjective characteristics of the cervix to determine preparedness. The Company believes that this subjective evaluation does not allow practitioners to determine reliably whether or not induction of labor will be successful and may contribute to the high annual cesarean rate (24% of all births) in the United States.

 THE ADEZA SOLUTION FOR PREMATURE BIRTH AND LATE BIRTH/SUCCESSFUL INDUCTION OF LABOR

  The Company believes that its current products and its near- and long-term product candidates will address the need for objective diagnostic tests for premature birth and late birth. The following table sets forth the Company's current and near-term products for these disorders.

  CURRENT AND NEAR-TERM FFN-BASED PRODUCTS FOR PREMATURE AND LATE BIRTH(/1/)

- ------------------------------------------------------------------------------------------------
   DISORDER/PRODUCT           INDICATION               STATUS            CURRENT APPROACH
- ------------------------------------------------------------------------------------------------
 PREMATURE BIRTH
  fFN ELISA Test        Laboratory assay to    Received expedited     Symptomatic women are
                        assess likelihood of   PMA for use of test    typically held for
                        premature birth to be  in symptomatic women   observation and are
                        used in symptomatic    in 1995. Commercial    often medicated and
                        or asymptomatic wom-   introduction in Eu-    monitored for
                        en.                    rope in 1992, Japan    cervical change and
                                               in 1995 and for symp-  contractions. No
                                               tomatic women antici-  immunodiagnostic test
                                               pated in the United    to assess likelihood
                                               States in the second   of premature birth
                                               half of 1996. PMA      has received FDA
                                               Supplement for use of  approval.
                                               test in asymptomatic
                                               woman being prepared
                                               for planned submis-
                                               sion in late 1996.
- ------------------------------------------------------------------------------------------------
  fFN Dipstick Test     Rapid point-of-care    FDA concordance trial  Symptomatic women are
                        dipstick analyzed by   in progress and PMA    typically held for
                        practitioner on-site   Supplement being       observation and
                        to assess likelihood   prepared for use of    are often medicated and
                        of premature birth.    test in symptomatic    monitored for cervical
                                               women.                 change and contractions.
                                                                      No immunodiagnostic test
                                                                      to assess likelihood of
                                                                      premature birth has
                                                                      received FDA approval.
- ------------------------------------------------------------------------------------------------
 Premature Rupture of
  Amniotic Membranes
  fFN Vertical Flow     Multi-step membrane    Commercial             Pregnant women with
  Test(/2/)             test analyzed by       introduction in Japan  suspected ruptured
                        practitioner on-site   in 1995. No current    membranes are
                        to assess premature    plans to introduce in  assessed for excess
                        rupture of amniotic    the United States.     fluid in the vagina,
                        membranes.                                    a vaginal secretion
                                                                      slide test is
                                                                      performed and vaginal
                                                                      fluid acidity is
                                                                      tested.
- ------------------------------------------------------------------------------------------------
 LATE BIRTH
  fFN Dipstick Test     Rapid point-of-care    Clinical trials        Pregnant women beyond
                        dipstick analyzed by   currently being        expected delivery
                        practitioner on-site   designed to support a  date have labor
                        to assess likelihood   PMA Supplement.        induced and/or
                        of successful                                 cesarean sections. No
                        induction at or after                         immunodiagnostic test
                        term.                                         to assess likelihood
                                                                      of successful
                                                                      induction at term has
                                                                      received FDA
                                                                      approval.
- ------------------------------------------------------------------------------------------------

(1) The preceding table and other portions of this Business section, including without limitation "The Adeza Solution for Premature and Late Birth/Successful Induction of Labor," "The Adeza Solution for Preeclampsia" and "The Adeza Solution for Reproductive Disorders," contain forward-looking statements which involve risks and uncertainties with respect to the products the Company currently intends to develop. Actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

(2) The fFN Vertical Flow Test for the premature rupture of amniotic membranes has been specifically developed for sale and marketing in Japan. The Company is in the early stages of developing a product for detection of suspected ROM in a more cost-effective, rapid point-of-care format which it intends to introduce in the United States.

  The Company believes that its fFN-based products provide the first objective and convenient immunodiagnostic tests for assessing the likelihood of premature birth and late birth/successful induction of labor at term. As indicated in the diagram below, fFN is a placental protein that is a component of the placental membranes at the maternal/fetal interface.

                                NORMAL PREGNANCY



                         [DRAWING OF FETUS IN UTERUS]

  The level of fFN in vaginal secretions is closely correlated to the onset of labor and subsequent delivery. Although fFN is not the cause of labor and delivery, its presence in vaginal secretions signals the weakening or compromise of placental membranes and the probable onset of labor. Results of the Company's clinical trials indicate that fFN testing will enable physicians to objectively identify women at risk for preterm labor within the next seven to 14 days. The Company believes that this will allow appropriate patient care, resulting in reduced risk to the mother and baby and significantly lower overall costs to the health care system.

  The following chart demonstrates the levels of fFN normally present in vaginal secretions of pregnant women at different gestational ages. High levels of fFN between gestational ages of 24 weeks and 34 weeks are associated with an increased risk of premature birth. By measuring the levels of fFN in vaginal secretions during such period, physicians are able to better assess the likelihood of premature birth.

                    VAGINAL fFN LEVEL AT EACH GESTATIONAL AGE



                             [CHART OF FFN LEVELS]

  The Company has developed, or is developing, a number of tests based on the detection of fFN as an indicator for premature birth and late birth/successful induction of labor at term.

  fFN ELISA Test

  The Company's initial fFN diagnostic product is the fFN ELISA Test that measures the presence of fFN in vaginal fluid. The fFN ELISA Test consists of a specimen collection kit and a two-hour microtitre plate kit that will be used by laboratories and hospitals to provide results on the specimens collected. The Company believes that the fFN ELISA Test is the first immunodiagnostic test that will allow accurate predictive assessment of the risk of premature birth among both symptomatic and asymptomatic pregnant women. The Company believes that the fFN ELISA Test's predictive ability will enable physicians to more accurately select the appropriate course of treatment. If the test is negative, the physician may decide to treat less aggressively and, for example, not admit a symptomatic woman into a health care facility for observation. If the test is positive, the physician may choose to take steps to delay the onset of labor and perhaps initiate treatment to aid the baby's lung development. The Company believes that early recognition of women at increased risk leads to improved patient management via more intense surveillance and selection of appropriate treatments, thereby improving patient outcome and reducing costs. The fFN ELISA Test has received an expedited PMA for marketing in the United States as an aid in assessing the risk of premature birth in symptomatic women. This test is currently being sold in portions of Europe through a limited number of distributors and in the Pacific Rim and Japan through Daiichi, and has been approved and assigned reimbursement points by the Japanese Ministry of Health and Welfare for assessing the likelihood of premature birth. The Company's strategic partner, Matria, will market the fFN ELISA Test for use by hospitals, other health care providers, and eventually commercial reference laboratories, in the United States, Canada and Puerto Rico. Each fFN ELISA Test will yield up to 44 results. Matria will also market the Company's laboratory service to hospitals and physicians not equipped to use the fFN ELISA Test to provide results on the specimen samples they have taken. See "Business--Laboratory Services; Manufacturing."

  Symptomatic Women. The fFN ELISA Test has received a PMA from the FDA for use in assessing the likelihood of premature birth in symptomatic women between 24 and 34 weeks of gestation. In clinical trials, symptomatic women with a negative fFN ELISA Test result had less than a 1% (1-in-150) chance of delivering within the 14-day period following sample collection. The Company believes that this high negative correlation in symptomatic women will significantly reduce costs by allowing physicians to treat some symptomatic women more appropriately, such as on an outpatient basis, rather than through observation and hospitalization, as is now often the case. In addition, symptomatic women who test positive for the presence of fFN between 24 and 34 weeks of gestation have a one in six chance of giving birth within a 14-day period following administration of the test. The Company believes that this will result in the proper diagnosis of women who will benefit from proper patient management. For example, an NIH consensus panel indicates that proper treatment, such as administration of corticosteroids will result in reduced risk of respiratory complications for the baby as well as initial cost savings estimated at more than $3,000 per treated baby born prematurely.

  Asymptomatic Women. Based on results from the recently concluded Prematurity Prediction Study, a multi-center clinical trial conducted by the Maternal Fetal Medicine Unit of the NIH involving approximately 3,000 patients at 10 sites, the Company is in the process of preparing a PMA Supplement for use of the fFN ELISA Test in the assessment of the likelihood of premature birth in asymptomatic women. The results of this trial are expected to be submitted to the FDA in late 1996, although there can be no assurance that a PMA Supplement will be submitted at that time or at all. Results of this study indicate that fFN is a meaningful predictor of premature birth of those asymptomatic women evaluated between 24 and 30 weeks gestation. The study found that asymptomatic women at 24 weeks gestation with a negative fFN ELISA Test result had less than a 1% (1-in-200) chance of delivering within the 28-day period following sample collection. The study concluded that women who tested positive for the presence of fFN at 24 weeks gestation were 59 times more likely to give birth before 28 weeks of gestation, when infant morbidity and mortality is most significant, than women with negative test results at such gestational age.

  fFN Dipstick Test

  Premature Birth. The fFN Dipstick Test uses the same core technology as the fFN ELISA Test, but is a convenient, rapid assay designed to allow a physician or other health care practitioner to test the pregnant woman on-site and have a result in approximately 10 minutes, without the need for further processing. The fFN Dipstick Test is currently being evaluated in an FDA concordance trial that compares the fFN Dipstick Test to the fFN ELISA Test in symptomatic women in the United States. The Company believes that use of its fFN Dipstick Test, if approved for marketing, will allow physicians to make more timely treatment decisions for symptomatic women, particularly those women with an increased risk of premature birth. In addition, the Company believes that the ease of use of the dipstick format and the immediate availability of results will broaden the use of the fFN Dipstick Test to include the physicians who do not have access to laboratories that are equipped to analyze the fFN ELISA Test.

  Late Birth/Successful Induction of Labor. The Company believes that the fFN Dipstick Test may provide the first objective and convenient test to identify women who are candidates for successful induction of labor at term. Based on the results of clinical trials in three countries involving over 250 patients, the Company believes that vaginal expression of fFN is associated with successful induction of labor at term among women with cervices that are not prepared for the process of labor as assessed using the current subjective evaluation techniques. These studies indicated that women with a positive fFN test have a shorter duration of induced labor, require less drug administration and have a significantly lower cesarean section rate than similar women with a negative fFN test result. The Company believes that more accurate selection of patients for induction will decrease maternal and fetal complications associated with failed induction and decrease the cesarean section rate which, as a result, will decrease costs. The Company is in the process of designing a multi-center clinical trial to support an application for regulatory approval which will expand the use of the fFN Dipstick to include the assessment of the likelihood of successful induction of labor at term.

  fFN Vertical Flow Test

  Premature Rupture of Amniotic Membranes. In addition to the fFN ELISA Test and the fFN Dipstick Test, the Company has introduced in Japan its fFN Vertical Flow Test for assessing premature ROM. Accurate diagnosis of suspected premature ROM is essential to facilitate prevention of potentially serious neonatal infection. In addition, premature ROM can be indicative of the likelihood of premature birth. Prior to delivery of a baby, the mother's amniotic membranes rupture, releasing amniotic fluid into the vagina. Current procedures to diagnose premature ROM include pooling (visual evidence of pooling of amniotic fluid in the vagina), ferning (microscopic evidence of a fern-like pattern produced by dried vaginal secretions) and nitrazine paper (a form of pH paper). These procedures are commonly used, but because each has significant weaknesses, two of the three procedures must be positive to establish the diagnosis of premature ROM under current standards of care. Detection of fFN in vaginal secretions indicates the presence of amniotic fluid verifying that the amniotic membranes have ruptured. The fFN Vertical Flow Test has been approved and assigned reimbursement points by the Japanese Ministry of Health and Welfare for identification of premature ROM. The fFN Vertical Flow Test is currently being sold in Japan by Daiichi.

 PREECLAMPSIA

  The Company also focuses on the pregnancy-related disorder of preeclampsia. Preeclampsia is a syndrome characterized by the presence of at least one of the following symptoms: elevated blood pressure (hypertension), protein in the urine (proteinuria) and swelling of the face and extremities (edema). Preeclampsia typically occurs in the later stages of pregnancy, and although its origin is not currently well understood, it is believed to start at the time of implantation of the fertilized egg and may have an immunological basis. In the United States, preeclampsia occurs in approximately 7% of all pregnancies per year and is one of the leading causes of maternal mortality. Most women develop symptoms of preeclampsia late in pregnancy, although some women become symptomatic as early as 24 weeks of gestation. The current standard of care for identifying this disorder includes frequent blood pressure checks of the mother between 24 and 36 weeks of gestation.

  About 5% of all women with preeclampsia develop severe life-threatening forms of this disorder that may lead to stroke, eclamptic seizures, liver or kidney failure, severe blood clotting disorders and even death.

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

Preeclampsia can also have significant harmful effects on fetal well-being. The only cure for preeclampsia is delivery of the fetus. Thus, many preeclamptic women have a cesarean section before the onset of significant complications. Consequently, preeclampsia accounts for approximately 10% to 25% of preterm deliveries, and, as a result, many of these babies suffer from prematurity-related disorders.

  Current diagnostic techniques for preeclampsia are not reliable. Although diagnosed on the basis of the presence of hypertension, proteinuria and edema, preeclampsia occasionally occurs in the complete absence of these symptoms. To further complicate diagnosis of this disorder, many women experience relatively harmless, transient blood pressure elevation during pregnancy which may be incorrectly diagnosed as preeclampsia. At the present time, there are no widely used immunodiagnostic markers for preeclampsia, and those tests that do exist do not typically provide sufficient warning to prevent potentially serious complications. Thus physicians must determine whether to perform a cesarean section on patients that are believed to be preeclamptic regardless of the gestational age of the fetus. This leads in some cases to unnecessary cesarean sections, as well as the complications associated with premature births.

 THE ADEZA SOLUTION FOR PREECLAMPSIA

  cFN ELISA Test

  The Company has determined that cellular fibronectin ("cFN"), a protein produced by the endothelial cells that line the vascular system that is related to but distinct from fFN, is elevated in the plasma of women with preeclampsia but not in the plasma of women with hypertension unrelated to preeclampsia. Preclinical studies involving approximately 270 patients in three sites indicate that cFN may be useful as a confirmatory marker for preeclampsia and that its concentration seems to be proportional to the severity of disease. Adeza has developed an ELISA test for the detection of preeclampsia (the "cFN ELISA Test"), which is currently undergoing preclinical evaluation in the United States, Europe and Australia.

  HLA-G

  Research conducted with Adeza's university collaborators has indicated that preeclampsia may be a disease of abnormal trophoblast invasion. Trophoblasts allow the placenta to implant on the uterus; adverse effects to trophoblasts may prevent the placenta from gaining proper access to the maternal blood supply. The Company's collaborations have identified new proteins which may play roles in controlling trophoblast invasion and influencing the development of preeclampsia. The first of these proteins, called Human Lymphocyte Antigen G, or HLA-G, is present on the trophoblasts of normally invading, non-preeclamptic placenta but markedly lower in concentration on the same types of cells in preeclamptic placenta. The Company is conducting research on these proteins with the goal of developing diagnostics for preeclampsia.

REPRODUCTIVE DISORDERS

  In addition to the pregnancy-related disorders of premature birth and late birth/successful induction of labor and preeclampsia, the Company has also targeted the reproductive disorders of endometriosis and infertility.

 ENDOMETRIOSIS

  Endometriosis is a disorder manifested by the misplaced growth of the endometrial tissue that normally lines the uterus and/or the development of related lesions in the pelvic cavity. In the United States, the disease is estimated to afflict 10% of women of reproductive age and is a leading cause of infertility. Symptoms of endometriosis include pelvic pain, abnormal vaginal bleeding and infertility. The symptoms of pain can range from minor distress to excruciating pain that leads to possible bed rest and an inability to function normally. The extent and location of the disease do not directly correlate with the severity of the symptoms. In the United States, it is estimated that approximately six million women of reproductive age have some form of endometriosis. Approximately 30% to 45% of women who have endometriosis are infertile. Endometriosis is responsible for 20% to 30% of all gynecological operations and is the leading non-obstetric cause of hospitalizations for women of reproductive age.

  Physicians currently diagnose endometriosis by performing laparoscopic surgery to view endometriosis lesions in the pelvic cavity. Laparoscopy is an invasive surgical procedure usually performed under general anesthesia, involving inflation of the abdomen and two punctures in order to inspect the pelvic cavity and diagnose the disease. Laparoscopy is not consistently accurate in detecting early stage, microscopic disease. Current treatments include invasive laparoscopic procedures to remove tissue and hormonal therapy to temporarily suppress the growth of the lesions. These laparoscopic procedures cost $2,000 to $4,000 per patient. The Company believes that the development of an accurate diagnostic test would significantly reduce the costs of treating endometriosis by providing an effective alternative to laparoscopic surgery in certain cases. Enhanced ability to diagnose endometriosis would reduce the risk to the patient and allow the physician to not only detect the disease, but also to determine and monitor the effectiveness of treatments.

 INFERTILITY

  It is estimated that about 800,000 new female infertility patients are diagnosed in the United States each year and that diagnosis and treatment of such patients costs approximately $2.0 billion per year. While at least 50% of female infertility cases involve diagnoses which are well understood, much of the management of female infertility centers around the treatment of poorly understood factors. At least 25% of infertile women fall into the category of "unexplained infertility" where extensive tests for known factors have failed to reveal the cause of their infertility. These women may face open-ended and undefined therapy that elevates costs and frustrates patients and physicians. Women with "unexplained infertility" are candidates for assisted reproductive technologies ("ART"), which are not always successful. Each attempted ART treatment costs between $8,000 and $10,000. The Company believes that the ability to predict successful candidates for ART treatments would help prevent unnecessary lengthy and costly procedures in failed treatments.

THE ADEZA SOLUTION FOR REPRODUCTIVE DISORDERS

 ENDOMETRIOSIS

  Neural Networks. A neural network is a computer-based form of artificial intelligence that is capable of identifying and "learning" direct and indirect relationships between complex sets of data and a given outcome. The strength of neural network analysis lies in its ability to examine complex and nonlinear systems, such as human physiologic processes. The Company is developing a proprietary neural network software, using its endometriosis database, that the Company believes may be useful in assessing the likelihood of the existence of endometriosis in a particular patient. The Company may also apply this technology to its other targeted pregnancy-related and female reproductive disorders.

  Endometriosis-Specific Chemotactic Factor Test. A chemotactic factor has the property of attracting macrophages and neutrophils in a process called chemotaxis. The endometriosis-specific chemotactic factor that has been isolated by Adeza and its collaborators shows the highest level of activity in peritoneal fluid of patients with minimal to mild endometriosis, as compared to patients with no endometriosis or moderate to severe endometriosis. A diagnostic test based on this endometriosis-specific chemotactic factor would, as a result, allow physicians to detect endometriosis at an early stage. The Company is developing a proprietary diagnostic test based on this endometriosis-specific chemotactic factor.

  Anti-Endometrial Antibody Assay. The Company has detected an elevated antibody response against endometrial proteins in the blood of patients with endometriosis. Adeza's scientists have identified certain antigens that they believe elicit this antibody response. Adeza is developing an assay test based on these antigens that would allow physicians to diagnose endometriosis through the detection of endometriosis-specific antibodies in the blood of patients with the disease.

 INFERTILITY

  Uterine Receptivity Test. The Company believes that the lack of expression of the Beta-3 integrin correlates with defects in uterine receptivity to embryo implantation. The Company has an exclusive worldwide option to a proprietary test for defects in uterine receptivity based on the Beta-3 integrin. Such a test would be of significant value by allowing the triage of women for therapy to correct uterine receptivity defects prior to attempting ART. Because patients with defined defects in uterine receptivity often fail to conceive either normally or in response to in vitro fertilization, the Company believes that such a test could also allow significant cost savings by potentially reducing the number of unnecessary failed in vitro fertilization ("IVF") cycles. The Company intends to conduct a multi-center trial with major IVF centers to further evaluate the potential of this test.

  Anti-Ovarian Antibody Assay. In order for in vitro fertilization technologies to be successful, patients must produce mature ova, which is the purpose of fertility drug treatment prior to the use of in vitro fertilization. The Company believes that high levels of a certain anti-ovarian antibody correlate to poor response to fertility drug treatments. The Company is developing an assay to detect anti-ovarian antibodies in the blood of women who are candidates to receive drug treatment for ovarian stimulation. The Company believes this test has the potential to be a useful screen for poor response to drug-induced ovarian stimulation. If the Company is able to successfully develop such a test, it believes that the anti-ovarian antibody assay could lead to significant savings by reducing the number of ovulation induction treatment cycles that fail due to lack of response.

SALES & MARKETING; STRATEGIC CORPORATE ALLIANCES

  DOMESTIC OPERATIONS

  The Company's strategy is to sell and market its products primarily through strategic partners and distributors. The Company, together with its strategic partners and distributors, markets primarily to physicians, hospitals, other health care providers and third-party payors. The Company believes that the trend toward management of health care costs in the United States will lead to increased awareness of and emphasis on disease prevention and early patient management, which will increase demand from physicians and third-party payors for cost-effective diagnostic tests.

  The Company, together with its strategic partner, Matria, is currently preparing for market launch of the fFN ELISA Test, which has exclusive rights to market the Company's fFN ELISA Test and its fFN Dipstick Test in the United States, Canada and Puerto Rico. Matria is the surviving entity of the merger of Tokos Medical Corporation ("Tokos") and HealthDyne, Inc., two leaders in providing health care services for pregnant women. As of April 30, 1996, Matria had a field organization of approximately 114 sales and sales support personnel and 400 nurses. It has over 30 specialists focused on third-party payors and 100 reimbursement customer service claims management personnel. Adeza and Matria are currently working to structure reimbursement rates with major third-party payors in anticipation of the full-scale commercial launch of the fFN ELISA Test in the United States in the second half of 1996. The current end-user list price in the United States for the fFN ELISA Test is $212 for a processed laboratory result from the Company and $2,400 for a diagnostic kit that is analyzed by the end-user's laboratory, which may be utilized for eight to 44 tests.

  The Company's relationship with Matria is governed by an exclusive marketing agreement (the "Matria Marketing Agreement") for the Company's fFN ELISA Test and the fFN Dipstick Test. In addition, Matria has the right to participate in the development of and obtain rights to distribute immunodiagnostic products for premature birth that are developed by or acquired for development by the Company, in the United States, Canada and Puerto Rico. Under the Matria Marketing Agreement, initially executed in December 1991 with Tokos and amended in May 1996, the Company received an initial $3.0 million in research and development funding in 1991. In addition, the Company received another $1.0 million in milestone payments in 1992 and $4.0 million in 1995 in connection with the completion of other milestones. Additionally, in connection with the Matria Marketing Agreement, Matria invested in $2.0 million of the Company's capital stock.

  INTERNATIONAL OPERATIONS

  Until the Company's receipt of FDA approval of its fFN ELISA Test in the United States, Adeza's marketing and sales efforts were focused on selected international markets for the purpose of gathering relevant market data and increasing market awareness. These markets include Taiwan, portions of Europe, Scandinavia, Japan and South Korea. Currently, the Company's international sales and marketing efforts address the particular health care systems of individual countries through a network of 11 international distributors with expertise in their markets. These distributors are supported by the Company's internal sales and marketing professionals. The Company intends to expand its international distribution network through agreements with strategic partners and distributors that have significant presence and experience in the international women's health care market.

  The fFN ELISA Test and fFN Vertical Flow Test are marketed in Japan and South Korea by the Company's marketing partner, Daiichi. In December 1990, the Company and Daiichi entered into agreements to co-develop and market Adeza's in vitro diagnostic products in Japan. Under these agreements, the Company recognized contract revenue for research and development of $2.0 million in 1991, $2.0 million in 1992, $667,000 in 1993, $667,000 in 1994 and $667,000 in
1995. Additionally, in connection with these agreements, Daiichi purchased 362,318 shares of the Company's Series D Preferred Stock for an aggregate of $1.0 million.

  The Company expects in the future to enter into additional strategic partnerships to develop, commercialize and sell its current and future products. However, there can be no assurance that the Company will be able to negotiate acceptable agreements in the future, or that such new agreements or existing agreements will be successful. The Company may also establish a direct sales force to sell certain products.

  Adeza's internal sales and marketing efforts provide technical and clinical support for the Company's products to the Company's strategic partners and distributors, including their journal advertising, seminars, congresses and trade show participation. A primary goal of the Company's direct marketing is to increase public awareness of the problems and high costs associated with pregnancy-related and female reproductive disorders it targets. Adeza collaborates with Ob/Gyn physicians, practitioners and academics to support the use of the Company's technology. The Company and its strategic partners have produced an in-service video to facilitate consistent and regular use of its products by physicians and laboratory technicians, cost/benefit information and informative product literature in five languages.

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts are conducted internally and through collaborations with academic investigators and clinicians, with a primary focus on the research and development of additional diagnostics and on therapeutic products that will complement the Company's diagnostics in addressing the needs of women with pregnancy-related and reproductive disorders. Adeza's therapeutic research strategy emphasizes the selection of naturally occurring compounds which have clear roles in the biochemical processes frequently associated with premature birth. Total research and development expenses for the years ended December 31, 1994 and December 31, 1995 and the three month period ended March 31, 1996 were $3.6 million, $3.5 million and $830,000, respectively.

LABORATORY SERVICES; MANUFACTURING

  Laboratory Services. The Company offers laboratory services that will provide results from the fFN ELISA Test. The Company expects that over time other laboratory service providers will also provide results from this test. The Company's strategy is to use its laboratory services to help it penetrate the market by facilitating adoption of the Company's products by physicians, clinicians and health care providers and to generate additional revenue through fees for such laboratory services. The Company has limited experience in providing laboratory services to provide results of its diagnostic tests. The Company intends to provide laboratory results to physicians and other users of the Company's diagnostic test as a means of ensuring that the users of such products will have ready access to results. No commercial laboratory service provider other than the Company is currently providing results with respect to the Company's tests, and there can be no assurance that any laboratory other than that of the Company will ultimately provide such results. Failure by the Company to provide accurate and cost-efficient laboratory services and to generate expected revenues through such services could have a material adverse effect on the Company's business, financial condition and results of operations and could expose the Company to significant liability in the event of errors in test results. There can be no assurance that there will be demand for the Company's laboratory services or that such services will generate any additional revenues for the Company. See "Risk Factors--Limited Laboratory Operating Experience."

  The ability to provide quality laboratory information for the physician begins with obtaining a high-quality specimen. To maintain the specimen's integrity during shipment, all specimens are sent following prescribed shipping instructions. In the case of the fFN samples, a container with a frozen ice pack is being used to help protect the samples from excess heat. An overnight courier is used to ensure that the samples are transported from the point of collection to the laboratory within 24 hours. Validation studies to ensure the specimens have been transported properly have been performed and will be an ongoing part of Adeza's laboratory quality assurance program.

  As of April 30, 1996, Adeza employed five California Licensed Clinical Laboratory Scientists and retained the services of a Laboratory Director and a Clinical Consultant. The laboratory is staffed and equipped to process 240 to 480 fFN samples in the course of each eight hour shift, six days a week. The Company believes that this laboratory capacity will be sufficient through 1997. In addition to the fFN testing, the Company intends to use its laboratory to offer clinical testing services for additional products if and as such products are introduced. Expansion of the Company's existing laboratory facilities may be required to perform such additional testing.

  Adeza's laboratory is certified under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA") for its laboratory services. It is also certified by the State of California Department of Health Services. CLIA is intended to ensure the quality and reliability of all medical testing in laboratories in the United States by requiring that any facility in which testing is performed meets specified standards in areas such as personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA have established three levels of regulatory control based on test complexity--"waived," "moderately" and "highly" complex. The fFN ELISA Test is currently catagorized as highly complex, and Adeza's laboratory has been certified to perform tests at the highly complex level.

  The federal and state certification and licensure programs establish standards for the day-to-day operation of a medical laboratory, including, but not limited to, personnel and quality control. Compliance with such standards is verified by periodic inspections by inspectors employed by federal or state regulatory agencies. In addition, federal regulatory authorities require participation in a proficiency testing program approved by the Department of Health and Human Services ("DHHS") for each of the specialties and subspecialties for which a laboratory seeks approval from Medicare or Medicaid and licensure under CLIA. Proficiency testing programs involve actual testing of specimens that have been prepared by an entity running an approved program for testing by the laboratory. On March 14, 1990, the DHHS published final regulations setting forth the standards for the day-to-day operation of all laboratories that participate in Medicare and Medicaid, as well as those laboratories which engage in interstate commerce and, therefore, are regulated under CLIA. These regulations generally became effective on September 1, 1992 and apply to the Company's laboratory. The Company believes it is in compliance with these regulations. However, there can be no assurance that the Company currently is, or in the future will be, in compliance with such regulations.

  Existing federal laws governing Medicare and Medicaid, as well as some state laws, also regulate certain aspects of the relationship between health care providers, including laboratories, and their referral sources, including physicians, hospitals and other laboratories. One provision of these laws, known as the "anti-kickback law," contains extremely broad proscriptions, and relatively little regulatory guidance or judicial precedent exists concerning its application. Violation of this provision may result in exclusion from Medicare and Medicaid or criminal penalties. The Company seeks to structure its arrangements with physicians and other providers to be in compliance with this law. However, the Company is unable to predict how the law will be applied in the future, and no assurances can be given that its arrangements will not be subject to scrutiny under this law.

  Any exclusion or suspension from participation in the Medicare and Medicaid programs, any loss of licensure or accreditation, or any inability to obtain any required license or permit, whether arising from any action by DHHS, any state, or any other regulatory authority, would have a material adverse effect on the Company's business. Any significant civil or criminal penalty resulting from such proceedings could have a material adverse effect on the Company.

  The FDA does not currently regulate laboratory testing services. Certain federal and state laws govern the handling and disposal of medical specimens, infectious and hazardous wastes and radioactive materials. Failure to comply could subject an entity covered by these laws to fines, criminal penalties and/or other enforcement actions.

  Pursuant to the Occupational Safety and Health Act, laboratories have a general duty to provide a workplace to their employees that is safe from hazard. Over the past few years, the Occupational Safety and Health Administration ("OSHA") has issued rules relevant to certain hazards that are found in the laboratory. Failure to comply with any applicable OSHA rules or with the general duty to provide a safe workplace could subject an employer, including a laboratory employer, to substantial fines and penalties.

  Manufacturing. As of April 30, 1996, Adeza employed six full-time employees in manufacturing and four full-time employees in its quality assurance department. The manufacturing facility is located at the Company's headquarters in Sunnyvale, California and consists of approximately 4,400 square feet of dedicated manufacturing and quality assurance space.

  The Company currently manufactures the fFN ELISA Test, the fFN Dipstick Test and the fFN Vertical Flow Test at its facilities in Sunnyvale. The Company believes that it has the capacity to meet its estimated production requirements for 1997. Adeza's manufacturing facility has a current license from the State of California, Department of Health Services Food and Drug Branch Manufacturing and is also registered with the FDA as a device manufacturer.

  The Company has no therapeutic manufacturing facilities at the present time and plans to rely upon outside manufacturers to produce any therapeutic products. The Company believes that there is substantial worldwide production capacity for therapeutics and that it will be able to establish manufacturing arrangements on acceptable terms. However, there can be no assurance that appropriate production capacity for therapeutics will be available if and when needed by the Company or that the Company will be able to establish manufacturing arrangements on acceptable terms, if at all.

CERTAIN LICENSE AGREEMENTS; PATENTS AND PROPRIETARY TECHNOLOGY

  Certain License Agreements. The Company seeks to obtain technologies that complement and expand its existing technology base. Where consistent with its business strategy, the Company intends to license product and marketing rights from selected research and educational institutions to capitalize on the research and development capabilities and technology bases of these entities. The Company's material license agreement covering the technology related to the Company's fFN-based products is with the Fred Hutchinson Cancer Research Center (the "Hutchinson Center"). In August 1992, Adeza entered into an amended license agreement (the "Hutchinson Agreement") which superseded certain previous license agreements between the two entities. Under the Hutchinson Agreement, the Company was granted a worldwide, sublicensable, exclusive license (subject to the rights of certain United States governmental agencies and a grant-back to the Hutchinson Center for non-commercial research purposes) to certain patent rights related to fFN and antibodies made against fFN, which constitutes Adeza's core technology for its fFN-based products, including the fFN ELISA Test and the fFN Dipstick Test. The Company paid up-front license fees upon execution of the Hutchinson Agreement, in January 1993 and upon receipt of a PMA for the fFN ELISA Test. The Company is also obligated to pay royalties to the Hutchinson Center on actual product sales in the United States by the Company during the remainder of the term of a licensed patent, subject to an annual minimum royalty. In addition, in connection with Matria's market launch of the fFN ELISA Test, the Company granted the Hutchinson Center a warrant to purchase 25,000 shares of Common Stock at an exercise price of $0.01 per share. The Company expects to report a non-cash charge of approximately $250,000 in the second quarter of 1996 in connection with the issuance of this warrant.

  In addition to the Hutchinson Agreement, the Company is a party to numerous option and license agreements with research and educational institutions for the in-licensing of a variety of key technologies, including the University of California at San Francisco for the use of HLA-G for diagnosis and treatment of preeclampsia, the University of Pennsylvania for the potential diagnostic and therapeutic applications of a chemotactic factor associated with endometriosis and for certain antibodies made against fetal fibronectin and the University of Alabama at Birmingham for a therapeutic agent for treatment of women at risk for preterm delivery. Certain of these agreements require the Company or the other parties to meet certain performance obligations in order to retain their rights under such agreements or require the Company to make certain payments in order to obtain or maintain rights to the subject technology.

  Patents and Proprietary Technology. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company's policy is to protect its technology base by filing patent applications on internal proprietary technology as well as on in-licensed technology. The Company owns or has licenses to 23 United States patents and the Company owns, has licenses to or options to license technology covered by another 16 pending United States patent applications, each in the area of pregnancy-related and reproductive disorder diagnostics.

  The Company's ability to protect its proprietary position is in part dependent on the issuance of patents on current and future applications. The Company currently has applications pending in the United States, Japan, Canada and certain countries in Europe. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and therefore are highly uncertain. No assurance can be given that any pending patent applications or any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership to the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around the Company's patents. In addition, others may hold or receive patents or file patent applications that contain claims having a scope that covers products developed by the Company. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents or could be required to obtain licenses from the patent owners of each of such patents or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company also relies upon unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to the Company's proprietary technology or that the Company can ultimately protect meaningful rights to such unpatented proprietary technology.

  Litigation regarding patent and other intellectual property rights which would result in substantial cost to and diversion of effort by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse determination in any such litigation could subject the Company to significant liability to third parties, could require the Company to seek licenses from third parties, which licenses may not be available or, if available, may not be on terms acceptable to the Company, and ultimately could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Adeza also relies on trade secrets and proprietary know-how. The Company's policy is to require each of its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of any employment, consulting or advisory relationship with the Company. Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived of by an individual shall be the exclusive property of the Company, other than inventions unrelated to the Company and developed entirely on the employee's own time. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for misappropriation of the Company's trade secrets in the event of unauthorized use or disclosure of such information.

THIRD-PARTY REIMBURSEMENT

  The Company's strategy is to increase acceptance of its products and create long-term demand by marketing the cost-effectiveness and improved patient care that its products provide to third-party payors. The Company, together with its strategic partners and distributors, intends to educate such third-party payors through a variety of means, including marketing evaluations, seminars, workshops, publications and professional and trade meetings. Adeza and Matria are currently working to structure reimbursement rates with major third-party payors in anticipation of the full-scale commercial launch of the fFN ELISA Test in the United States in the second half of 1996.

  The Company's ability to successfully commercialize its products depends in part on the availability of, and the Company's ability to obtain, adequate levels of third-party reimbursement for use of its diagnostic tests. In the United States, hospitals, physicians and other health care providers that purchase diagnostic tests such as the fFN ELISA Test generally rely on third-party payors, principally federal Medicare, state Medicaid and private and corporate health insurance plans, to reimburse all or part of the cost associated with the use of such tests. Although reimbursement for diagnosing premature birth has generally been available in the United States, there can be no assurance that this will continue to be the case. Third-party payors may deny reimbursement if they determine that a prescribed diagnostic test has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. The Company is unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for the Company's products. The Company is unable to forecast what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business. The cost containment measures that health care providers are instituting and the impact of any health care reform could have an adverse effect on the Company's ability to sell its products and may have a material adverse effect on the Company's business, financial condition and results of operations.

  Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new diagnostic tests and procedures. In most markets, there are private insurance systems as well as government managed systems.

Market acceptance of the Company's products will depend on the availability and level of reimbursement in international markets targeted by the Company. Currently, the Company's fFN ELISA Test and fFN Vertical Flow Test have been approved for reimbursement in Japan. However, there can be no assurance that the Company will obtain reimbursement in any other countries for these products or in any country for its future products within a particular time, for a particular amount, or at all.

  Regardless of the type of reimbursement system, the Company believes that physician and clinician acceptance and advocacy of the use of the Company's products will be required to obtain reimbursement. Availability of reimbursement will depend on the clinical efficacy and cost of the Company's products. There can be no assurance that reimbursement for any of the Company's products in the United States or foreign countries under either government or private reimbursement systems will be available, or if available, will not be decreased in the future, or that physicians and clinicians will support and advocate reimbursement for the use of the Company's products. Failure by physicians, clinicians and other users of the Company's products to obtain sufficient reimbursement from third-party health care payors for the use of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

  The manufacturing, testing, labeling, distribution, marketing, promotion and sale of the Company's products are subject to extensive and rigorous regulation by the FDA and, to varying degrees of regulation, by other Federal, state and foreign regulatory agencies. The Company's products are regulated by the FDA under the Federal Food, Drug and Cosmetic Act (the "FDC Act"), as amended by the Medical Device Amendments of 1976 and the Safe Medical Devices Act of 1990, among other laws. Under the FDC Act and the regulations promulgated thereunder, the FDA regulates, among other things, the clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the United States. In addition, various foreign countries in which the Company's products are or may be sold, including Germany, France, Japan and Canada, impose local regulatory requirements. The testing for, preparation of and subsequent FDA and foreign regulatory review of required applications is expensive, lengthy and uncertain. Failure to comply with FDA and similar foreign requirements could result in refusal by the government to grant premarket clearance or approval of the Company's products, withdrawal of market approval, civil penalties or criminal prosecutions, restrictions on or injunction against marketing of the Company's products, seizure or recall of the Company's products, total or partial suspension of products or other regulatory action. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

  The FDC Act, among other things, classifies medical devices into three categories over which the FDA maintains increasing levels of regulation: Class I (general controls--e.g., labeling, premarket notification and GMPs), II (general and special controls--e.g., performance standards and postmarket surveillance) and III (premarket approval). Before a new device can be introduced into the market, the manufacturer typically must obtain FDA clearance or approval through either a 510(k) premarket notification or a PMA. Because the Company believes that the majority of Adeza's products are or will ultimately be classified as Class III devices, they are or will be subject to the requirement of premarket approval by the FDA. However, a 510(k) premarket notification is sufficient for a device that is "substantially equivalent" to a legally marketed Class I or Class II medical device or a Class III medical device for which the FDA has not required submission of PMAs. Under either a 510(k) or a PMA, a manufacturer is required to submit a notification or application to the FDA and await the FDA's determination that the product may be marketed. In 510(k) premarket notification a company must, among other things, demonstrate that the product to be marketed is substantially equivalent to the predicate device. Test data from clinical trials is often required to demonstrate substantial equivalence and that the products are safe and effective, which may delay the 510(k) premarket notification review period or which may result in a finding that the product is not substantially equivalent and that a full PMA is required.

  Following submission of a 510(k) premarket notification, a company may not market the device for clinical use until the FDA finds that product is substantially equivalent. It generally takes four to 12 months from the date of submission of a 510(k) to obtain the FDA's determination, but it may take longer. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. The FDA, however, may (i) determine that the new device is not substantially equivalent and require submission and approval of a PMA or (ii) require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of a company's products. Further, for any devices cleared through the 510(k) process, any modification or enhancement that could significantly affect safety or effectiveness, or constitute a major change in intended use, requires a new 510(k) submission and a separate FDA determination of substantial equivalence before the modified or changed device may be marketed.

  In February 1990, Adeza received FDA clearance of its 510(k) premarket notification for its specimen collection kit and received FDA clearance of revisions to this 510(k) in September 1995. However there can be no assurance that the FDA will act favorably or quickly in its review of the Company's future 510(k) submissions, if any, and significant difficulties and costs may be encountered by the Company in its efforts to obtain FDA clearance that could delay or preclude the Company from selling its products in the United States. Furthermore, there can be no assurance that the FDA will not request additional data, require that the Company conduct further clinical studies or reject the 510(k) and require a PMA, causing the Company to incur further cost and delay.

  If a device does not qualify for the premarket notification procedure, a company must file a PMA. The PMA requires more extensive pre-filing testing than required for a 510(k) premarket notification and usually involves a significantly longer review process. The PMA generally must contain results of laboratory and human clinical studies establishing the safety and effectiveness of the device for its intended use. The PMA must also give a detailed description of the proposed labeling as well as the methods, facilities and controls used for manufacturing the device. After a preliminary review, the FDA makes an initial determination regarding whether a PMA is sufficiently complete to permit filing and substantive review. If a PMA is accepted for filing, the FDA begins a more in-depth review process, which likely will include review by a scientific advisory panel. During the PMA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure compliance with the applicable Good Manufacturing Practices ("GMP") requirements. If the FDA's evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the application or issue a "non-approvable" letter. If the FDA evaluation of both the PMA and the manufacturing facilities is favorable, the FDA may issue an "approvable" letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing commercial distribution of the device for those indications for which the FDA deems the data to be adequate. The FDA will also indicate the approved intended uses and labeling claims, and the product may only be marketed for these uses. The FDA may determine that additional clinical data is necessary and delay the PMA to allow conduction of clinical trials and submission of data to the FDA. In addition, the FDA can revoke its approval after it has initially been given. Once approved, a product is subject to various other regulatory controls that may be imposed by the FDA. There can be no assurance that the existing FDA approval for the fFN ELISA Test will not be revoked or that the fFN ELISA Test will meet other regulatory controls that may be imposed.

  In October 1992, the Company submitted a PMA for the use of its fFN ELISA Test for use in assessing the likelihood of premature birth in symptomatic women. In January 1993, the FDA notified the Company of its initial determination not to accept the PMA for filing pending the submission of further clinical information by the Company. In response to subsequent discussions with the FDA, Adeza expanded its clinical studies of the fFN ELISA Test and submitted these results to the FDA in October 1994. In December 1994, the FDA notified the Company of its decision to file the PMA with expedited review, and in April 1995, an FDA advisory panel determined that the fFN ELISA Test was safe and effective for the symptomatic indication and recommended approval of the PMA by the FDA. In September 1995, the Company was notified by the FDA that it approved the PMA application for the fFN ELISA Test for commercial distribution in the United States for its intended use.

  Once an original PMA is reviewed and approved by the FDA, a company may seek authorization to market the approved product in a different format or for additional clinical uses not described in the original PMA. Permission to market the device for a claim different from that specified in the original PMA is submitted to the FDA by a company in the form of a PMA Supplement. The FDA typically requires that a company provide new clinical data to facilitate its review of the new product format or clinical use. Adeza is currently planning to submit two PMA Supplements to its original approved PMA covering the fFN ELISA Test. In the first PMA Supplement, the Company currently intends to request permission to expand the intended use of the fFN ELISA Test to include assessment of the likelihood of premature birth for asymptomatic women. In the second PMA Supplement, the Company currently intends to request permission to market the fFN Dipstick Test for assessment of the likelihood of premature birth in symptomatic women.

  There can be no assurance that the Company will file either of its proposed PMA Supplements or be able to meet the FDA's requirements or that the necessary regulatory approvals will be obtained by the Company in the United States or any other country. Adeza's failure to obtain any required regulatory approvals or any delay which may be experienced in obtaining such approvals, could materially and adversely affect the marketing of the Company's products and its ability to generate revenues. Adeza's failure to obtain any necessary regulatory approvals, any delay on receiving such approvals, the restriction, suspension or revocation of regulatory approvals, if obtained, or the failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

  Distribution of the Company's products outside the United States is subject to FDA export and extensive foreign government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. Since the fFN ELISA Test has been approved for marketing in the United States by the FDA, there are currently no significant restrictions limiting exportation of the device. Exportation of devices which have not yet been cleared for domestic commercial distribution requires permission from the country in which the device will be marketed and the approval of the FDA to export a device in accordance with Section 801(e) of the FDC Act. Adeza has obtained 801(e) clearances for export of the fFN Vertical Flow Test to 22 countries, including the United Kingdom, Australia, Germany, France and Spain. Additionally, Adeza has obtained approval and reimbursement for the fFN ELISA Test from the Ministry of Health and Welfare in Japan. On April 26, 1996, the export provisions in the FDC Act were amended in Chapter 1A of Title II, Supplemental Appropriations For the Fiscal Year Ending September 30, 1996, in the FDA Export Reform and Enhancement Act of 1996 to revise the terms and conditions under which devices may be exported under the FDC Act. This new legislation was designed to facilitate the export of drugs and devices by revising and in some circumstances eliminating the requirement for FDA approval as a condition of export. Because the legislation has just been enacted and there are no FDA regulations or existing policies with respect to its implementation, the Company is unable to reliably predict the extent of benefit that its export opportunities may enjoy, if any. However, despite such new legislation, there can be no assurance that the Company will obtain additional regulatory approvals in other countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on the Company's business, financial condition and results of operations.

  The FDC Act and California law require the Company to manufacture its products in compliance with current GMP regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. The Company is also required to comply with various FDA requirements for labeling and the FDA prohibits a device, even if approved under a PMA, from being marketed for unapproved clinical uses. If the FDA believes that a company is not in compliance with the GMP or labeling regulations, it can, among other things, institute proceedings to detain or seize a product, issue a recall, prohibit marketing and sales of the company's products and assess civil and criminal penalties against the company, its officers or its employees. There can be no assurance that the Company's manufacturing facility will satisfy FDA or California GMP manufacturing requirements. The Company's facilities and manufacturing processes have been periodically inspected by the State of California and other agencies, but remain subject to federal and state audits from time to time. The Company believes that it is in substantial compliance with all applicable federal and state regulations. Nevertheless, there can be no assurance that the FDA or a state agency will agree with the Company's position, that GMP requirements will not be increased, or that its GMP compliance will not be challenged at some subsequent point in time. Enforcement of the GMP regulations has increased significantly in the last several years and the FDA has publicly stated that compliance will be more strictly scrutinized. In the event that the Company is determined to be in noncompliance with FDA regulations, the FDA or state agency has the power to pursue penalties or remedies, including, among other things warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of previously granted approvals and criminal prosecution. Such penalties or remedies could have a materially adverse effect on the Company's business, financial condition and results of operations.

  In addition, the manufacture, sale or use of the Company's products are also subject to regulation by other federal entities, such as the OSHA and the Environmental Protection Agency, and by various state agencies, including the California Environmental Protection Agency. Federal and state regulations regarding the manufacture, sale or use of the Company's products are subject to future change, which changes could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  Although Adeza believes it is well positioned to take advantage of the opportunities of the women's reproductive health care market, the Company expects competition in this market to increase. The fFN ELISA Test is the only FDA-approved immunodiagnostic test for the assessment of the likelihood of premature birth for symptomatic women and represents a significant advance over currently used subjective evaluation techniques. However, there can be no assurance that other, more effective diagnostic tests for the assessment of the likelihood of premature birth will not receive FDA approval in the near future. Other companies and institutions with substantially greater financial, manufacturing, marketing, distribution and technical resources than the Company are engaged in the research and development of products similar to those currently being developed or commercialized by the Company. For example, companies such as Abbott Laboratories, American Home Products Corp., Bayer AG, Boehringer Mannheim GmbH, Bristol Myers Squibb Co., Eli Lilly & Co., G.D. Searle and Co. (a subsidiary of Monsanto Co.), Johnson & Johnson, TAP Pharmaceuticals Inc. and Zeneca Group PLC. are engaged in the development, manufacture and marketing of diagnostic and therapeutic products relating to women's reproductive health care and are therefore potential competitors of the Company. Although none of these companies currently concentrates exclusively on products for the women's reproductive health care market, there can be no assurance that these or other companies or institutions will not succeed in developing products or procedures that are more effective than the Company's or that would render the Company's technology or products obsolete or uncompetitive.

  The Company's fFN ELISA Test will be distributed in the United States through an exclusive strategic distribution arrangement with Matria. The Company believes Matria competes with other companies that distribute products related to the women's reproductive health care market to physicians, clinicians, hospitals and other health care providers. These companies include Apria Healthcare, Caremark International and Coram Healthcare. The Company believes that Matria's extensive sales and marketing network competes favorably with these and other companies, although there can be no assurance that it will continue to do so.

  The medical industry is characterized by rapid and significant technological change. Consequently, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and commercialization of new products. The Company believes that for all its products, important competitive factors include the relative speed with which companies can develop products, establish clinical utility, complete the clinical testing and regulatory approval process, obtain reimbursement and supply commercial quantities of the product to the market. The Company's inability to compete favorably with respect to any of these factors could have a material adverse effect on its business, financial condition and results of operations. Product development involves a high degree of risk and there can be no assurance that the Company's current products will become commercially successful or that the Company's research and development efforts will result in commercially successful future products.

EMPLOYEES

  As of April 30, 1996, the Company employs 40 full and part time personnel, including 21 in research, development, clinical and regulatory affairs, six in manufacturing, four in quality assurance, two in marketing and sales, and seven in administration. Each of the Company's employees has signed a confidentiality agreement and none is covered by a collective bargaining agreement. The Company has never experienced employment-related work stoppages and considers its employee relations to be good.

PROPERTIES

  Adeza maintains its headquarters in Sunnyvale, California in one leased facility, aggregating approximately 17,600 square feet, which contains laboratory, research and development, production, manufacturing, marketing and sales and general administration and finance. The lease for this facility expires in August 1997. Adeza has a right of first refusal that, if exercised, would extend the term of the lease for an additional five year period, to 2002. The Company currently pays monthly rent of approximately $20,000. The Company believes that its existing facilities are adequate to meet its immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

  As of the date of this Prospectus, the Company is not a party to any material legal proceedings.

ADVISORS AND COLLABORATORS

  The Company has established a network of medical, clinical and scientific advisors and collaborators to consult with the Company's scientists and clinical research staff and to advise the Company on its research and development program, the design of its products and on other medical and scientific matters relating to the Company's business. The Company's advisors and collaborators include the following individuals:

  Gary S. David, Ph.D., Independent Consultant, formerly conducted immunogenetics and immunochemistry research at the City of Hope, cancer immunobiology at the Salk Institute, and immunochemistry and tumor immunobiology at the Scripps Clinic and Research Foundation.

  Susan Fisher, Ph.D., Chairman and Professor of the Department of Oral Biology, Professor of Obstetrics, Gynecology & Reproductive Sciences, Professor of Pharmaceutical Chemistry and Associate Director of UCSF Mass Spectrometry Facility, University of California at San Francisco, San Francisco, California.

  Thomas Garite, M.D., Chairman and Professor of the Department of Obstetrics & Gynecology, University of California at Irvine, Irvine California; Diplomat and Examiner, American Board of Obstetrics and Gynecology; Member, American Board of Obstetrics and Gynecology Maternal Fetal Medicine Division Committee; Editor, the American Journal of Obstetrics and Gynecology.

  Linda Giudice, M.D., Ph.D., Associate Professor of Obstetrics & Gynecology; Chief, Division of Reproductive Endocrinology and Infertility, Chief, Gynecology, Lucille Packard Children's Hospital at Stanford University, Stanford, California.

  Jay Iams, M.D., Professor, Obstetrics & Gynecology, Director of Maternal Medicine Division of the Department of Obstetrics & Gynecology, Ohio State University, Columbus, Ohio.

  Charles Lockwood, M.D., Chairman and Professor of Obstetrics & Gynecology, New York University School of Medicine, New York, New York.

  Judith Luborsky, Ph.D., Associate Professor of Obstetrics & Gynecology, Rush Presbyterian St. Luke's Medical Center, Chicago, Illinois.

  James Roberts, M.D., Professor of Obstetrics & Gynecology, University of Pittsburgh, Pittsburgh, Pennsylvania; Chairman, Maternal-Fetal Medicine Unit of the National Institutes of Health.

  Robert Taylor, M.D., Ph.D., Associate Professor of Obstetrics & Gynecology, University of California at San Francisco, San Francisco, California.

  The Company has entered into various consulting agreements with most of the listed advisors and collaborators. Each of the Company's advisors and collaborators has entered into a confidentiality and non-disclosure agreement with the Company. These advisors and collaborators are generally employed by employers other than the Company and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company. Although generally each advisor and collaborator agrees not to perform services for another person or entity which would create a conflict of interest with the individual's services for the Company, there can be no assurance that such conflict will not arise.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company and their ages and positions as of April 30, 1996:

          NAME            AGE                  POSITIONS
          ----            ---                  ---------
Daniel O. Wilds.........   47 President, Chief Executive Officer and
                               Director
Emory V. Anderson.......   42 Vice President and Chief Financial Officer
Robert O. Hussa,
 Ph.D. .................   55 Vice President and Chief Technical Officer
David C. Casal, Ph.D. ..   41 Vice President, Clinical and Regulatory
                               Affairs
Andrew E. Senyei,
 M.D.(1)................   46   Chairman of the Board of Directors
Nelson N.H. Teng, M.D.,
 Ph.D. .................   50 Director
Nancy S. Amer(2)........   35 Director
Nancy D. Burrus(1)......   41 Director
Craig C. Taylor(2)......   45 Director

- --------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Daniel O. Wilds has been the President and Chief Executive Officer of Adeza since July 1992. Prior to joining Adeza, Mr. Wilds was employed by Baxter Healthcare Corporation ("Baxter"). From 1968 until June 1992, Mr. Wilds was President of Baxter's Chemotherapy Service division, President and Chief Operating Officer of its diagnostic joint venture with Genentech and President and Chief Executive Officer of Medisense, Inc. (a fully integrated diagnostic company in which Baxter owns a minority interest). Mr. Wilds was also General Manager of Baxter's Mexico City operations, General Manager of its Container Development Business Center, Director of Strategy Development and Vice President of its Corporate Alliances function.

  Emory V. Anderson has been the Vice President and Chief Financial Officer of Adeza since October 1992. Prior to joining Adeza, Mr. Anderson served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Indesys, Inc., which he co-founded in 1984. Previously, Mr. Anderson held the position of Director of Finance for Atari, Inc.

  Robert O. Hussa has been the Vice President of Research and Development and the Chief Technical Officer of Adeza since May 1993. From January 1990 to May 1993, Dr. Hussa was Vice President of Imaging and Therapeutics Research and Development at Hybritech, Inc. ("Hybritech"), where he developed in vitro diagnostic tests in the areas of reproductive endocrinology, cardiovascular disease and cancer. From June 1986 to December 1989, he was Director of Assay Development at Hybritech. Prior to joining Hybritech, Dr. Hussa was a Professor of Gynecology & Obstetrics and of Biochemistry at the Medical College of Wisconsin, where he worked for 18 years.

  David C. Casal has been the Vice President, Clinical and Regulatory Affairs of Adeza since November 1994, was Adeza's Director of Scientific Affairs from October 1991 to November 1994 and was Adeza's Director of Clinical and Regulatory Affairs from January 1990 to October 1991. Dr. Casal was previously the Manager of Clinical Programs at Ligand Pharmaceutical, Inc., formerly Progenex Incorporated, and was also a Senior Research Scientist at Hybritech, where he was responsible for the clinical evaluation and approval of numerous in vitro diagnostic assays.

  Andrew E. Senyei has been a director of Adeza since 1987 and has been involved in Adeza's development since joining the Company as a consultant in 1986. Dr. Senyei has been a General Partner of Enterprise Partners, a venture capital firm, since 1987. Dr. Senyei was a founder of Molecular Biosystems and, prior to joining Enterprise Partners, was a practicing clinician and Adjunct Associate Professor of Obstetrics, Gynecology and Pediatrics at the University of California, Irvine. Dr. Senyei currently serves on the Board of Directors of Ligand Pharmaceutical, Inc.

  Nelson N.H. Teng co-founded Adeza and has served on the Company's Board of Directors since 1985. Dr. Teng was the Medical Director and Vice President of Research at Adeza from 1988 to 1989. Dr. Teng is currently an Associate Professor in Obstetrics and Gynecology and Director of Gynecological Oncology at the Stanford University School of Medicine, where he has been on the faculty since 1981. Dr. Teng currently serves on the Board of Directors of Univax Biologics.

  Nancy S. Amer has served as a director of Adeza since May 1992. Ms. Amer has been a Managing Director of Harvard Private Capital Group, Inc., Boston, Massachusetts since 1990. Prior to joining Harvard Private Capital Group, Inc., Ms. Amer was a senior consultant with the Boston Consulting Group, Inc. Ms. Amer currently serves on the Board of Directors of Cambridge NeuroScience, Inc., Playtex Products, Inc. and Procept, Inc. and several privately held companies.

  Nancy D. Burrus has been a director of Adeza since December 1994. Ms. Burrus has been a General Partner with Indosuez Ventures since 1991 where she has been active in early stage health care company investing. Prior to joining Indosuez Ventures, Ms. Burrus was a Vice President of Morgan Stanley Ventures.

  Craig C. Taylor co-founded Adeza and has served on the Company's Board of Directors since 1986. Mr. Taylor has been a General Partner with Asset Management Associates, an early stage venture capital firm, since 1977 where he has participated in the establishment and growth of high technology and health care companies. Mr. Taylor currently serves on the Board of Directors of Telor Ophthalmic Pharmaceutical, Metra Biosystems, Pharmacyclics and Lynx Therapeutics and several privately held companies.

BOARD OF DIRECTORS COMMITTEES, COMPENSATION OF DIRECTORS AND OTHER INFORMATION

  All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified. The officers of the Company are appointed annually and serve at the discretion of the Board of Directors.

  Directors currently receive no cash fees for services provided in their capacity as directors but may be reimbursed for out-of-pocket expenses incurred in connection with services performed for the benefit of the Company. The Company has adopted the 1996 Directors' Stock Option Plan under which current and future nonemployee directors will be eligible to receive stock options in consideration for their services. See "Management--Stock Option and Incentive Plans."

  The Board of Directors designated a Compensation Committee (the "Compensation Committee") in 1995 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's 1995 Stock Option and Restricted Stock Plan and make recommendations to the Board of Directors regarding such matters. The Compensation Committee is currently composed of Andrew E. Senyei and Nancy D. Burrus.

  The Board of Directors designated an Audit Committee in 1995 to review the scope and results of financial audits and other services performed by the Company's independent accountants and to make recommendations to the Board of Directors regarding such matters. The committee is currently composed of Nancy
S. Amer and Craig C. Taylor. No interlocking relationship exists between the Company's Board of Directors, the

Compensation Committee or Audit Committee and the board of directors, compensation committee or audit committee of any other company, nor has any such interlocking relationship existed in the past. See "Certain
Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derives an improper personal benefit.

  The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

  The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorney's fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

  At present, the Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth certain compensation paid by the Company during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer and the Company's other most highly compensated executive officers whose total cash compensation exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION                   AWARDS
                             ---------------------------------- --------------------------
                                                                SECURITIES
                                                 OTHER ANNUAL   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($) BONUS($) COMPENSATION($) OPTIONS(#) COMPENSATION($)
- ---------------------------  --------- -------- --------------- ---------- ---------------
Daniel O. Wilds
 President and Chief
  Executive Officer......    $191,255  $48,125        $ 0        248,463         $ 0
Emory V. Anderson
 Vice President and Chief
  Financial Officer......     126,458   17,250          0         46,885           0
Robert O. Hussa
 Vice President and Chief
  Technical Officer......     175,611   24,750          0         58,607           0
David C. Casal
 Vice President, Clinical
  and Regulatory
  Affairs................     110,052   10,000          0         30,603           0


  The following table shows certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1995. No stock appreciation rights were granted to these individuals during the year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE VALUE
                                                                             AT ASSUMED ANNUAL RATES OF
                         NUMBER OF SHARES PERCENTAGE OF                       STOCK PRICE APPRECIATION
                            UNDERLYING    TOTAL OPTIONS EXERCISE                 FOR OPTION TERM(2)
                             OPTIONS       GRANTED TO   PRICE PER EXPIRATION ---------------------------
          NAME            GRANTED(#)(1)     EMPLOYEES     SHARE      DATE         5%            10%
          ----           ---------------- ------------- --------- ---------- ------------- -------------
Daniel O. Wilds.........     248,463          53.43%      $0.24      5/05    $      37,502 $      95,038
Emory V. Anderson.......      46,885          10.08        0.24      5/05            7,077        17,934
Robert O. Hussa.........      58,607          12.60        0.24      5/05            8,846        22,418
David C. Casal..........      30,603           6.58        0.24      5/05            4,620        11,707

- --------
(1) These stock options, which were granted under the 1995 Stock Option and Restricted Stock Plan, represent both vested and unvested options. The maximum term of each option grant is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

  The following table sets forth information for the Named Executive Officers with respect to exercises of options to purchase common stock in the fiscal year ended December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                NUMBER OF SHARES         VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                           OPTIONS AT FISCAL YEAR END    AT FISCAL YEAR END(1)
                          ---------------------------- -------------------------
NAME                      EXERCISABLE(2) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                      -------------- ------------- ----------- -------------
Daniel O. Wilds..........    248,463            0      $1,788,934         0
Emory V. Anderson........     46,885            0         337,572         0
Robert O. Hussa..........     58,607            0         421,970         0
David C. Casal...........     30,603            0         220,342         0

- --------
(1) Based on the fair market value of the Common Stock as of December 31, 1995, as determined by the Board of Directors ($7.44 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.
(2) As of April 30, 1996, of the 248,463, 46,885, 58,607 and 30,603 option shares held by Daniel O. Wilds, Emory V. Anderson, Robert O. Hussa and David C. Casal, respectively, 127,687, 25,542, 33,095 and 16,122 option shares, respectively, were subject to repurchase by the Company.

STOCK OPTION AND INCENTIVE PLANS

 1995 Stock Option and Restricted Stock Plan

  The Company's 1995 Stock Option and Restricted Stock Plan (the "Plan") was adopted by the Board of Directors and approved by the stockholders in July 1995. The Plan was adopted as a successor to the Company's 1988 Employee Stock Plan and 1992 Key Executive Stock Plan (collectively, the "Predecessor Plans"). A total of 1,244,083 shares have been authorized for issuance under the Plan, plus an automatic increase on the first trading day of the 1997, 1998, 1999, 2000 and 2001 calendar years of an additional number of shares equal to 3.5% of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, with each such annual increase not to exceed 500,000 shares. However, in no event may any one participant in the Plan receive option grants or direct stock issuances in any calendar year for more than 1,000,000 shares. The Plan provides for the grant to employees of the Company (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and for the grant of nonstatutory stock options ("NSOs") and stock purchase rights to employees, employee directors and consultants of the Company. The Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator") and is divided into two separate components: the option grant program and the stock issuance program.

  Option Grant Program. The Administrator has the authority to grant ISOs to the employees of the Company and to grant NSOs to the employees, employee directors and consultants of the Company. The Administrator determines the individuals to be granted options under the Plan and the terms of such options, including the exercise price, the number of shares subject to such options, the maximum term for which such options are to remain outstanding, the date upon which such options are to become exercisable and the vesting schedule, if any, applicable to such options. The exercise price of all ISOs granted under the Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all NSOs granted under the Plan must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any ISO granted to an optionee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, by check or promissory note, in shares of properly registered Common Stock (valued at the fair market value as of the exercise date of the option) that meet certain holding requirements or, to the extent the option is exercised for vested shares, through a special sale and remittance procedure conducted by a Company-designated brokerage firm whereby the Company is paid sufficient funds to cover the aggregate exercise price of the purchased shares along with all taxes that the Company would be required to withhold as a result of such exercise.

  The term of a stock option granted under the Plan may not exceed 10 years; provided, however, that the term of an ISO granted to a 10% Stockholder may not exceed five years. No option may be transferred by the optionee other than by will or the laws of descent or distribution, except that an NSO may be assigned in accordance with the terms of a domestic relations judgment, decree or order (substantially complying with the requirements of Section 414(p) of the Code) conveying marital property rights to any spouse or former spouse of the optionee pursuant to applicable state domestic relations laws. Except as set forth in the foregoing sentence, each option may be exercised during the lifetime of the optionee only by such optionee. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options shall be treated as NSOs. In the event of certain changes in control of the Company, the Plan requires that each outstanding option accelerate so that each such option will immediately prior to the effective date of the change in control, become fully exercisable for all the shares of Common Stock subject to the option, except to the extent assumed by the successor corporation (or parent thereof), replaced with a comparable option to purchase shares of stock of the successor corporation (or parent thereof) or replaced with a cash incentive program of the successor corporation, and subject to other limitations imposed by the Administration in connection with the change in control. Upon the termination of an optionee's employment or other relationship with the Company, such optionee will have a limited time within which to exercise any outstanding options, which time period will vary depending on the length of the optionee's relationship with the Company and the reason for termination. The Administrator has the discretion to grant options that are exercisable for unvested shares of Common Stock and, to the extent that an optionee holds options for such unvested shares of Common Stock upon termination from the Company, the Company will have the right to repurchase any or all of such unvested shares at the per-share exercise price paid by the optionee for such unvested shares.

  As of December 31, 1995, options to purchase a total of 986 shares of Common Stock had been exercised, options to purchase a total of 516,284 shares at a weighted average exercise price of $0.24 per share were outstanding, and an aggregate of 166,063 shares remained available for future option grants under the Plan. Additionally, options to purchase a total of 32,888 shares of Common Stock had been exercised under the Predecessor Plans.

  Stock Issuance Program. In addition to the Option Grant Program, the Administrator may grant direct and immediate issuances of shares of Common Stock, without any intervening option grants, pursuant to the Company's Stock Issuance Program. The purchase price per share of all Common Stock issued under the Plan must equal at least 85% of the fair market value of the Common Stock on the date of issuance. Payment of the exercise price may be made in cash, by check or promissory note, or in past services rendered to the Company (or any parent or subsidiary of the Company).

  Shares of Common Stock issued under the Plan's stock issuance program may, in the discretion of the Administrator, be fully and immediately vested upon issuance, or may vest in one or more installments over the term of the recipient's service for the Company or upon attainment of specified performance objectives. An individual who is issued shares of Common Stock under the Plan's stock issuance program will, upon issuance, have full stockholder rights with respect to such shares whether or not such shares are vested as of the date of issuance. To the extent that an individual who was issued Common Stock pursuant to the Plan's stock issuance program either terminates his or her employment (or other relationship) with the Company while holding unvested shares of Common Stock or fails to attain the specified performance objectives upon which the vesting of such Common Stock was contingent, the Company may cause such individual to immediately surrender the unvested shares to the Company for cancellation in exchange for a refund of any cash or cash-equivalent consideration paid for such unvested shares.

  The Administrator has the authority to amend the Plan as long as such action does not adversely affect the rights and obligations with respect to options or unvested stock issuances then outstanding under the Plan and provided further that stockholder approval shall be required for an amendment to increase the number of shares subject to the Plan (other than for permissible adjustments in the event of certain changes in the Company's capitalization), to materially modify the eligibility requirements for Plan participation, to materially increase the benefits accruing to participants under the Plan, or to increase the annual limitation on grants to Plan participants. If not terminated earlier, the Plan will terminate in 2005.

 1996 Employee Stock Purchase Plan

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in May 1996. The Company is currently seeking stockholder approval of the Purchase Plan and expects to have such approval prior to the commencement of this offering. A total of 250,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of offering periods of 12 months duration, with new offering periods (other than the first offering period) commencing on or about January 1 and July 1 of each year. Each offering period will consist of two consecutive purchase periods of six months duration, with the last day of such period being designated a purchase date. The initial offering period will begin on the date of this offering and will continue through June 30, 1997, with the first purchase date occurring on December 31, 1996 and subsequent purchase dates to occur every six months thereafter. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period or the purchase date. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new 12 month offering period will automatically begin on the first business day following the purchase date with a new fair market value. The maximum number of shares an employee may purchase during each offering period shall be determined on the offering date by dividing $25,000 by the fair market value of a share of the Company's Common Stock on the offering date (subject to certain limitations imposed by the Code). Employees may end their participation in an offering at any time during this offering period prior to the purchase date, and participation ends automatically on termination of employment with the Company. The Purchase Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens this offering period so that employees' rights to purchase stock under the plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will have a term of 20 years.

 1996 Directors' Stock Option Plan

  The 1996 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in May 1996. The Company is currently seeking stockholder approval of the Directors' Plan and expects to have such approval prior to the commencement of this offering. A total of 200,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of NSOs to non-employee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. The Directors' Plan provides that each person who is a non-employee director on the date of this offering and each person who first becomes a non-employee director of the Company after the date of this offering shall be granted an NSO to purchase 10,000 shares of Common Stock (the "First Option"). Thereafter, on the date of each Annual Meeting of the Company's stockholders, commencing in 1997, each non-employee director shall be automatically granted an additional NSO to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each anniversary of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the fourth anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of 10 years. In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each non-employee director shall have either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option shall terminate or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable, or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option, and the provisions regarding the grant of options under the plan may be amended only once in any six-month period, other than to comport with changes in the Employee Retirement Income Security Act of 1974, as amended or the Code. If not terminated earlier, the Directors' Plan will have a term of 10 years.

 401(k) Plan

  The Company has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. To date, the Company has not made matching contributions under the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The Trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of six investment options.

EMPLOYMENT AGREEMENTS

  The Company does not presently have any employment contracts in effect with its Chief Executive Officer or any of the other Named Executive Officers.

                             CERTAIN TRANSACTIONS

  Prior to December 1994, the Company sold (i) an aggregate of 525,692 shares of its Series A Preferred Stock directly to, or to funds affiliated with, Asset Management Associates, Charter Venture Capital, Enterprise Partners, Hambrecht & Quist, Pebble Beach Ventures, Ingemar Lundquist and certain individuals who hold an aggregate of approximately 1% of such Series A Preferred Stock, (ii) an aggregate of 3,199,436 shares of its Series B Preferred Stock directly to, or to funds affiliated with, Aspen Venture Partners, Asset Management Associates, Charter Venture Capital, Enterprise Partners, Hambrecht & Quist and certain individuals who hold an aggregate of less than 1% of such Series B Preferred Stock, (iii) an aggregate of 4,992,955 shares of its Series C Preferred Stock directly to, or to funds affiliated with, Aeneas Venture Corporation, Aspen Venture Partners, Asset Management Associates, Charter Venture Capital, Enterprise Partners, Hambrecht & Quist, Pebble Beach Ventures and certain individuals who hold an aggregate of less than 1% of such Series C Preferred Stock, (iv) an aggregate of 362,318 shares of its Series D Preferred Stock to Daiichi, (v) an aggregate of 654,761 shares of its Series E Preferred Stock to Rohto Pharmaceutical Company, Ltd. and Tokos and (vi) an aggregate of 1,201,922 shares of its Series F Preferred Stock to funds affiliated with Berkeley International Capital Corporation and Rohto Pharmaceutical Company, Ltd. In December 1994, 64,635 shares of Series A Preferred Stock and 517,390 shares of Series B Preferred Stock were converted to Common Stock. Subsequently in December 1994, the Company effected a recapitalization, whereby all outstanding shares of its Preferred Stock were converted into and exchanged for shares of a newly created Series 1 Preferred Stock based upon the outstanding series' respective liquidation preferences, and all outstanding shares of Common Stock were subject to a reverse stock split (the "1994 Recapitalization"). Upon the consummation of the 1994 Recapitalization, each outstanding share of Series A Preferred Stock was converted and reconstituted as .081305 shares of Series 1 Preferred Stock; each outstanding share of Series B Preferred Stock was converted and reconstituted as .081305 shares of Series 1 Preferred Stock; each outstanding share of Series C Preferred Stock was converted and reconstituted as .155837 shares of Series 1 Preferred Stock; each outstanding share of Series D Preferred Stock was converted and reconstituted as .311654 shares of Series 1 Preferred Stock; each outstanding share of Series E Preferred Stock was converted and reconstituted as .474293 shares of Series 1 Preferred Stock; and each outstanding share of Series F Preferred Stock was converted and reconstituted as .352341 shares of Series 1 Preferred Stock.

  In December 1994, the Company sold shares of its Series 2 Preferred Stock directly to, or to funds affiliated with, Aeneas Venture Corporation, Aspen Venture Partners, Asset Management Associates, Charter Venture Capital, Enterprise Partners, Hambrecht & Quist, Indosuez Ventures, Invesco Trust Company and Tokos (the "Series 2 Holders") at a price of $2.40 per share. The Series 2 Holders paid for the Series 2 Preferred Stock in cash and by the surrendering for cancellation of certain outstanding promissory notes issued by the Company. In addition, the Company concurrently issued warrants to purchase shares of Series 2 Preferred Stock to certain of the Series 2 Holders at an exercise price of $2.40 per share.

  All shares of the Series 1 and Series 2 Preferred Stock issued by the Company will convert into shares of Common Stock at a one-to-one ratio upon the closing of the sale of the shares of Common Stock offered hereby. Such one-to-one conversion ratio was determined by arms-length negotiations between the Company and investors holding the Series 1 and Series 2 Preferred Stock at the time of issuance of such Series 1 and Series 2 Preferred Stock.

  In April 1996, the Company obtained a $2.0 million aggregate committed line of credit from certain of the Company's existing investors, pursuant to which Aeneas Venture Corporation agreed to lend the Company up to $250,000, Asset Management Associates agreed to lend the Company up to $356,118, Enterprise Partners agreed to lend the Company up to $356,118, STF II, L.P. agreed to lend the Company up to $265,134, and certain other investors of the Company agreed to lend the Company an aggregate of up to $772,630 in exchange for convertible secured promissory notes (the "Notes") that will become due and payable upon the earlier of 30 days following the completion of this offering or June 1997 (the "Line of Credit"). Such investors have advanced an aggregate of $500,000 to the Company under the Line of Credit. The Company intends to use a portion of the proceeds obtained from this offering to repay indebtedness incurred pursuant to the Line of Credit. In connection with the Line of Credit, the Company issued warrants to purchase Common Stock, exercisable at 85% of the offering price in an amount equal to 10% of their respective commitments under the Line of Credit plus an additional 5% of the outstanding principal amount of their respective Notes issued under the Line of Credit for each full or partial calendar month that such principal amount remains outstanding. The aggregate warrant coverage that the Company is entitled to provide to each investor pursuant to the Line of Credit is capped at 50% of each investor's contribution to the aggregate amount of the Notes issued under the Line of Credit. The warrants issued in connection with the Line of Credit are not exercisable for a period of one year following the closing of this offering and expire on April 30, 2001, or earlier upon the sale of all or substantially all of the assets of the Company or upon the acquisition of the Company by another entity pursuant to which the stockholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition.

  In December 1992, Adeza entered into a promissory note agreement with Daniel
O. Wilds, the Company's President and Chief Executive Officer, which allowed Mr. Wilds to borrow up to $140,000. Interest on the note accrues at a rate of 6.15% per annum. The note and accrued interest are due upon the earlier of (i) voluntary termination, (ii) 12 months after involuntary termination, (iii) closing of an initial underwritten public offering of the Common Stock, (iv) merger of the Company, (v) sale of all the assets of the Company or (vi) July 19, 1997. As of April 30, 1996, the outstanding principal balance under this note was $100,000.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of April 30, 1996 (after giving effect to the conversion of the Company's Series 1 and Series 2 Preferred Stock into Common Stock at a one-to-one ratio), and as adjusted to reflect the sale of shares offered hereby, as to (i) each person (or group of affiliated persons) known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all current directors and executive officers of the Company as a group and (v) each of the Selling Stockholders.

                                                             SHARES                      SHARES
                                                          BENEFICIALLY                BENEFICIALLY
                                                          OWNED  AFTER                 OWNED AFTER
                                           SHARES          OFFERING IF                 OFFERING IF
                                        BENEFICIALLY     OVER-ALLOTMENT     NUMBER   OVER-ALLOTMENT
                                       OWNED PRIOR TO         OPTION          OF          OPTION
                                         OFFERING(1)      NOT EXERCISED     SHARES    EXERCISED(1)
                                      ----------------- -----------------   BEING    ---------------
NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER   PERCENT  NUMBER   PERCENT OFFERED(1) NUMBER  PERCENT
- ------------------------------------  --------- ------- --------- ------- ---------- ------- -------
Aeneas Venture Corporation(2)....     1,115,116  20.47% 1,115,116  14.03%  255,049   860,067  10.82%
 c/o Harvard Management Company,
  Inc.
 600 Atlantic Avenue, 26th Floor
 Boston, MA 02210-2203
Entities affiliated with
 Charter Venture Capital(3)......       786,492  14.51    786,492   9.93      0      786,492   9.93
 525 University Avenue, Suite
  1500
 Palo Alto, CA 94301
Entities affiliated with
 Asset Management Associates(4)..       624,199  11.52    624,199   7.88      0      624,199   7.88
 2275 East Bayshore Road, Suite
  150
 Palo Alto, CA 94303
Enterprise Partners(5)...........       641,682  11.85    641,682   8.11      0      641,682   8.11
 7979 Ivanhoe Avenue, Suite 550
 La Jolla, CA 92037
Funds affiliated with
 Invesco Trust Company...........       416,666   7.77    416,666   5.30      0      416,666   5.30
 c/o Health Care Group
 7800 E. Union Avenue, Suite 800
 Denver, CO 80237
STF II, L.P.(6) .................       419,265   7.81    419,265   5.33      0      419,265   5.33
 c/o Indosuez Ventures
 2180 Sand Hill Road, Suite 450
 Menlo Park, CA 94025
Aspen Venture Partners L.P.(7)...       401,589   7.45    401,589   5.09    28,500   373,089   4.73
 c/o Alliance Technology Venture
 3343 Peachtree Road, N.E.
 Suite 1140, East Tower
 Atlanta, GA 30326
Daniel O. Wilds(8)...............       256,796   4.57    256,796   3.16      0      256,796   3.16
 c/o Adeza Biomedical Corporation
 1240 Elko Drive
 Sunnyvale, CA 94089
Robert O. Hussa, Ph.D.(9)........        66,940   1.23     66,940    *        0       66,940    *
 c/o Adeza Biomedical Corporation
 1240 Elko Drive
 Sunnyvale, CA 94089

                                                                   SHARES                       SHARES
                                                                BENEFICIALLY                 BENEFICIALLY
                                                                OWNED  AFTER                  OWNED AFTER
                                                                 OFFERING IF                  OFFERING IF
                                         SHARES BENEFICIALLY   OVER-ALLOTMENT     NUMBER    OVER-ALLOTMENT
                                           OWNED PRIOR TO           OPTION          OF           OPTION
                                             OFFERING(1)        NOT EXERCISED     SHARES     EXERCISED(1)
                                         --------------------------------------   BEING    -----------------
NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER    PERCENT   NUMBER   PERCENT OFFERED(1)  NUMBER   PERCENT
- ------------------------------------     ----------- ------------------ ------- ---------- --------- -------
Emory V. Anderson(10)..................       67,718     1.25    67,718    *        0         67,718    *
 c/o Adeza Biomedical Corporation
 1240 Elko Drive
 Sunnyvale, CA 94089
David C. Casal, Ph.D.(11)..............       38,936     *       38,936    *        0         38,936    *
 c/o Adeza Biomedical Corporation
 1240 Elko Drive
 Sunnyvale, CA 94089
Andrew E. Senyei, M.D.(5)(12)..........      664,251    12.25   664,251   8.38      0        664,251   8.38
 c/o Enterprise Partners
 7979 Ivanhoe Avenue, Suite 550
 La Jolla, CA 92037
Nelson N. H. Teng, M.D.(13)............       39,717     *       39,717    *        0         39,717    *
 c/o Stanford University School of Med-
  icine
 Department of Obstetrics/Gynecology
 3000 Pasteur Drive
 Palo Alto, CA 94305-5317
Nancy S. Amer(2).......................    1,115,116    20.47 1,115,116  10.82   255,049     860,067  10.82
 c/o Harvard Management Company, Inc.
 600 Atlantic Avenue, 26th Floor
 Boston, MA 02210
Craig C. Taylor(4).....................      624,199    11.52   624,199   8.01      0        624,199   8.01
 c/o Asset Management Associates
 2275 E. Bayshore Road, Suite 150
 Palo Alto, CA 94303
Nancy D. Burrus(6).....................      419,265     7.81   419,265   5.33      0        419,265   5.33
 c/o Indosuez Ventures
 2180 Sand Hill Road, Suite 450
 Menlo Park, CA 94025
All directors and officers as a group
 (9 persons)
 (2)(3)(4)(5)(6)(8)(9)(10)(11)(12)(13)..   3,292,938    54.32 3,292,938  38.46   255,049   3,037,889  35.48
OTHER SELLING STOCKHOLDERS
- --------------------------
BG Services Limited (14)...............      190,330     3.55   190,330   2.42    46,462     143,868   1.83
K.B. (C.I.) Nominees Ltd. .............      150,572     2.81   150,572   1.91    37,114     113,458   1.44
H&Q Life Science Ventures(15)..........      110,506     2.06   110,506   1.40     7,875     102,631   1.30

- --------
  * Less than 1%.
 (1) Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission plus all additional options and warrants to purchase Common Stock exercisable at any time after 60 days from April 30, 1996. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Such exercisable options are shown in the footnotes to this table for each such person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
 (2) Includes 1,031,487 shares held by Aeneas Venture Corporation and 83,629 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of April 30, 1996. Nancy S. Amer, a director of the Company, is a Managing Director of Harvard Private Capital Group, Inc., the investment advisor for Aeneas Venture Corporation, and, as such, may be deemed to share voting and investment power with respect to such shares. Ms. Amer disclaims beneficial ownership of such shares.
 (3) Includes 573,432 shares held by Charter Ventures and 53,146 shares issuable upon the exercise of an outstanding warrant held by Charter Ventures exercisable within 60 days of April 30, 1996. Also includes 155,433 shares held by Charter Ventures II, L.P. and 4,481 shares issuable upon the exercise of an outstanding warrant held by Charter Ventures II, L.P. exercisable within 60 days of April 30, 1996.
 (4) Includes 455,878 shares held by Asset Management Associates 1984, L.P., 49,548 shares issuable upon the exercise of an outstanding warrant held by Asset Management Associates 1984, L.P. exercisable within 60 days of April 30, 1996, and 2,507 shares issuable upon the exercise of an outstanding option held by Asset Management Associates 1984, L.P. exercisable within 60 days of April 30, 1996. Also includes 112,775 shares held by Asset Management Associates 1989, L.P. and 3,491 shares issuable upon the exercise of an outstanding warrant held by Asset Management Associates 1989, L.P. exercisable within 60 days of April 30, 1996. Craig C. Taylor, a director of the Company, is a general partner of AMC Partners 84 and of AMC Partners 89, L.P., the general partners of Asset Management Associates 1984, L.P. and of Asset Management Associates 1989, L.P., respectively, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Taylor disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (5) Includes 53,039 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of April 30, 1996. Andrew E. Senyei, a director of the Company, is a general partner of Enterprise Partners, and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Senyei disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (6) Includes 416,666 shares and 2,599 shares issuable upon exercise of an outstanding warrant exercisable within 60 days of April 30, 1996 held by STF II, L.P., a fund affiliated with Indosuez Ventures. Nancy D. Burrus, a director of the Company, is a General Partner of STF II, L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Ms. Burrus disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
 (7) Includes 378,158 shares held by Aspen Ventures Partners L.P. and 981 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of April 30, 1996.
 (8) Represents 256,796 shares issuable upon the exercise of outstanding options held by Mr. Wilds exercisable within 60 days of April 30, 1996, at which date, 130,039 shares of such shares are fully vested.
 (9) Represents 66,940 shares issuable upon the exercise of outstanding options held by Dr. Hussa exercisable within 60 days of April 30, 1996, at which date, 27,919 shares of such shares are fully vested.
(10) Represents 67,718 shares issuable upon the exercise of outstanding options held by Mr. Anderson exercisable within 60 days of April 30, 1996, at which date, 23,798 shares of such shares are fully vested.
(11) Represents 38,936 shares issuable upon the exercise of outstanding options held by Dr. Casal exercisable within 60 days of April 30, 1996, at which date, 15,797 shares of such shares are fully vested.
(12) Includes 11,950 shares held directly by Dr. Senyei and 6,638 shares issuable upon the exercise of outstanding options held by Dr. Senyei exercisable within 60 days of April 30, 1996. Also includes 1,327 shares held by Jack Sills, M.D. and Beverly J. Verano, Co-Trustees of the Alison Marie Senyei Trust, U/T/D 11/20/90, 1,327 shares held by Jack Sills, M.D. and Beverly J. Verano, Co-Trustees of the Grant Drew Senyei Trust, U/T/D 11/20/90 and 1,327 shares held by Jack Sills, M.D. and Beverly J. Verano, Co-Trustees of the Kelly Joanne Senyei Trust, U/T/D 11/20/90. Dr. Senyei disclaims beneficial ownership of such shares held by the Co-Trustees except to the extent of his pecuniary interest therein.
(13) Includes 25,891 shares held by Nelson N. H. Teng and 13,826 shares issuable upon the exercise of outstanding options held by Dr. Teng exercisable within 60 days of April 30, 1996, at which date, 4,191 shares of such shares are fully vested.

(14) Includes 188,216 shares held by BG Services Limited and 2,114 shares issuable upon the exercise of an outstanding warrant exercisable within 60 days of April 30, 1996.

(15) Includes 104,131 shares held by H&Q Life Science Ventures and 6,375 shares issuable upon the exercise of an outstanding warrant exercisable within 60 days of April 30, 1996. Does not include shares held by H&Q Investors, H&Q London Ventures, H&Q Ventures IV, H&Q Ventures International C.V., Hamquist, Hamco Capital Corporation and The Hambrecht 1980 Revocable Trust.

                         DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, the authorized capital stock of the Company will consist of 22,462,220 shares of Common Stock, $0.001 par value, and 10,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

  As of April 30, 1996, there were 5,363,669 shares of Common Stock outstanding that were held of record by approximately 99 stockholders after giving effect to the conversion of the Company's Series 1 and Series 2 Preferred Stock into Common Stock at a one-to-one ratio. There will be 7,863,669 shares of Common Stock outstanding (assuming no exercise of outstanding options under the 1995 Stock Option and Restricted Stock Plan after April 30, 1996) after giving effect to the sale of the shares of Common Stock offered hereby. See "Management--Stock Option and Incentive Plans."

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

  Upon completion of this offering, the Company will be authorized to issue 10,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more Series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock and to fix the number of shares constituting any Series and the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  The holders of 5,203,465 shares of Common Stock, the holder of a warrant exercisable for 91,666 additional shares of Common Stock and the holders of the additional Common Stock issuable upon exercise of the Warrants issued pursuant to the Line of Credit (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an investors' rights agreement (the "Rights Agreement") between the Company and the holders of Registrable Securities. The holders of at least 40% of the Registrable Securities may require, on two occasions at any time after 120 days following the effective date of this offering, that the Company use its best efforts to register the Registrable Securities for public resale; provided, among other limitations, that the proposed aggregate selling price, prior to deductions for underwriting discounts and commissions, is at least $5.0 million. The Company may delay such registration by up to 90 days for business reasons (but not more than once in any 12-month period). If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares so included in the offering. Holders of Registrable Securities may also require the Company, on no more than one occasion over any twelve-month period, to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price, prior to deductions for underwriting discounts and commissions, is at least $500,000 and, provided further, that the Company will not be required to make such a registration within 120 days following the effective date of any other registration effected under the Rights Agreement. The Company may delay such registration by up to 90 days for business reasons. Subject to certain limitations contained in the Rights Agreement, all fees, costs and expenses of registrations effected pursuant to the Rights Agreement, excluding those incurred with respect to registrations on Form S-3, must be borne by the Company and all selling expenses (including underwriting discounts and selling commissions) relating to Registrable Securities must be borne by the holders of the securities being registered. Subject to certain limitations contained in the Rights Agreement, all fees, costs, and expenses (excluding selling expenses) for the first three registrations on Form S-3 shall be borne by the Company and, thereafter, by the holders of the securities being registered (including selling expenses).

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

  The Company is subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. In addition, upon completion of this offering, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. The Company's stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The Board of Directors has authority to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock.

WARRANTS AND OTHER RIGHTS

  The Company also has outstanding warrants exercisable for 268,194 shares of Common Stock at an exercise price of $2.40 per share, 91,666 shares of Common Stock at an exercise price of $2.88 per share and 25,000 shares of Common Stock at an exercise price of $0.01 per share. Additionally, the Company has outstanding warrants exercisable for shares of Common Stock at an exercise price of $2.40 per share, exercisable in connection with an acquisition of the Company for a number of shares determined at the time of such acquisition. In connection with the Line of Credit, the Company issued warrants, which expire in five years, to purchase shares of Common Stock at 85% of this offering price as more fully described under "Certain Transactions."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering and based on the shares outstanding as of April 30, 1996, the Company will have a total of 7,863,669 shares of Common Stock outstanding, assuming no exercise of outstanding warrants for 404,468 shares of Common Stock immediately prior to the closing of this offering and no exercise of options after April 30, 1996. Of these shares, the 2,500,000 shares offered hereby (2,875,000 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 5,363,669 shares of Common Stock outstanding are "restricted shares" as that term is defined by Rule 144 as promulgated under the Securities Act (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. All directors and executive officers and certain other stockholders of the Company, holding in the aggregate substantially all of the shares of Common Stock outstanding prior to this offering, have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus (the "Lock-up Period") without the prior written consent of Prudential Securities Incorporated. The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding (approximately 78,637 shares) immediately after this offering, assuming no exercise of underwriters' over-allotment options) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

  Because of the restrictions noted above, beginning 180 days after the effective date of this offering, 5,334,300 Restricted Shares will be eligible for sale in the public market subject to Rule 144 and Rule 701 of the Securities Act. On December 21, 1996, 16,626 shares held by stockholders will become eligible for sale in the public market pursuant to Rule 144 upon expiration of a two-year holding period from the date such shares were fully paid. An additional 12,743 shares will become eligible for sale in the public market 90 days after the effective date of this offering pursuant to Rule 701.

  In addition, holders of 5,203,465 shares of Common Stock and the holders of warrants to purchase 136,274 shares of Common Stock may require the Company to register their shares of Common Stock under the Securities Act, which would permit such holders to resell a certain amount of their shares without complying with Rule 144. Registration and sale of such shares could have an adverse effect on the trading price of the Common Stock. See "Description of Capital Stock--Registration Rights of Certain Holders."

  As of May 9, 1996, options to purchase a total of 579,270 shares of Common Stock pursuant to the Plan were outstanding with a weighted average exercise price of $1.21 per share, all of which were exercisable as of April 30, 1996, and 237,855 of which were fully vested as of April 30, 1996. An additional 662,025 shares of Common Stock were available for future option grants under the Plan. 579,270 shares subject to options held by officers, directors, certain other employees and former employees and certain investors are subject to lockup agreements. See "Management--Stock Option and Incentive Plans," Notes 5 and 9 of Notes to Financial Statements, and "Underwriting."

  Rule 701 under the Securities Act provides that, beginning 90 days after the date of this Prospectus, shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock subject to stock options.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that the sale or availability for shares of additional Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale" and "Description of Capital Stock."

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated, Needham & Company, Inc. and Tucker Anthony Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions in the Underwriting Agreement, to purchase from the Company the numbers of shares of Common Stock set forth below opposite their respective names:

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Prudential Securities Incorporated.................................
   Needham & Company, Inc.............................................
   Tucker Anthony Incorporated........................................
                                                                       ---------
     Total............................................................ 2,500,000
                                                                       =========

  The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

  The Underwriters, through their Representatives, have advised the Company that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters
may allow to selected dealers a concession of $    per share; and that such
dealers may reallow a concession of $     per share to certain other dealers.
After the initial public offering, the offering price and the concessions may be changed by the Representatives.

  The Selling Stockholders have granted the Underwriters options, exercisable for 30 days from the date of this Prospectus, to purchase, in the aggregate, up to 375,000 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such options solely for the purpose of covering any over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such options to purchase are exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriters' name in the preceding table bears to 2,500,000.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company, its officers and directors, the Selling Stockholders and certain other stockholders of the Company, who in the aggregate will hold approximately 5,334,300 restricted shares of Common Stock upon completion of this offering, have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer to sale, contract of sale, pledge, grant any option to purchase or other sale or disposition) of any shares of Common

Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus, other than pursuant to the exercise of currently outstanding stock options.

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial offering price will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in making such determination were the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices of securities for companies in businesses similar to that of the Company.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Certain legal matters will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, 3000 El Camino Real, Palo Alto, California 94306.

                                    EXPERTS

  The consolidated financial statements and schedule of Adeza Biomedical Corporation, as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, and for the period from inception (January 1985) to December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, have been included in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates.

                               GLOSSARY OF TERMS

  AMNION: A single layer of epithelial cells which, when paired with the chorion, forms the amniotic sac of pregnancy.

  AMNIOTIC FLUID: A fluid contained within the amniotic sac that provides nutrients and protection to the developing fetus.

  ASSISTED REPRODUCTIVE TECHNOLOGIES (ART): Methods involving removing eggs from the woman's ovaries, combining them with sperm and either placing the eggs and sperm into the fallopian tube for fertilization or placing fertilized eggs into the fallopian tube or uterus. See IVF.

  CELLULAR FIBRONECTIN (cFN): A protein produced by the endothelial cells that line the vascular system that is related to but distinct from fFN. The Company has determined that cFN may be useful as a confirmatory marker for preeclampsia.

  CERVIX: The lower part of the uterus that opens into the vagina.

  CESAREAN SECTION: Surgical delivery of an infant through the maternal abdomen. It is also commonly referred to as an abdominal or operative delivery or C-section.

  CHEMOTAXIS: A response involving movement of cells toward or away from a chemical stimulus.

  CHORION: The outer layer of the amniotic sac consisting of trophoblasts and extracellular matrix. The chorion is fetal in origin and is in contact with maternal tissue called the decidua.

  CLIA: Abbreviation for Clinical Laboratory Improvement Amendments of 1988 intended to ensure the quality and reliability of United States medical testing.

  DECIDUA: Maternal endometrial tissue lining the uterus during pregnancy. It covers the amniotic sac and placenta during gestation and is shed at birth. It is also shed periodically during menstruation.

  ENDOMETRIOSIS: The presence of tissue resembling the normal lining of the uterus in abnormal locations such as the ovaries, fallopian tubes and pelvic cavity.

  ENDOMETRIUM: The mucous membrane lining of the uterus. It changes in thickness and in structure with the menstrual cycle.

  ECLAMPSIA: One or more seizures or convulsions occurring as a consequence of untreated preeclampsia and not attributable to other conditions, e.g., epilepsy or cerebral hemorrhage.

  EDEMA: A symptom of preeclampsia characterized by swelling which results from accumulation of fluid in the tissues of the body.

  FDA: Abbreviation for Food and Drug Administration of the United States Department of Health and Human Services.

  FALLOPIAN TUBES: A pair of organs attached to the uterus and the ovaries through which eggs travel to the uterus.

  FETAL FIBRONECTIN (fFN): Extracellular matrix protein of pregnancy which facilitates the attachment of the placenta and amniotic sac to the uterine wall. The Company has determined that abnormal levels of fFN in vaginal secretions during certain gestational ages is closely correlated to the onset of labor and subsequent delivery.

  GESTATION: Having to do with pregnancy and usually refers to the length of time from conception to birth. A fully developed or term gestation is 37 to 42 weeks.

  HLA-G: Human leukocyte antigen type G. Human leukocyte antigens are genetic markers identified by a specific position (loci) on chromosome 6. The HLA system is used to assess tissue compatibility. HLA-G is a fetal specific HLA marker expressed on trophoblast cells as they invade the maternal endometrial tissue.

  IN VITRO FERTILIZATION (IVF): A method of assisted reproduction that involves removing eggs from the woman's ovaries, combining them with sperm in the laboratory and, if fertilized, replacing the fertilized egg into the woman's uterus. See ART.

  INDUCTION: Stimulation of labor via the applications of drugs to the cervix to prepare it for delivery and/or the administration of systemic intravenous drugs to increase the frequency and strength of uterine contractions.

  LAPAROSCOPE: A narrow invasive viewing device with a light and a telescopic lens used to evaluate the abdominal and pelvic contents.

  LAPAROSCOPY: A diagnostic procedure involving the insertion of a laparoscope through a small incision below the navel to visually inspect the uterus, uterine ligaments, fallopian tubes, ovaries and abdominal organs.

  LATE BIRTH: Delivery of an infant after week 42 of gestation.

  MONOCLONAL ANTIBODY: An immune protein made against a foreign antigen and produced by a genetically homogeneous population of cells.

  NEURAL NETWORK: Computer-based form of artificial intelligence capable of identifying and learning direct and indirect relationships between sets of data and outcome. The Company is developing a neural network software program to aid in the diagnosis of endometriosis.

  OVARY: One of the paired female reproductive glands that produce eggs, estrogen and progesterone.

  OVULATION: The release of a mature egg from the ovary usually occurring on day 14 or 15 of a 28 day cycle.

  PMA SUPPLEMENT: An amendment process involving the submission of additional information to the FDA with respect to an existing PMA to allow the marketing of the approved product for an indication or in a format different from that specified in the approved PMA application.

  PLACENTA: Specialized tissue in the uterus through which the mother delivers nutrients and oxygen to the baby.

  PREECLAMPSIA: Pregnancy-related development of hypertension, proteinuria and edema.

  PRE-MARKET APPROVAL (PMA): Approval by the FDA to market a new device after submission to the FDA of results of prototype tests, laboratory and animal studies.

  PREMATURE BIRTH: Delivery of an infant between 20 and 37 weeks of gestation.

  PROTEINURIA: The presence in the urine of abnormally large quantities of protein, predominantly albumin.

  RUPTURE OF AMNIOTIC MEMBRANES (ROM): Rupture of amniotic membranes in which the membranes tear and amniotic fluid escapes into the vagina.

  TERM BIRTH: Delivery of an infant from week 37 through week 42 of gestation.

  TOCOLYSIS: The use of a therapeutic drug such as ritodrine, terbutaline, magnesium sulfate, indocin, nifedipine, etc., to suppress or stop the contractions of the uterus.

  TROPHOBLAST: The cell type that forms the outer wall of the fertilized embryo in early fetal development. In later development it is the primary cell type involved in the establishment of the placenta and chorion.

  UTERUS: The hollow muscular organ in which the fetus develops during pregnancy.

  510(k): Clearance to market a product that is substantially equivalent to a product that was in commercial distribution prior to May 28, 1976.

  801(e): Clearance to export a product not yet approved by the FDA.

                          ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Consolidated Financial Statements
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statement of Stockholders' Equity (Deficit).................... F-5
Consolidated Statements of Cash Flows....................................... F-7
Notes to Consolidated Financial Statements.................................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Adeza Biomedical Corporation

  We have audited the accompanying consolidated balance sheets of Adeza Biomedical Corporation (a development stage company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (January 1985) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Adeza Biomedical Corporation at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (January
1985) to December 31, 1995, in conformity with generally accepted accounting principles.

                                                              ERNST & YOUNG LLP

Palo Alto, California
April 30, 1996,
except for Note 9 as to
which the date is
   , 1996
- -------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon completion of the one-for-2.4 reverse stock split and reincorporation into Delaware described in Note 9 to the consolidated financial statements.

Palo Alto, California
May 9, 1996

                          ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                     DECEMBER 31,
                                   ------------------
                                                                     UNAUDITED
                                                                     PRO FORMA
                                                                   STOCKHOLDERS'
                                                                     EQUITY AT
                                                        MARCH 31,    MARCH 31,
                                     1994      1995       1996     1996 (NOTE 9)
                                   --------  --------  ----------- -------------
                                                       (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents.......  $  2,895  $  2,136   $  1,027
 Accounts receivable, net of
  allowance for doubtful accounts
  of $115, $71 and $35 at
  December 31, 1994 and 1995 and
  March 31, 1996, respectively...     1,255        61         63
 Inventories.....................       207       179        225
 Other current assets............       119        31         75
                                   --------  --------   --------
Total current assets.............     4,476     2,407      1,390
Property and equipment, net......       556       337        281
Notes receivable from officer....        60       115        125
Other assets.....................        83        64         64
                                   --------  --------   --------
                                   $  5,175  $  2,923   $  1,860
                                   ========  ========   ========
LIABILITIES AND STOCKHOLDERS' EQ-
 UITY
Current liabilities:
 Accounts payable................  $  1,076  $    664   $    729
 Accrued compensation............       161       205        155
 Accrued warranty................        32       109        110
 Other accrued liabilities.......        23         5         48
 Deferred revenue................       666       --         --
 Current portion of capital lease
  obligations....................       200       151        113
                                   --------  --------   --------
Total current liabilities........     2,158     1,134      1,155
Noncurrent portion of capital
 lease obligations...............       144        49         36
Commitments
Stockholders' equity:
 Preferred stock, $0.001 par
  value, issuable in series;
  5,471,659 shares authorized,
  5,203,465 shares issued and
  outstanding at December 31,
  1994 and 1995 and March 31,
  1996; aggregate liquidation
  preference at December 31, 1995
  of $20,463 (10,000,000 shares
  authorized, none issued and
  outstanding, pro forma)........         5         5          5     $    --
 Common stock, $0.001 par value;
  8,333,333 shares authorized,
  157,416, 158,402 and 160,204
  shares issued and outstanding
  at December 31, 1994 and 1995
  and March 31, 1996,
  respectively (22,462,220 shares
  authorized, 5,363,669 shares
  issued and outstanding, pro
  forma).........................       --        --         --             5
 Additional paid-in capital......    24,374    24,452     24,455       24,455
 Deferred compensation...........       --        (67)       (64)         (64)
 Deficit accumulated during the
  development stage..............   (21,506)  (22,650)   (23,727)     (23,727)
                                   --------  --------   --------     --------
Total stockholders' equity.......     2,873     1,740        669     $    669
                                   --------  --------   --------     ========
                                   $  5,175  $  2,923   $  1,860
                                   ========  ========   ========

                            See accompanying notes.

                          ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                      PERIOD FROM
                                                       INCEPTION     THREE MONTHS
                                                     (JANUARY 1985)      ENDED
                          YEAR ENDED DECEMBER 31,          TO          MARCH 31,
                          -------------------------   DECEMBER 31,  ----------------
                           1993     1994     1995         1995       1995     1996
                          -------  -------  -------  -------------- -------  -------
                                                                      (UNAUDITED)
Revenues:
  Contract revenues.....  $   967  $ 1,977  $ 3,416     $ 15,300    $   167  $   --
  Product sales.........      504      316      541        1,948         99      152
                          -------  -------  -------     --------    -------  -------
Total revenues..........    1,471    2,293    3,957       17,248        266      152
Operating costs and
 expenses:
  Research and
   development,
   including
   manufacturing start-
   up costs and costs of
   product sales........    4,320    3,635    3,460       24,997        785      830
  Selling, general and
   administrative.......    3,128    1,928    1,725       14,682        371      418
  Charge for purchase of
   in-process research
   and development......      --       --       --           553        --       --
                          -------  -------  -------     --------    -------  -------
Total operating costs
 and expenses...........    7,448    5,563    5,185       40,232      1,156    1,248
                          -------  -------  -------     --------    -------  -------
Loss from operations....   (5,977)  (3,270)  (1,228)     (22,984)      (890)  (1,096)
Interest and other
 income.................       50       25      150        1,094         50       24
Interest and other
 expense................     (182)    (415)     (66)        (730)       (34)      (5)
                          -------  -------  -------     --------    -------  -------
Loss before taxes.......   (6,109)  (3,660)  (1,144)     (22,620)      (874)  (1,077)
Provision for income
 taxes..................      --       --       --           (82)       --       --
                          -------  -------  -------     --------    -------  -------
Loss before
 extraordinary credit...   (6,109)  (3,660)  (1,144)     (22,702)      (874)  (1,077)
Extraordinary credit....      --       --       --            52        --       --
                          -------  -------  -------     --------    -------  -------
Net loss................  $(6,109) $(3,660) $(1,144)    $(22,650)   $  (874) $(1,077)
                          =======  =======  =======     ========    =======  =======
Pro forma net loss per
 share..................                    $ (0.21)                $ (0.16) $ (0.20)
                                            =======                 =======  =======
Shares used in computing
 pro forma net loss per
 share..................                      5,446                   5,446    5,448
                                            =======                 =======  =======

                            See accompanying notes.

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
              (In thousands, except share and per share amounts)

                                                                                              DEFICIT
                                                                     NOTES                  ACCUMULATED
                       PREFERRED STOCK   COMMON STOCK  ADDITIONAL  RECEIVABLE               DURING THE       TOTAL
                      ----------------- --------------  PAID-IN       FROM       DEFERRED   DEVELOPMENT  STOCKHOLDERS'
                        SHARES   AMOUNT SHARES  AMOUNT  CAPITAL   STOCKHOLDERS COMPENSATION    STAGE    EQUITY (DEFICIT)
                      ---------- ------ ------- ------ ---------- ------------ ------------ ----------- ----------------
Issuance of common
stock to founders,
officers and
employees at $0.74
to $1.51 per share
in the period
February 1985 to
December 31, 1992,
net of repurchases..         --  $ --    74,988 $ --    $   104       $(45)       $ --       $    --        $     59
Issuance of Series
A, B, C, D and E
convertible
preferred stock to
investors at prices
ranging from $0.60
to $4.20 per share
for cash and
cancellation of
notes payable in the
period from July
1985 to April 1992,
net of issuance
costs...............   9,112,832     9      --    --     12,539        --           --            --          12,548
Issuance of stock
for the purchase of
Yellowstone
Diagnostics
Corporation in
October 1988:
 Series B
 convertible
 preferred stock....     145,832   --       --    --        105        --           --            --             105
 Series C
 convertible
 preferred stock....     217,389   --       --    --        300        --           --            --             300
 Common stock.......         --    --    12,420   --         19        --           --            --              19
Exercise of stock
options at $1.51 to
$7.54 per share for
cash and notes from
March 1989 through
December 1992.......         --    --    27,361   --         69        --           --            --              69
Cancellation of note
from stockholder for
services in August
1992................         --    --       --    --        --          14          --            --              14
Repayment of note
from stockholder in
October 1992 .......         --    --       --    --        --          31          --            --              31
Net loss from
inception through
December 31, 1992...         --    --       --    --        --         --           --        (11,737)       (11,737)
                      ---------- -----  ------- -----   -------       ----        -----      --------       --------
Balance at December
31, 1992............   9,476,053     9  114,769   --     13,136        --           --        (11,737)         1,408
Exercise of warrants
to purchase Series B
convertible
preferred stock at
$0.72 per share for
cash in March 1993..     259,112   --       --    --        186        --           --            --             186
Exercise of stock
options at $3.20 to
$7.54 per share for
cash in February
through August
1993................         --    --     5,391   --         19        --           --            --              19
Issuance of Series F
convertible
preferred stock to
investors at $3.12
per share for cash
in March 1993 (net
of issuance costs of
$259)...............     961,535     1      --    --      2,740        --           --            --           2,741
Net loss............         --    --       --    --        --         --           --         (6,109)        (6,109)
                      ---------- -----  ------- -----   -------       ----        -----      --------       --------
Balance at December
31, 1993 (carried
forward)............  10,696,700 $  10  120,160 $ --    $16,081       $--         $ --       $(17,846)      $ (1,755)

                            See accompanying notes.

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)
              (In thousands, except share and per share amounts)

                                                                                              DEFICIT
                                                                     NOTES                  ACCUMULATED
                      PREFERRED STOCK    COMMON STOCK  ADDITIONAL  RECEIVABLE               DURING THE       TOTAL
                     ------------------ --------------  PAID-IN       FROM       DEFERRED   DEVELOPMENT  STOCKHOLDERS'
                       SHARES    AMOUNT SHARES  AMOUNT  CAPITAL   STOCKHOLDERS COMPENSATION    STAGE    EQUITY (DEFICIT)
                     ----------  ------ ------- ------ ---------- ------------ ------------ ----------- ----------------
Balance at December
31, 1993 (brought
forward)...........  10,696,700   $10   120,160 $ --    $16,081      $ --         $ --       $(17,846)      $ (1,755)
 Exercise of stock
 options at
 approximately
 $7.54 per share
 for cash in
 January through
 December 1994.....         --    --        164   --          1        --           --            --               1
 Issuance of Series
 F convertible
 preferred stock to
 corporate partner
 at $3.12 per share
 in exchange for
 cash..............     240,384   --        --    --        750        --           --            --             750
 Conversion of
 shares from
 convertible
 preferred stock to
 common stock in
 December 1994.....    (582,025)  --     37,092   --        --         --           --            --             --
 Recapitalization
 and related
 transactions:
 Net change in
 shares of
 preferred stock
 outstanding and
 cancellation of
 fractional
 shares............  (8,474,487)   (8)      --    --          8        --           --            --             --
 Issuance of Series
 2 convertible
 preferred stock to
 investors at $2.40
 per share for cash
 and cancellation
 of notes of $4,459
 and interest
 payable of $325
 (net of issuance
 costs of $438) in
 December 1994.....   3,322,893     3       --    --      7,534        --           --            --           7,537
 Net loss..........         --    --        --    --        --         --           --         (3,660)        (3,660)
                     ----------   ---   ------- -----   -------      -----        -----      --------       --------
Balance at December
31, 1994...........   5,203,465     5   157,416   --     24,374        --           --        (21,506)         2,873
 Exercise of stock
 options at $0.24
 per share for cash
 in July through
 November 1995.....         --    --        986   --        --         --           --            --             --
 Deferred
 compensation
 related to
 issuance of
 certain stock
 options...........         --    --        --    --         78        --           (78)          --             --
 Amortization of
 deferred
 compensation......         --    --        --    --        --         --            11           --              11
 Net loss..........         --    --        --    --        --         --           --         (1,144)        (1,144)
                     ----------   ---   ------- -----   -------      -----        -----      --------       --------
Balance at December
31, 1995...........   5,203,465     5   158,402   --     24,452        --           (67)      (22,650)         1,740
 Exercise of stock
 options at $0.24
 per share for cash
 (unaudited).......         --    --      1,802   --        --         --           --            --             --
 Deferred
 compensation
 related to
 issuance of
 certain stock
 options
 (unaudited).......         --    --        --    --          3        --            (3)          --             --
 Amortization of
 deferred
 compensation
 (unaudited).......         --    --        --    --        --         --             6           --               6
 Net loss
 (unaudited).......         --    --        --    --        --         --           --         (1,077)        (1,077)
                     ----------   ---   ------- -----   -------      -----        -----      --------       --------
Balance at March
31, 1996
(unaudited)........   5,203,465   $ 5   160,204 $ --    $24,455      $ --         $ (64)     $(23,727)      $    669
                     ==========   ===   ======= =====   =======      =====        =====      ========       ========

                            See accompanying notes.

                          ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (In thousands)

                                                      PERIOD FROM
                                                       INCEPTION     THREE MONTHS
                                                     (JANUARY 1985)     ENDED
                          YEAR ENDED DECEMBER 31,          TO         MARCH 31,
                          -------------------------   DECEMBER 31,  ---------------
                           1993     1994     1995         1995       1995    1996
                          -------  -------  -------  -------------- ------  -------
                                                                     (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net loss................  $(6,109) $(3,660) $(1,144)    $(22,650)   $ (874) $(1,077)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Charge for purchase of
  in-process research
  and development.......      --       --       --           553       --       --
 Depreciation and
  amortization..........      270      264      248        1,423        66       58
 Issuance of common
  stock for intellectual
  property rights and
  consulting services...      --       --       --             5       --       --
 (Gain) loss on
  disposals and
  retirements of
  equipment.............      --       --         7           89        19       (2)
 Note receivable from
  stockholder canceled
  in exchange for
  services..............      --       --       --            14       --       --
 Changes in assets and
  liabilities, net of
  acquisition of
  Yellowstone
  Diagnostics
  Corporation:
 Accounts receivable,
  inventories and other
  current assets........     (135)  (1,046)   1,310         (271)    1,137      (92)
 Accounts payable and
  accrued liabilities...     (188)     764     (309)         834      (402)      59
 Deferred revenue.......      334      332     (666)         --       (166)     --
                          -------  -------  -------     --------    ------  -------
Net cash used in
 operating activities...   (5,828)  (3,346)    (554)     (20,003)     (220)  (1,054)
                          -------  -------  -------     --------    ------  -------
CASH FLOWS FROM
 INVESTING ACTIVITIES
Purchase of property and
 equipment..............      --       (67)     (43)      (1,057)      --       --
Proceeds from the sale
 of property and
 equipment..............      --       --        18           18         2        6
Sale (purchases) of
 other assets...........        4       81      (36)        (180)      (29)     (10)
                          -------  -------  -------     --------    ------  -------
Net cash provided by
 (used in) investing
 activities.............        4       14      (61)      (1,219)      (27)      (4)
                          -------  -------  -------     --------    ------  -------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Payments on capital
 lease obligations......     (146)    (203)    (144)        (666)      (56)     (51)
Proceeds from sale and
 leaseback of previously
 acquired equipment.....       88      --       --            88       --       --
Issuance of convertible
 notes payable to
 related parties,
 including accrued
 interest...............    2,262    2,522      --         5,609       --       --
Issuance of convertible
 preferred stock, net of
 issuance costs.........    2,928    2,753      --        18,153       --       --
Issuance of common
 stock, net of
 repurchases............       19        1      --           143         1      --
Payments of notes
 receivable from
 stockholders...........      --       --       --            31       --       --
                          -------  -------  -------     --------    ------  -------
Net cash provided by
 (used in) financing
 activities.............    5,151    5,073     (144)      23,358       (55)     (51)
                          -------  -------  -------     --------    ------  -------
Net increase (decrease)
 in cash and cash
 equivalents............     (673)   1,741     (759)       2,136      (302)  (1,109)
Cash and cash
 equivalents at
 beginning of period....    1,827    1,154    2,895          --      2,895    2,136
                          -------  -------  -------     --------    ------  -------
Cash and cash
 equivalents at end of
 period.................  $ 1,154  $ 2,895  $ 2,136     $  2,136    $2,593  $ 1,027
                          =======  =======  =======     ========    ======  =======

                            See accompanying notes.

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

  Adeza Biomedical Corporation ("Adeza" or the "Company") is a California corporation and the successor to Aspen Diagnostics Corporation ("Aspen"), which was originally incorporated in the State of California in January 1985. Since inception, the Company has been engaged in the development of products for the obstetrics and gynecology market. The Company's principal activities to date have been recruiting personnel, raising capital, acquiring operating assets, performing research and development and clinical trials and obtaining regulatory approval of its first product. The Company has made no significant product sales to date. Accordingly, it is classified as a development stage company.

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

CONCENTRATIONS OF CREDIT RISK

  Cash and cash equivalents and trade receivables are financial instruments which potentially subject the Company to concentrations of credit risk. The estimated fair value of financial instruments approximates the carrying value based on available market information. The Company primarily invests in notes and bills issued by the United States government and its agencies, and by policy, limits the amount of credit exposure to any one issuer and to any one type of investment, other than securities issued or guaranteed by the United States government. The Company has not experienced any credit losses and does not generally require collateral on receivables.

  In 1993, two customers accounted for 45% and 20% of total revenues. In 1994, two customers accounted for 54% and 35% of total revenues. In 1995, two customers accounted for 69% and 24% of total revenues. In the three months ended March 31, 1996, three customers accounted for 56%, 19% and 15% of total revenues. For the period from inception (January 1985) to December 31, 1995, two customers accounted for 46% and 38% of total revenues. The Company sells its product primarily to international distributors in Europe and Japan. All product sales are export sales to the following geographic areas (in thousands).

                                                                   THREE MONTHS
                                                      YEAR ENDED       ENDED
                                                     DECEMBER 31,    MARCH 31,
                                                    -------------- -------------
                                                    1993 1994 1995  1995   1996
                                                    ---- ---- ---- ------ ------
   Europe.......................................... $504 $183 $252 $  27  $   67
   Asia............................................  --   133  289    72      85
                                                    ---- ---- ---- -----  ------
                                                    $504 $316 $541 $  99  $  152
                                                    ==== ==== ==== =====  ======

OPERATIONS AND FINANCING

  The Company is substantially dependent upon external financing to pursue its intended business activities. Except for brief periods, the Company has not been profitable since inception and has incurred a cumulative net loss of approximately $23,700,000 through March 31, 1996. Losses have resulted principally from costs incurred in research and development activities, clinical trials, marketing and product introduction expenses and from general and administrative costs. The Company expects to incur additional operating losses at least through 1997.

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The Company's ability to achieve profitability is dependent on its ability to obtain regulatory approval for its products, to successfully market and sell its products, to enter into agreements for product development and commercialization with corporate partners and to cost-effectively manufacture its products. There can be no assurance that the Company will successfully develop, commercialize, patent, manufacture and market its products, obtain required regulatory approvals, or ever achieve profitability. In September 1995, the Company received an expedited PMA from the FDA to market its fFN ELISA Test in the United States. Management expects its marketing partner to introduce the fFN ELISA Test in the United States through full-scale marketing efforts commencing in the second half of 1996.

  In April 1996, the Company entered into a $2,000,000 line of credit with certain of its investors that expires in April 1997 (see Note 9). The Company expects that available cash resources, together with this line of credit, will be adequate to fund operations at current levels through the remainder of 1996. The Company also plans to continue to finance its operations with sales of its equity securities such as the initial public offering currently being pursued. Should management's plans not be consummated, the Company will have to seek alternative sources of capital and reevaluate its operating plans.

INTERIM FINANCIAL INFORMATION

  The financial information at March 31, 1996 and for the three months ended March 31, 1995 and 1996, is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for those periods. Results of the 1996 period are not necessarily indicative of results expected for the entire year.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents in several different money market accounts with various banks and brokerage houses. This diversification of risk is consistent with Company policy to maintain liquidity and ensure the safety of principal.

INVENTORIES

  Inventories are recorded at the lower of cost (first-in, first-out basis) or market and consist of the following, net of reserves:

                                                         DECEMBER 31,
                                                         ------------- MARCH 31,
                                                          1994   1995    1996
                                                         ------ ------ ---------
                                                             (IN THOUSANDS)
Raw materials........................................... $  169 $  100   $101
Work in process.........................................     34     64     72
Finished goods..........................................      4     15     52
                                                         ------ ------   ----
                                                         $  207 $  179   $225
                                                         ====== ======   ====

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and consists of the following:

                                                     DECEMBER 31,
                                                    ----------------  MARCH 31,
                                                     1994     1995      1996
                                                    -------  -------  ---------
                                                         (IN THOUSANDS)
Laboratory and other equipment..................... $ 1,498  $ 1,462   $ 1,438
Furniture and fixtures.............................     119      119       119
Leasehold improvements.............................     114      114       114
                                                    -------  -------   -------
                                                      1,731    1,695     1,671
Less accumulated depreciation and amortization.....  (1,175)  (1,358)   (1,390)
                                                    -------  -------   -------
                                                    $   556  $   337   $   281
                                                    =======  =======   =======

  Laboratory equipment and furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets (generally five years). Leasehold improvements are amortized over their useful lives or the term of the lease, whichever is shorter.

  Included in equipment at December 31, 1994 and 1995 and March 31, 1996 are assets with a cost of $865,000, $781,000 and $781,000 acquired pursuant to capital lease obligations and related accumulated amortization of approximately $479,000, $532,000 and $547,000, respectively.

REVENUE RECOGNITION

  Collaborative research agreements provide support for the Company's research activities. Revenue from research support payments is recognized during the period in which work is performed and related costs are expensed as research and development. Research support payments received in advance of work performed are recorded as deferred revenue. Milestone payments are included in contract revenues in the period in which the applicable milestone is achieved and collection is deemed probable (see Note 2).

  The Company recognizes revenues on product sales to international distributors when units are shipped. Net revenues include primarily international product sales of diagnostic tests in the women's reproductive health care market. The Company's limited product sales to date have all been made to worldwide distributors in this market. The Company performs ongoing credit evaluations of these customers and generally does not require collateral. The Company maintains reserves for potential credit losses. Such losses have been within management's expectations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.123, "Accounting for Stock-Based Compensation" ("SFAS123"), which is effective for the Company's December 31, 1996 financial statements. SFAS123 allows companies to either account for stock-based compensation under the new provisions of SFAS123 or under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB25"), but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB25. As such, the adoption of SFAS123 will not impact the financial position or the results of operations of the Company.

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

DEFERRED COMPENSATION

  The Company recorded deferred compensation expense for the difference between the exercise price and the deemed fair value for financial statement presentation purposes of the Company's common stock for certain options granted from July 1995 through March 1996. Such options were granted at an exercise price of $0.24 per share with deemed fair values ranging from $1.80 to $7.92 per share. This deferred compensation expense totaled approximately $81,000, which is being amortized over the vesting period of the options. Amortization of deferred compensation expense of approximately $11,000 and $6,000 was recorded in the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

NET LOSS PER SHARE

  Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options, convertible preferred stock and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares issued during the period beginning 12 months prior to the initial filing of the proposed public offering at prices substantially below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price for stock options and warrants and the if-converted method for convertible preferred stock).

  Historical net loss per share information is as follows:

                                                              THREE MONTHS
                                 YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                ---------------------------  ----------------
                                  1993      1994     1995     1995     1996
                                --------  --------  -------  -------  -------
                                                               (UNAUDITED)
Net loss per share.............  $(30.17)  $(16.36)  $(4.72)  $(3.61)  $(4.41)
                                ========  ========  =======  =======  =======
Shares used in computing
 historical net loss per share
 (in thousands)................      202       224      243      243      244
                                ========  ========  =======  =======  =======

  Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC Staff policy, to the conversion of convertible preferred shares that will automatically convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance. The preferred shares have been restated to give retroactive effect to the recapitalization of the Company in December 1994.

2. RESEARCH AND DEVELOPMENT ARRANGEMENTS

  In December 1990, the Company and Daiichi Pure Chemicals Co., Ltd. ("Daiichi"), a subsidiary of Daiichi Pharmaceutical Co., Ltd., entered into agreements to co-develop and market Adeza's in vitro diagnostic products in Japan. The agreements call for Daiichi to market Adeza's proprietary diagnostic products in Japan. Under these agreements, the Company received nonrefundable payments for research performed. Under these agreements, the Company recognized contract revenue for research development of approximately $667,000 during each of the years ended December 31, 1993, 1994 and 1995. Additionally, in connection with these agreements, Daiichi purchased an aggregate of $1.0 million of the Company's Preferred Stock.

  In July 1991, Rohto Pharmaceutical Company, Ltd. ("Rohto") entered into a distribution and product development agreement with the Company. The Company received a cash payment of $750,000 upon execution of the agreement, which was recorded as a deferred liability. The Company also received periodic nonrefundable

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

payments for research performed. In 1994, the agreement was terminated. In consideration for termination of the agreement, the Company issued Rohto 240,385 shares of Series F convertible preferred stock (converted into 84,697 shares of Series 1 convertible preferred stock) and eliminated the deferred liability. In April 1992, the Company sold 178,571 shares of Series E convertible preferred stock (converted into 84,695 shares of Series 1 convertible preferred stock in 1994) to Rohto for $750,000.

  In December 1991, Tokos Medical Corporation, now Matria Healthcare, Inc. ("Matria"), entered into a marketing and distribution agreement with the Company. Under this agreement, the Company received an up front fee in exchange for marketing and distribution rights in the United States, Canada and Puerto Rico. This fee of approximately $3,000,000 was recognized as revenue in 1991. The Company received and recognized $1,000,000 in 1992 for attaining a certain milestone. In December 1994, the Company attained another milestone entitling it to receive $4,000,000. The Company recognized as revenue $1,250,000 and $2,750,000 in 1994 and 1995, respectively, in accordance with its revenue recognition policy. Matria also purchased 476,191 shares of Series E convertible preferred stock (converted into 225,854 shares of Series 1 convertible preferred stock in 1994) for gross cash proceeds of $2,000,000 concurrent with entering into this agreement.

  The Company has also entered into license, clinical trial, supply agreements and sponsored research and development agreements with universities, research organizations and commercial companies. Certain of these agreements require payments of royalties on future sales of products resulting from such agreements and may subject the Company to minimal annual payments to such contract partners. To date, payments under these agreements have not been significant and, at December 31, 1995 and at March 31, 1996, related noncancelable commitments are immaterial.

3. COMMITMENTS

  The Company has a $250,000 lease line of credit of which $190,000 was unused at December 31, 1995.

  Future minimum lease obligations under noncancelable capital and operating leases at December 31, 1995 are as follows:

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
                                                                (IN THOUSANDS)
Years ending December 31,
 1996.........................................................   $213     $ 169
 1997.........................................................     27        33
 1998.........................................................    --         19
                                                                 ----     -----
Total minimum lease payments..................................   $240       221
                                                                 ====
Amount representing interest..................................              (21)
                                                                          -----
Present value of future lease payments........................              200
Current portion of capital lease obligations..................             (151)
                                                                          -----
Noncurrent portion of capital lease obligations...............            $  49
                                                                          =====

  Rent expense under noncancelable operating leases was approximately $219,000, $200,000, $257,000, $59,000 and $64,000 for the years ended December
31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively ($1,426,000 for the period from inception (January 1985) to December 31, 1995).

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. RECAPITALIZATION AND RELATED TRANSACTIONS

PREFERRED STOCK AND WARRANTS

  Convertible preferred stock as of December 31, 1995 consists of the following ($0.001 par value):

                                         SHARES    SHARES ISSUED   LIQUIDATION
                                       AUTHORIZED AND OUTSTANDING   PREFERENCE
                                       ---------- --------------- --------------
                                                                  (IN THOUSANDS)
Series 1.............................. 1,880,572     1,880,572       $ 4,513
Series 2.............................. 3,322,893     3,322,893        15,950
                                       ---------     ---------       -------
Total................................. 5,203,465     5,203,465       $20,463
                                                     =========       =======
Undesignated..........................   268,194
                                       ---------
                                       5,471,659
                                       =========

  In December 1994, stockholders approved an amendment to the Articles of Incorporation to change the Company's capital structure. This amendment effected a conversion of the then outstanding Series A through F preferred stock into a new Series 1 preferred stock and a reverse split of the common stock. These changes reduced the number of outstanding shares of preferred and common stock, reduced the aggregate liquidation preference of outstanding preferred shares, and authorized a new class of preferred shares to be issued in a private equity financing to new and existing stockholders.

  The conversion reduced the number of the previously outstanding preferred shares by 8,474,493 and reduced the aggregate liquidation preference of the previously outstanding preferred shares from $16,653,000 to $4,513,000 ($2.40 per share for Series 1 preferred shares).

  Concurrent with the conversion of the previously outstanding Series A through F preferred stock into Series 1 convertible preferred stock, the Company sold to existing and new investors a total of 3,322,893 shares of Series 2 convertible preferred stock at $2.40 per share and issued to the holders of certain promissory notes (now exchanged for Series 2 preferred shares) warrants to purchase an additional 268,194 shares of Series 2 convertible preferred stock for $2.40 per share, exercisable through December 1999. All of these warrants were unexercised and outstanding at December 31, 1995. In connection with the closing of the Series 2 preferred stock financing, the Company issued an additional warrant to purchase 91,666 shares of common stock with an exercise price of $2.88 per share for $100. This warrant will expire in December 1999.

  Each share of Series 1 and 2 preferred stock entitles the holder to receive noncumulative dividends of $0.24 per share, annually, if declared by the board of directors. If dividends are declared on either series of preferred stock, both series of preferred stock must receive dividends. No dividends have been declared to date. The Series 1 and 2 preferred stock is convertible into an equal number of common shares (subject to certain antidilution provisions) at the option of the holder, or automatically upon a public offering with a price per share of at least $10.80 and aggregate proceeds greater than $10,000,000, or the affirmative vote or written consent of the holders of at least 66 2/3% of the preferred stock then outstanding, as a single class on an if-converted basis. The holders of these shares are entitled to one vote for each share of common stock into which such shares can be converted.

  Upon liquidation of the Company prior to September 30, 1997, the holders of Series 2 preferred stock shall have a liquidation preference, prior and in preference to any distribution to the holders of Series 1 preferred stock, of $4.80 per share plus any declared but unpaid dividends. After such payment, the holders of Series 1 preferred stock shall have a liquidation preference of $2.40 per share plus any declared but unpaid dividends. Upon liquidation of the Company on or after September 30, 1997, the two series of preferred stock shall have an equal liquidation preference of $2.40 per share plus all declared but unpaid dividends.

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  After the payments to holders of preferred stock as described above, the holders of common shares are entitled to receive $0.24 per share. Any remaining assets of the Company available for distribution shall be distributed ratably among the holders of common stock and preferred stock on an if-converted basis.

COMMON STOCK

  The Company has reserved as of December 31, 1995 a total of 6,079,609 shares of common stock in the event of conversion of the outstanding convertible preferred stock and the exercise of outstanding common stock options and warrants.

5. STOCK OPTIONS

  In 1995, the board adopted the 1995 Stock Option and Restricted Stock Plan (the "Plan") to succeed the 1988 Employee Stock Plan and the 1992 Key Executive Stock Plan (together, the "Plans"), whereby options for 683,333 shares of common stock can be issued to employees, officers, directors, consultants and promotional representatives of the Company. As of December 31, 1995, 166,063 shares remain available for option grants under the Plan (166,593 shares as of March 31, 1996).

  The Plan provides that the exercise price for incentive stock options will be no less than 100% of the fair value of the Company's common stock (no less than 85% of the fair value for nonqualified stock options), as determined by the board on the date of grant. All options are immediately exercisable, subject to repurchase at the original grant price. Generally options vest ratably over four years.

  Option activity under the Plans is as follows:

                                                         OPTIONS OUTSTANDING
                                                        -----------------------
                                                        NUMBER OF   PRICE PER
                                                         SHARES       SHARE
                                                        ---------  ------------
Balance at December 31, 1993...........................   96,502   $1.51-$37.66
 Options granted.......................................   19,395      $7.54
 Options exercised.....................................     (164)  $1.51-$7.54
 Options canceled......................................  (16,564)  $1.51-$37.66
                                                        --------   ------------
Balance at December 31, 1994...........................   99,169   $1.51-$37.66
 Options granted.......................................  521,525      $0.24
 Options exercised.....................................     (986)     $0.24
 Options canceled...................................... (103,424)  $1.51-$37.66
                                                        --------   ------------
Balance at December 31, 1995...........................  516,284      $0.24
 Options granted (Unaudited)...........................      --       $0.24
 Options exercised (Unaudited).........................   (1,802)     $0.24
 Options canceled (Unaudited)..........................     (530)     $0.24
                                                        --------   ------------
Balance at March 31, 1996 (Unaudited)..................  513,952      $0.24
                                                        ========   ============

  During May 1995, options to purchase 96,428 shares of common stock were reissued at $0.24 per share and a further options to purchase 382,945 shares of common stock were granted at $0.24 per share in connection with the recapitalization of the Company. The reissuances are included as cancellations (at the original price) and grants (at the $0.24 per share price). As of March 31, 1996, all options are exercisable and 228,994 options have vested under the Plan.

6. INCOME TAXES

  As of December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $18,800,000 and $5,100,000, respectively. The federal net operating loss carryforwards will

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

expire at various dates beginning on 2000 through 2010, if not utilized. The state net operating loss carryforwards will expire beginning on 1996 through 2000, if not utilized.

  Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  The accumulated deficit at December 31, 1995 differs from the federal net operating loss carryforwards due to losses of the Company's foreign subsidiary and temporary differences consisting primarily of certain expenses not currently deductible for tax reporting purposes.

  Significant components of the Company's deferred tax assets as of December 31, 1994 and December 31, 1995 are as follows :

                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
    Net operating loss carryforwards.......................... $ 5,100  $ 6,700
    Research credits (expiring 2000-2010).....................     700      700
    Capitalized research and development......................     300      300
    Other, net................................................   1,100      300
                                                               -------  -------
    Total deferred tax assets.................................   7,200    8,000
    Valuation allowance for deferred tax assets...............  (7,200)  (8,000)
                                                               -------  -------
    Net deferred tax assets................................... $   --   $   --
                                                               =======  =======

  Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,210,000 and $990,000 during the years ended December 31, 1993 and 1994, respectively.

7. PROMISSORY NOTE WITH OFFICER

  In December 1992, the Company entered into a promissory note agreement with an officer which allowed the officer to borrow up to $140,000. Interest on the note accrues at a rate of 6.15% per annum. The note and accrued interest is due upon the earlier of (i) voluntary termination, (ii) 12 months after involuntary termination, (iii) closing of an initial underwritten public offering of the Company's common stock, (iv) merger of the Company, (v) sale of all the assets of the Company or (vi) July 19, 1997. The outstanding principal balance at December 31, 1994 and 1995 and March 31, 1996 was $60,000, $90,000 and $97,500, respectively.

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. STATEMENT OF CASH FLOW DATA

                                                                  THREE MONTHS
                           YEAR ENDED DECEMBER 31,  INCEPTION TO ENDED MARCH 31,
                          ------------------------- DECEMBER 31, ---------------
                           1993     1994     1995       1995      1995    1996
                          ------- --------- ------- ------------ ------- -------
                                                                   (UNAUDITED)
                                              (IN THOUSANDS)
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES
Acquisition of equipment
 under capital leases...  $   108 $     --  $    60    $  837    $   --  $   --
                          ======= ========= =======    ======    ======= =======
Purchase of Yellowstone
 Diagnostics
 Corporation:
 Issuance of preferred
  and common stock......  $   --  $     --  $   --     $  424    $   --  $   --
                          ======= ========= =======    ======    ======= =======
 Issuance of preferred
  stock for cancellation
  of notes payable and
  accrued interest......  $   --  $   4,552 $   --     $5,377    $   --  $   --
                          ======= ========= =======    ======    ======= =======
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION
Interest paid...........  $    73 $     167 $    35    $  414    $    12 $     3
                          ======= ========= =======    ======    ======= =======

9. SUBSEQUENT EVENTS

  In April 1996, the Company obtained a $2,000,000 aggregate committed line of credit (the "Line of Credit") from certain of the Company's investors, specifically Aeneas Venture Corporation, Aspen Venture Partners, L.P., Asset Management Associates, BG Services Limited, Charter Ventures II, L.P., Enterprise Partners and STF II, L.P. (the "Committed Investors"), whereby such investors agreed to lend the Company up to $2,000,000 in cash in exchange for convertible secured promissory notes (the "Notes") that must be repaid upon the earlier of (i) 30 days following the closing of an initial public offering (the "Offering") or (ii) June 1997. Such investors have advanced an aggregate of $500,000 to the Company under the Line of Credit. In addition, the Company issued warrants to purchase common stock, exercisable at 85% of the offering price, to the Committed Investors in an amount equal to 10% of their respective commitments under the Line of Credit plus an additional 5% of the outstanding principal amount of their respective Notes issued under the Line of Credit for each full or partial calendar month that such principal amount remains outstanding. The aggregate warrant coverage that the Company is entitled to provide to each Committed Investor pursuant to the Line of Credit is capped at 50% of such Committed Investor's contribution to the aggregate amount of the Notes issued under the Line of Credit. The warrants issued in connection with the Line of Credit are not exercisable for a period of one year following the closing of the Offering and expire in April 2001 or earlier upon the sale of all or substantially all of the assets of the Company or upon the acquisition of the Company by another entity pursuant to which the stockholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition.

  In April 1996, the board of directors of the Company granted 65,318 options to purchase common stock at an exercise price of $8.88 per share.

  On May 6, 1996, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically convert into 5,203,465 shares of common stock. Unaudited pro

                         ADEZA BIOMEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock into shares of common stock, is set forth on the accompanying balance sheet.

  On May 6, 1996, the board of directors of the Company authorized the reincorporation of the Company in the State of Delaware to be effective immediately prior to the effectiveness of the Offering and a one-for-2.4 reverse stock split, subject to stockholder approval, in which each 2.4 shares of preferred stock and common stock are split into one share of preferred stock and common stock, respectively. In addition the Company increased the number of authorized common and preferred shares to 22,462,220 shares and 10,00,000 shares, respectively. All the share and per share data in the accompanying financial statements has been adjusted retroactively to give effect to the reverse stock split.

  On May 6, 1996, the Company adopted, subject to stockholder approval, the 1996 Employee Stock Purchase Plan under which 250,000 shares of common stock are reserved for issuance and the 1996 Directors' Stock Option Plan under which 200,000 shares of common stock have been reserved for issuance. No shares have been issued under either plan. The Company also increased the number of shares available under the 1995 Stock Option and Restricted Stock Plan by 560,750 shares.

  On May 9, 1996 and in connection with the Company's market launch of the fFN ELISA Test, the Company granted a warrant to purchase 25,000 shares of common stock at an exercise price of $0.01 per share to a research institution from which Adeza licenses the fetal fibronectin patent. The warrant is not exercisable for a period of one year from the date of this Offering and expires in May 2001. The Company expects to report a non-cash charge of approximately $250,000 in the second quarter of 1996 in connection with the issuance of this warrant.

                      CAN YOU IDENTIFY THE WOMEN AT RISK?


           [PHOTO OF WOMEN OF REPRODUCTIVE AGE AND ONE LITTLE GIRL]


fFN ELISA TEST                           fFN DIPSTICK TEST
FDA Approved Test For Women At           Point-of-Care Rapid Assay
Risk For Premature Birth                 For Premature Birth
- -------------------------------------    ---------------------------------------

[PHOTO OF PRODUCT]                       [PHOTO OF PRODUCT]

Adeza received FDA approval for an       Adeza has developed a dipstick test
ELISA (Enzyme-Linked Immunosorbent       that uses the same biochemical
Assay) test to aid in the diagnosis      indicator as the fFN ELISA format.
of premature birth in symptomatic        This one-step test can be used
women. Adeza is preparing a PMA          at point-of-care for immediate results.
supplement for the use of the assay      United States clinical trials have
in asymptomatic women.                   been initiated.


fFN VERTICAL FLOW TEST                   cFN ELISA TEST
Rapid Assay For Rupture of Amniotic      Immunodiagnostic Test For
Membranes                                Preeclampsia
- -------------------------------------    ---------------------------------------

[PHOTO OF PRODUCT]                       [PHOTO OF PRODUCT]

Adeza has developed a rapid assay to     Adeza has developed an ELISA diagnostic
detect ruptured amniotic membranes.      to confirm severe preeclampsia in
This event usually occurs with the       symptomatic women. Preclinical
onset of labor. This product is          evaluations are in progress the United
available in Japan only.                 States, Europe and Australia.

- --------------------------------------------------------------------------------
THE fFN DIPSTICK TEST, fFN VERTICAL FLOW TEST AND THE cFN ELISA TEST ARE INVESTIGATIONAL DEVICES AND HAVE NOT BEEN APPROVED BY THE FDA FOR MARKETING
IN THE UNITED STATES.
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL    , 1996 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  17
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  24
Management...............................................................  46
Certain Transactions.....................................................  54
Principal and Selling Stockholders.......................................  56
Description of Capital Stock.............................................  59
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  63
Legal Matters............................................................  64
Experts..................................................................  64
Additional Information...................................................  64
Glossary of Terms........................................................  65
Index to Consolidated Financial Statements............................... F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               2,500,000 Shares

                        [LOGO OF ADEZA APPEARS HERE]

                                 Common Stock

                                ---------------

                                  PROSPECTUS

                                ---------------

                      PRUDENTIAL SECURITIES INCORPORATED

                            NEEDHAM & COMPANY, INC.

                          TUCKER ANTHONY INCORPORATED

                                      , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        AMOUNT
                                                                      TO BE PAID
                                                                      ----------
Registration Fee.....................................................  $ 12,888
NASD Filing Fee......................................................     4,238
Nasdaq National Market Listing Fee...................................    41,000
Printing and Engraving Expenses......................................   150,000
Legal Fees and Expenses..............................................   375,000
Accounting Fees and Expenses.........................................   125,000
Blue Sky Qualification Fees and Expenses.............................    15,000
Directors and Officers' Liability Insurance..........................         *
Transfer Agent and Registrar Fees....................................    14,000
Miscellaneous Fees and Expenses......................................    12,874
                                                                       --------
  Total..............................................................  $750,000
                                                                       ========

- --------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").
Article X of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.3 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law and Section 6 of Article VII of the Registrant's Bylaws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on
reasonable terms. Reference is also made to Section   of the Underwriting
Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since April 30, 1993, the Company has sold and issued the following unregistered securities (without payment of any selling commission to any person), as adjusted to give effect to the Company's reincorporation in Delaware pursuant to which one share of Common Stock of the Delaware corporation will be issued for each 2.4 shares of Common Stock of the California corporation:

    (1) The Company has sold and issued 35,693 shares of its Common Stock to directors, officers, employees and consultants pursuant to the exercise of options under the Company's Plan and the Predecessor Plans.

    (2) On September 30, 1994, the Company sold and issued 240,384 shares of its Series F Preferred Stock to Rohto Pharmaceutical Company, Ltd. for an aggregate of $749,999.50 in cash.

    (3) On December 20, 1994, the Company effected a recapitalization, whereby all outstanding shares of its Preferred Stock were converted into and exchanged for shares of a newly created Series 1 Preferred Stock based upon the outstanding series' respective liquidation preferences, and all outstanding shares of Common Stock were subject to a reverse stock split.

    (4) On December 20, 1994, the Company also sold and issued 3,322,893 shares of its Series 2 Preferred Stock directly to, or to funds affiliated with, Aeneas Venture Corporation, Aspen Venture Partners, Asset Management Associates, Charter Venture Capital, Enterprise Partners, Hambrecht & Quist, Indosuez Ventures, Invesco Trust Company, Sutro Investment Partners and Tokos Medical Corporation for an aggregate of $7,974,943.20 in cash.

    (5) On April 30, 1996, the Company issued warrants to purchase 19,608 shares of its Common Stock, exercisable at 85% of the offering price, to certain investors, specifically Aeneas Venture Corporation, Aspen Venture Partners, L.P., Asset Management Associates, BG Services Limited, Charter Ventures II, L.P., Enterprise Partners and STF II, L.P., in connection with a committed line of funding totalling $2,000,000 in cash to the Company from such investors.

    (6) In July 1996, the Company's predecessor California corporation will be reincorporated in Delaware by means of a merger with and into the Delaware corporation, pursuant to which one share of the Common Stock of the Delaware corporation will be issued for each 2.4 shares of Common Stock of the California corporation.

  The sales and issuances of securities in the transaction described in paragraph 1 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The sales and issuances of securities in the transactions described in paragraphs 2, 3, 4 and 5 above were deemed to be exempt from registration under the Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering.

  The transaction described in paragraph 6 was exempt under the Act because no "sale" occurred in connection with such transaction pursuant to Section 2(3) of the Securities Act and Rule 145 thereunder.

  Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. In all such transactions, all recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and all recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant. In addition, certain issuances described in Item 15(a)(1) and (2) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under such Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

    1.1   Form of Underwriting Agreement.
    3.1*  Certificate of Incorporation of Registrant.
    3.2*  Bylaws of Registrant.
    3.3 Form of Amended and Restated Certificate of Incorporation to be filed with the Delaware Secretary of State upon the Company's reincorporation in Delaware.
    4.1   Form of Common Stock Certificate.
    5.1   Opinion of Venture Law Group, A Professional Corporation.
   10.1*  Form of Indemnification Agreement.
   10.2*  1995 Stock Option and Restricted Stock Plan and form of Option
          Agreement.
   10.3*  1996 Employee Stock Purchase Plan and form of Subscription Agreement.
   10.4*  1996 Directors' Stock Option Plan and form of Option Agreement.
   10.5*+ Exclusive Marketing Agreement, dated December 31, 1991, by and between the Company and Tokos Medical Corporation, together with Letter Agreements dated December 20, 1994, January 13, 1995 and May
          8, 1996.
   10.6*+ Exclusive License Agreement, dated August 12, 1992, between the
          Company and the Fred Hutchinson Cancer Research Center, together with the First Amendment to Exclusive License Agreement and Consent dated
          May 9, 1996.
   10.7*  Investors' Rights Agreement, dated December 21, 1994, between the
          Company and certain Shareholders of the Company, together with the First Amendment to the Investors' Rights Agreement dated April 30,
          1996.
   10.8*+ Distribution Agreement, dated December 17, 1990, between the Company and Daiichi Pure Chemicals Co., Ltd., as amended.
   10.9*+ Master Equipment Lease, dated September 29, 1995, between the Company and Phoenix Leasing Incorporated.
   10.10* Industrial Space Lease, dated July 1, 1988, between the Company and
          James R. Bancroft, together with Addenda Nos. 1, 2, 3, 4 and 5.
   10.11* Leastec Master Lease Agreement, dated June 1, 1991, between the
          Company and Leastec Corporation, together with Rental Schedules Nos.
          1, 2, 3, 4 and 5.
   10.12* Security Agreement, dated April 30, 1996, between the Company and the
          Secured Parties thereto.
   10.13* Note and Warrant Purchase Agreement, dated April 30, 1996, between the Company and the Purchasers thereto.
   10.14* Form of Convertible Secured Promissory Note.
   10.15* Form of Stock Purchase Warrant issued April 30, 1996.
   11.1*  Calculation of earnings per share.
   21.1*  Subsidiaries of the Company.
   23.1   Consent of Ernst & Young LLP, Independent Auditors.
   23.2   Consent of Counsel (included in Exhibit 5.1).
   24.1*  Power of Attorney (see page II-5).

- --------

* Previously filed.
+ Certain portions of this Exhibit have been omitted (blacked out) for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

  (B) FINANCIAL STATEMENT SCHEDULES

  The following Schedule has been filed:

    Schedule II--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON THIS 18TH DAY OF JUNE, 1996.

                                          Adeza Biomedical Corporation

                                                    /s/ Daniel O. Wilds
                                          By: _________________________________
                                              DANIEL O. WILDS (PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER)


  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated below:

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
         /s/ Daniel O. Wilds           President and Chief
- -------------------------------------   Executive Officer,      June 18, 1996
          (DANIEL O. WILDS)             and Director
                                        (Principal
                                        Executive Officer
                                        and Director)

                                       Vice President and
     /s/ Emory V. Anderson*             Chief Financial         June 18, 1996
- -------------------------------------   Officer (Principal
         (EMORY V. ANDERSON)            Financial and
                                        Accounting Officer)


       /s/ Nancy S. Amer*              Director                 June 18, 1996
- -------------------------------------
           (NANCY S. AMER)


      /s/ Nancy D. Burrus*             Director                 June 18, 1996
- -------------------------------------
          (NANCY D. BURRUS)


     /s/ Andrew E. Senyei*             Director                 June 18, 1996
- -------------------------------------
         (ANDREW E. SENYEI)


      /s/ Craig C. Taylor*             Director                 June 18, 1996
- -------------------------------------
          (CRAIG C. TAYLOR)


      /s/ Nelson H. Teng*              Director                 June 18, 1996
- -------------------------------------
          (NELSON H. TENG)


*By:   /s/ Daniel O. Wilds
  ---------------------------------
  DANIEL O. WILDS, ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                 (IN THOUSANDS)

                                          BALANCE   CHARGE             BALANCE
                                            AT     TO COSTS            AT END
                                         BEGINNING   AND                 OF
                                         OF PERIOD EXPENSES DEDUCTIONS PERIOD
                                         --------- -------- ---------- -------
Year ended December 31, 1993............   $ 40      $ 25      $--      $ 65
Year ended December 31, 1994............   $ 65      $ 50      $--      $115
Year ended December 31, 1995............   $115      $--       $ 44     $ 71
Three months ended March 31, 1996
 (Unaudited)............................   $ 71      $--       $ 36     $ 35

                               INDEX TO EXHIBITS

 EXHIBIT
 -------
  1.1    Form of Underwriting Agreement.
  3.1*   Certificate of Incorporation of Registrant.
  3.2*   Bylaws of Registrant.
  3.3    Form of Amended and Restated Certificate of Incorporation to be filed with the Delaware Secretary of State upon the Company's
         reincorporation in Delaware.
  4.1    Form of Common Stock Certificate.
  5.1    Opinion of Venture Law Group, A Professional Corporation.
 10.1*   Form of Indemnification Agreement.
 10.2*   1995 Stock Option and Restricted Stock Plan and form of Option
         Agreement.
 10.3*   1996 Employee Stock Purchase Plan and form of Subscription Agreement.
 10.4*   1996 Directors' Stock Option Plan and form of Option Agreement.
 10.5*+  Exclusive Marketing Agreement, dated December 31, 1991, by and between the Company and Tokos Medical Corporation, together with Letter
         Agreements dated December 20, 1994, January 13, 1995 and May 8, 1996.
 10.6*+  Exclusive License Agreement, dated August 12, 1992, between the
         Company and the Fred Hutchinson Cancer Research Center, together with the First Amendment to Exclusive License Agreement and Consent dated
         May 9, 1996.
 10.7*   Investors' Rights Agreement, dated December 21, 1994, between the
         Company and certain Shareholders of the Company, together with the
         First Amendment to the Investors' Rights Agreement dated April 30,
         1996.
 10.8*+  Distribution Agreement, dated December 17, 1990, between the Company and Daiichi Pure Chemicals Co., Ltd., as amended.
 10.9*+  Master Equipment Lease, dated September 29, 1995, between the Company and Phoenix Leasing Incorporated.
 10.10*  Industrial Space Lease, dated July 1, 1988, between the Company and
         James R. Bancroft, together with Addenda Nos. 1, 2, 3, 4 and 5.
 10.11*  Leastec Master Lease Agreement, dated June 1, 1991, between the
         Company and Leastec Corporation, together with Rental Schedules Nos.
         1, 2, 3, 4 and 5.
 10.12*  Security Agreement, dated April 30, 1996, between the Company and the
         Secured Parties thereto.
 10.13*  Note and Warrant Purchase Agreement, dated April 30, 1996, between the
         Company and the Purchasers thereto.
 10.14*  Form of Convertible Secured Promissory Note.
 10.15*  Form of Stock Purchase Warrant issued April 30, 1996.
 11.1*   Calculation of earnings per share.
 21.1*   Subsidiaries of the Company.
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2    Consent of Counsel (included in Exhibit 5.1).
 24.1*   Power of Attorney (see page II-5).

- --------

* Previously filed.

+ Certain portions of this Exhibit have been omitted (blacked out) for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.